Exhibit 10.1

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EQUITY SECURITIES PURCHASE AGREEMENT

DATED AS OF MAY 16, 2022

BY AND AMONG

CIPHERLOC CORPORATION,

AND

SIDECHANNEL, INC.,

AND

THE SELLERS NAMED THEREIN,

AND

BRIAN HAUGLI, AS THE SELLER REPRESENTATIVE

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Equity Securities
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Restrictive Covenant Agreement
Exhibit E	Lock-Up/Leak-Out Agreement
Exhibit F	Form of Designation

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Equity securities PURCHASE AGREEMENT

This Equity securities PURCHASE AGREEMENT (this “Agreement”), dated as of May 16, 2022 is made and entered into by and among CIPHERLOC CORPORATION, a Delaware corporation (“Purchaser”), SIDECHANNEL, INC., a Massachusetts corporation (the “Company”), the Persons listed as Sellers on the signature pages hereof (each a “Seller” and collectively the “Sellers”) and BRIAN HAUGLI as the Sellers’ representative (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

WITNESSETH:

WHEREAS, the Company is engaged in the Business;

WHEREAS, each Seller owns the number and class of equity securities of the Company, which collectively represent all of the issued and outstanding equity securities of the Company, as is set forth adjacent to such Seller’s name on Exhibit B attached hereto;

WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell, transfer, assign, convey and deliver to Purchaser, all of the issued and outstanding equity securities of the Company (the “Equity Securities”) upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, for U.S. federal income Tax purposes, it is intended that the transactions contemplated by this Agreement shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that Purchaser, the Company and Sellers are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I
PURCHASE AND SALE OF THE EQUITY SECURITIES

Section 1.1 Acquisition of Shares. On the terms and subject to the conditions set forth in this Agreement, the Sellers shall exchange, transfer and deliver the Equity Securities to Purchaser, and Purchaser shall acquire the Equity Securities from the Sellers, free and clear of all Encumbrances (other than any restrictions under the Securities Act or other applicable securities laws), which Equity Securities shall represent, in the aggregate, one hundred percent (100%) of the equity securities of the Company on a fully-diluted basis as of the date hereof and as of the Closing.

Section 1.2 Purchase Price. The aggregate consideration to be paid by Purchaser for the Equity Securities (the “Purchase Price”), subject to the post-Closing adjustments provided for herein, shall be (a) one hundred nineteen million eight hundred thousand (119,800,000) shares of common stock of Purchaser, par value $0.001 per share (subject to ratable adjustment for any stock split, reverse stock split or similar event occurring from and after the date of this Agreement) (the “Common Shares”) and (b) one hundred (100) shares of preferred stock of Purchaser, par value $0.001, designated as “Class B Convertible Preferred Stock” (the “Preferred Shares” and, together with the Common Shares, the “Shares”) issued pursuant to, and containing the rights set forth in, a certificate of designation to be filed by Purchaser at or prior to the Closing, the form of which is attached hereto as Exhibit F (the “Certificate of Designation”). The Certificate of Designation shall provide, among other things, that the Preferred Shares (1) entitle the holders thereof to appoint a majority of the members of the Purchaser Board provided that the qualification of such nominees and the number of independent directors on the Purchaser Board shall be consistent with the requirements for a company whose securities are listed on either the New York Stock Exchange or The Nasdaq Stock Market (“Nasdaq”), and (2) are convertible into shares (the “Conversion Shares”) of common stock of the Purchaser, par value $0.001 per share (the “Common Stock”), on a 1-for-1 basis. For the avoidance of doubt, the Purchase Price shall be paid in Shares (and not in cash), which Shares shall be issued in two tranches. The first tranche comprised of (i) 59,900,000 Common Shares (subject to ratable adjustment for any stock split, reverse stock split or similar event occurring from and after the date of this Agreement) (“First Tranche Common Shares”) and (ii) 100 Preferred Shares (the “First Tranche Preferred Shares” and together with the First Tranche Common Shares, the “First Tranche Shares”) shall be issued at Closing. The second tranche comprised of 59,900,000 Common Shares (subject to ratable adjustment for any stock split, reverse stock split or similar event occurring from and after the date of this Agreement) and further adjusted, if applicable, pursuant to Section 2.4 hereof (the “Earn-Out Shares”) shall be issued pursuant to Section 2.3(d). The Shares shall be subject to a Lock-Up/Leak-Out Agreement, substantially in the form attached hereto as Exhibit E (the “Lock-Up/Leak-Out Agreement”), pursuant to which, without the prior written consent of Purchaser, the Sellers shall not directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of the Shares (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition of the Shares in the future), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Shares, make any demand for or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of the Shares or publicly disclose the intention to do any of the foregoing for a period of twenty four (24) months from the Closing; provided, however, (A) the Sellers may, from and after the date that is twelve (12) months after the Closing, sell up to twenty percent (20%) of the shares of the Common Stock then owned by them, and (B) the Lock-Up/Leak-Out Agreement shall terminate and be of no further force or effect on the date that is twenty four (24) months after the Closing, in each case subject to any limitations imposed by applicable securities laws. Each Seller shall receive its Percentage Interest of the Shares as set forth on Exhibit B hereto payable hereunder in respect of the Purchase Price.

Section 1.3 Plan of Reorganization. The parties hereto intend that, for U.S. federal and applicable state and local income tax purposes, the transaction contemplated by this Agreement shall qualify as a tax-deferred reorganization within the meaning of Section 368 of the Code, that Purchaser, the Company and Sellers are parties to such reorganization within the meaning of Section 368(b) of the Code, and that this Agreement constitutes a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g).

ARTICLE II
CLOSING

Section 2.1 The Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, located at 30 Rockefeller Plaza, 39th Floor, New York, NY 10112, on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE IX (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date as is mutually agreeable to Purchaser and the Seller Representative on behalf of the Sellers (the “Closing Date”), and shall be deemed effective as of 12:01 a.m. Eastern time on the Closing Date. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email transmission to the respective offices of legal counsel for the parties hereto of the requisite documents, duly executed where required, delivered upon actual confirmed receipt. The parties hereto acknowledge and agree that all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously on the Closing Date, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.2 The Closing Transactions. On the Closing Date, Purchaser and the Seller Representative on behalf of the Sellers shall make such other deliveries as are required by ARTICLE III.

Section 2.3 Manner of Payment. The Purchase Price shall be paid to the Sellers as follows:

(a) Purchaser shall (i) issue to each Seller stock certificates (which may be done electronically by book entry if available) evidencing (A) the number of First Tranche Common Shares set forth for such Seller in Exhibit B (each, a “Closing Common Stock Certificate”) and (B) the number of First Tranche Preferred Shares set forth for such Seller in Exhibit B (each, a “Closing Preferred Stock Certificate”) and (ii) deliver a Closing Common Stock Certificate and a Closing Preferred Stock Certificate to each Seller at the Closing. If the Closing Common Stock Certificates and the Closing Preferred Stock Certificates are in physical form, then each Seller shall return their respective Closing Common Stock Certificate and a Closing Preferred Stock Certificate to Purchaser from time to time to reflect any cancellation and/or re-issue of Shares pursuant to Article VII.

(b) In the event that the Closing occurs, and the Milestone is deemed achieved by the Seller Representative on or prior to the forty eight (48) month anniversary of the date of this Agreement, the Seller Representative shall promptly following the achievement of the Milestone deliver to Purchaser a statement (the “Earn-Out Statement”) setting forth Seller Representative’s calculation of the Milestone in substantially the form of Schedule II. During the ten (10) Business Day period following delivery of the Earn-Out Statement, Purchaser may object to the Earn-Out Statement by delivering written notice thereof to Seller Representative (an “Earn-Out Objection Notice”) setting forth Purchaser’s proposed calculation of the Earn-Out Shares.

(c) If no Earn-Out Objection Notice is delivered to Seller Representative on or before the end of the ten (10) Business Day period beginning on the first day following the date on which the Earn-out Statement is delivered to the Purchaser (the first day following the end of such ten (10) Business Day period being hereinafter the “Earnout Date”) or if Purchaser delivers to Seller Representative notice of acceptance of the Earn-Out Statement, then the Earn-Out Statement shall become final and binding on the parties on the Earnout Date or, if earlier, the Purchaser delivers notice of acceptance of the Earn-out Statement to the Seller Representative. If an Earn-Out Objection Notice is delivered to the Seller Representative prior to the Earnout Date, Purchaser and Seller Representative shall negotiate in good faith to come to a mutually agreeable resolution to any objections set forth in the Earn-Out Objection Notice, and any such resolution shall be final and binding on the parties (the date of any such resolution, if the determination finds that the Milestone has been met, the “Resolution Date”). If Purchaser and Seller Representative are unable to reach agreement within five (5) Business Days after an Earn-Out Objection Notice has been delivered to Buyers, Purchaser and Seller Representative shall submit all unresolved objections (“Unresolved Earn-Out Objections”) to an arbitrator. The dispute resolution procedures set forth in Section 11.14 shall apply to the resolution of the Unresolved Earn-Out Objections, mutatis mutandis. The determination of the arbitrator shall be final and binding on the parties, absent fraud or manifest error (the date of such determination, if the determination finds that the Milestone has been met, the “Determination Date”). If the resolution agreed to by the Purchaser and Seller Representative on the Resolution Date or the determination made by the arbitrator on the Determination Date finds that the Milestone has been met, then the Earn-Out Shares shall be delivered to the Sellers within thirty (30) days of the Resolution Date or Determination Date, as applicable.

(d) Any and all Earn-Out Shares shall be retained by the Purchaser until the earliest to occur of the Earnout Date (if no Earnout Objection Notice has been delivered pursuant to subsection (c)), the Resolution Date, or the Determination Date (such date, the “Release Date”) and, during the period of such retention, shall be deemed “Holdback Shares” for purposes of this Agreement. On the Release Date, any Holdback Shares shall be issued to the Sellers pro rata (based on Exhibit B hereto) within fifteen (15) Business Days of thereof. If as of the Release Date, there are actual or pending claims under Article VII that, in the aggregate, have a potential value (as calculated in accordance with Article VII) that exceeds the Basket Amount (defined below), Holdback Shares with a value equal to the amount by which the potential liability exceeds the Basket Amount (assuming a per Share price of $0.18) will continue to be held by the Purchaser pending the resolution of such claims. Any Holdback Shares remaining after the resolution and payment of all such claims shall within fifteen (15) Business Days thereafter be issued to the Sellers pro rata (based on Exhibit B hereto).

(e) In the event that no Earn-Out Statement shall have been delivered to the Purchaser by the Seller Representative by the end of the ten (10) Business Day period beginning on the forty eight (48) month anniversary of the date of this Agreement, the Earn-Out Shares shall automatically be cancelled without any consideration owed to any Seller in respect of such Earn-Out Shares and without the need for any action by Purchaser, the Sellers or any other Person.

(f) In the event that any Seller is required to return Common Shares to Purchaser pursuant to the terms of this Agreement, each such Seller agrees to take all such actions as are reasonably necessary to promptly effect such return.

Section 2.4 Closing Statement.

(a) Definitions. As used herein:

(i) “Accounting Principles” means GAAP and, to the extent not inconsistent with GAAP, the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end.

(ii) “Cash on Hand,” as of any time means the amount equal to the bank balance of all unrestricted cash, cash equivalents and marketable securities held by the Company at such time minus, without duplication, the following: (A) any issued but uncleared checks and wires issued by the Company as of the Closing; (B) cash overdrafts and other negative balances of unrestricted cash and cash equivalents in any bank account of the Company as of such time; and (C) cash that is being held on behalf of customers and represents a liability to such customers as of such time. Cash may be a positive or negative number. Cash, cash equivalents and marketable securities shall be deemed unrestricted as of the relevant time only if at such time it is (1) not subject to restrictions or limitations on use either by obligations or commitment to third parties (including security deposits made by the Company and cash securing letters of credit or other payment obligations) or for regulatory or legal purposes and (2) held in the United States.

(iii) “Closing Company Net Cash” means the Company Net Cash as of the Closing.

(iv) “Closing Company Transaction Expenses” means Company Transaction Expenses that remain unpaid as of immediately prior to the Closing (but inclusive of all amounts that will or may become due at or following the Closing wholly or partially by reason of the Transaction).

(v) “Company Net Cash” means, as of any date of determination, (A) the Cash on Hand as of such date plus (B) all accounts receivable of the Company (not aged more than 30 days), minus (C) all accounts payable and accrued expenses (excluding all Company Transaction Expenses) of the Company, minus, (D) redemption notes payable all as set forth on the balance sheet of the Company prepared pursuant to the Accounting Principles.

(vi) “Company Transaction Expenses” means the aggregate amount of (A) all fees and expenses incurred by the Company in connection with the negotiation, preparation, execution and performance of this Agreement and the Related Agreements, and the Transaction, including all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, (B) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment other than a result of any action or inaction by the Purchaser following Closing) the consummation of the Transaction, this Agreement or any Related Agreement (including such amounts payable to any employee of the Company at the election of such employee pursuant to any such arrangements) and (C) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the Transaction.

(vii) “GAAP” means generally accepted accounting principles in the United States.

(b) Closing Statement.

(i) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Seller Representative a written statement (the form and substance of which shall be subject to Seller Representative’s approval, which approval shall not be unreasonably withheld) (the “Closing Statement”) setting forth as of the Closing Date (i) a balance sheet of the Company as of the Closing prepared in accordance with the Accounting Principles, (ii) the Closing Company Transaction Expenses, (iii) the Closing Company Net Cash and (iv) a schedule setting forth the number of Shares allocable to each Seller as determined pursuant to Section 2.4(b)(iv). “Working Capital” shall equal the Closing Company Net Cash on the Closing Statement minus the Closing Company Transaction Expenses in the Closing Statement. The “Closing Shortfall” shall mean the amount, if any, by which Working Capital is less than Target Working Capital. The “Closing Excess” shall mean the amount, if any, by which Working Capital is greater than Target Working Capital.

(ii) Dispute. Within thirty (30) days following receipt by the Seller Representative on behalf of the Sellers of the Closing Statement (the “Review Period”), the Seller Representative on behalf of the Sellers shall deliver written notice (the “Dispute Notice”) to Purchaser as provided under Section 11.4 of any dispute it has with respect to the preparation or content of the Closing Statement, setting forth in such notice the objection or objections of the Seller Representative on behalf of the Sellers to the proposed Closing Statement with reasonable particularity, supporting documentation and the specific changes or adjustments which the Seller Representative on behalf of the Sellers claims are required to be made thereto, and the particular departures from any item set forth in the Closing Statement. During the Review Period, the Seller Representative on behalf of the Sellers shall have access to the relevant books and records of the Company and work papers prepared by the Company and/or the Company’s accountants and the personnel of the Company who have knowledge regarding the preparation of the Closing Statement, and such historical financial information (to the extent in the Company’s possession) relating to the Closing Statement as the Seller Representative on behalf of the Sellers may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Dispute Notice, provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Company or Purchaser and its Affiliates. If the Seller Representative on behalf of the Sellers does not notify Purchaser of a dispute with respect to the Closing Statement within such Review Period in accordance with the provisions of this Section 2.4(b)(ii) and Section 11.4, then the Closing Statement will be final, conclusive and binding on the parties.

(iii) In the event of the delivery of a Dispute Notice, Purchaser and the Seller Representative on behalf of the Sellers shall negotiate in good faith to resolve such dispute. If Purchaser and the Seller Representative on behalf of the Sellers, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after delivery by the Seller Representative on behalf of the Sellers of a Dispute Notice, then Purchaser and the Seller Representative on behalf of the Sellers jointly shall engage an independent accounting firm of national repute other than Sellers’, Purchaser’s or the Company’s accountants (the “Arbitration Firm”) to act as arbiter, and not for independent review. The scope of any dispute to be resolved by the Arbitration Firm shall be limited only to the objections set forth in the Dispute Notice and except for the foregoing matters and as provided on fees below, such Arbitration Firm shall not and is not to make any further determination regarding the Closing Statement. As promptly as practicable thereafter, but no later than fifteen (15) days from the date of engaging the Arbitration Firm, Purchaser and the Seller Representative on behalf of the Sellers shall each prepare and submit a presentation to the Arbitration Firm in support of such party’s position with respect to the matters contained in the Dispute Notice. The Arbitration Firm shall permit Purchaser and the Seller Representative on behalf of the Sellers to respond in writing to such presentations, it being understood that the submitting party shall concurrently provide a copy of such response to the Arbitration Firm for distribution to the other party. In connection with the resolution of the objections set forth in the Dispute Notice, there shall be no hearings or oral examinations, testimony, depositions, discovery or other similar proceedings, unless requested by the Arbitration Firm; provided that, there shall be no document discovery, depositions or other required disclosures, and the evidence that shall be considered by the Arbitration Firm shall be limited to that which is set forth in the parties’ submissions and not any independent investigation, consultation or review by the Arbitration Firm. The Arbitration Firm shall render its decision as promptly as practicable on the dispute in writing to Purchaser and the Seller Representative on behalf of the Sellers, together with a revised Closing Statement reflecting its decision. In so rendering such decision, the Arbitration Firm shall not consider any item other than objections set forth in the Dispute Notice and shall not assign a value to any such objection that is greater than the highest value nor lower than the lowest value of such objection set forth in the Dispute Notice. The Arbitration Firm’s decision shall be final and binding upon all parties hereto and judgment may be entered on the award. The Closing Statement, as revised pursuant to the Arbitration Firm’s decision, shall be final and binding upon all parties hereto. Until the Arbitration Firm allocates its fees and expenses pursuant to the next sentence, its fees and expenses shall be equally borne by Purchaser and the Seller Representative on behalf of the Sellers. Upon rendering a decision, the Arbitration Firm shall allocate the fees and expenses of the Arbitration Firm between Purchaser, on the one hand, and the Seller Representative on behalf of the Sellers, on the other hand, based on the percentage by which the portion of the contested amount not awarded to Purchaser, on the one hand, and the Seller Representative on behalf of the Sellers, on the other hand, bears to the amount actually contested by the parties. After the Arbitration Firm determines such allocation, Purchaser, on the one hand, and the Seller Representative on behalf of the Sellers, on the other hand, shall pay such fees and expenses that have not yet been paid to the Arbitration Firm in accordance with such allocation and, to the extent that Purchaser or the Seller Representative on behalf of the Sellers has paid to the Arbitration Firm an amount in excess of the amount the Arbitration Firm allocated to it pursuant to the foregoing sentence, Purchaser or the Seller Representative on behalf of the Sellers, as the case may be, shall reimburse to the Seller Representative on behalf of the Sellers or Purchaser, as applicable, the amount of such excess.

(iv) Adjustment. Within fifteen (15) Business Days after the date on which the Closing Statement is finalized pursuant to Section 2.4(b)(ii) or Section 2.4(b)(iii) (A) in the event that there is a Closing Shortfall, the number of Earnout Shares potentially issuable shall be reduced by a number of shares equal to the Closing Shortfall divided by $0.18 (such number of shares, rounded up to the closest whole number, the “Share Adjustment Deficit Amount”). and (B) in the event there is a Closing Excess, the number of Earnout Shares potentially issuable shall be increased by a number of shares equal to the Closing Excess divided by $0.18 (such number of shares, rounded up to the closest whole number, the “Share Adjustment Excess Amount”).

(v) Indemnification Not Affected. Neither Purchaser’s nor the Sellers’ rights to indemnification pursuant to ARTICLE VII shall be deemed to limit, supersede or otherwise affect or be limited, superseded or otherwise affected by Purchaser’s or the Sellers’ rights under this Section 2.4.

ARTICLE III
CLOSING DELIVERABLES

Section 3.1 Sellers’ Closing Deliverables. The Seller Representative on behalf of the Sellers shall deliver, or cause to be delivered, at Closing to Purchaser the following (each, in form and substance or reasonably satisfactory to Purchaser):

(i) stock transfer powers accompanied by any physical stock certificates that exist representing all the Equity Securities, free and clear of all Encumbrances, duly executed by the Sellers;

(ii) resignations, in form reasonably satisfactory to Purchaser, of all of the directors of the Company and those officers of the Company identified in writing by Purchaser, effective as of the Closing Date;

(iii) a certificate of the Company executed by an authorized officer of the Company and dated as of the Closing Date, certifying on behalf of the Company that each of the conditions set forth in Sections 9.1(a), 9.1(b) and 9.1(d) has been satisfied in all respects;

(iv) a certificate executed by an authorized officer of the Company, dated as of the Closing Date, certifying: (i) the Governing Documents of the Company, including all amendments thereto, certified by the Secretary of State of the state of formation or incorporation of the Company, (ii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party, and (iii) any and all board, shareholders and other consents or other actions taken by the Company’s board of directors, any committee thereof or its shareholders between the Agreement Date and the Closing Date or in connection with the Transaction;

(v) a certificate of good standing of the Company issued by the Secretary of State of the Company’s jurisdiction of incorporation, dated within seven (7) Business Days of the Closing Date;

(vi) consents to the Transaction duly executed by the third parties to the Contracts set forth on Section 3.1(vi) of the Disclosure Letters;

(vii) evidence that all outstanding Debt of the Company has been repaid in full and evidence of the release of all Encumbrances on the Company’s assets, and UCC financing statements and any other termination statements related thereto, and termination of all related security agreements and commercial guarantees;

(viii) a properly executed IRS Form W-9 from each Seller;

(ix) evidence of the termination of the Contracts and Related Party Agreements listed on Section 3.1(ix) of the Disclosure Letters and repayment and discharge of any Debt owed to the Company by any employee, officer, director or Affiliate of the Company;

(x) revised bank access cards providing executives identified by Purchaser with access and control upon Closing over the accounts referenced in Section 5.26 of the Disclosure Letters from and after Closing;

(xi) a tail policy with respect to the Company’s cyber insurance coverage covering the period through the Closing;

(xii) employment agreements with the Purchaser duly executed by each Key Person, substantially in the form attached hereto as Exhibit C (collectively, the “Employment Agreements”);

(xiii) restrictive covenant agreements, substantially in the form attached hereto as Exhibit D (collectively, the “Restrictive Covenant Agreements”) duly executed by each Seller and the Company;

(xiv) assignment to the Company of the domain names set forth on Section 3.1(xiv) of the Disclosure Letters;

(xv) counterparts of all other agreements, documents and instruments required to be delivered at or prior to Closing by the Seller Representative on behalf of the Sellers pursuant to this Agreement or any of the Related Agreements, duly executed by such Seller Representative on behalf of the Sellers and all other documentation reasonably requested by Purchaser or its counsel;

(xvi) the Lock-Up/Leak-Out Agreement duly executed by each Seller;

(xvii) mutually satisfactory spousal consents as needed pursuant to the applicable law to which each Seller is subject; and

(xviii) Any and all documentation required to appoint the Designated Directors pursuant to Section 9.2(d) including, without limitation, Purchaser’s standard D&O questionnaires.

Section 3.2 Purchaser’s Closing Deliverables. Purchaser shall deliver (or cause to be delivered) at Closing to the Seller Representative on behalf of the Sellers the following (each, in form and substance reasonably satisfactory to the Seller Representative on behalf of the Sellers):

(i) a certificate of Purchaser executed by an authorized officer of Purchaser and dated as of the Closing Date, certifying on behalf of Purchaser that each of the conditions set forth in Sections 9.2(a) and 9.2(b) has been satisfied in all respects;

(ii) a counterpart of the Employment Agreements, each duly executed on behalf of the Company;

(iii) delivery of the First Tranche Shares and the Closing Common Stock Certificates and the Closing Preferred Stock Certificates, as maybe requested by the Sellers, to each of the Sellers;

(iv) evidence of the filing of the Certificate of Designation with the Delaware Secretary of State;

(v) resolutions of the Purchaser Board taking all necessary action to (i) file the Certificate of Designation with the Delaware Secretary of State and allow the Sellers to appoint the directors of Purchaser as set forth in the Certificate of Designation as soon as is practicable following the Closing and (ii) establish that the number of individuals serving as directors on the Purchaser Board is six (6) and that the four (4) directors appointed by the Sellers pursuant to their rights as holders of the Preferred Shares under the Certificate of Designation represent a majority of the Purchaser Board following the Closing; and

(vi) counterparts of all other agreements, documents and instruments required to be delivered at or prior to Closing by Purchaser pursuant to this Agreement or any of the Related Agreements, duly executed by Purchaser and all other all other documentation reasonably requested by the Seller Representative on behalf of the Sellers, or their counsel.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, for and on behalf of himself, herself or itself, hereby represents and warrants to Purchaser that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Letters delivered by the Sellers independently and concurrently with the execution of this Agreement, the sections of which set forth exceptions to, or otherwise qualify, the correspondingly numbered sections of this Agreement (the “Disclosure Letters”). Any reference in this ARTICLE IV to an agreement or right being “enforceable” shall be deemed to be qualified to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether applied in a Proceeding at law or equity).

Section 4.1 Organization; Power. Such Seller is an individual and a citizen of the United States of America. Such Seller has all requisite power and authority (a) to execute and deliver this Agreement and the Related Agreements to which it is a party, (b) to carry out its obligations hereunder and thereunder, (c) to comply with and fulfill the terms of this Agreement and the Related Agreements to which it is party and (d) to consummate the Transaction. Such Seller has all requisite power, competence and authority, and has taken all action necessary (including acquiring any necessary spousal consents), (1) to execute and deliver this Agreement and the Related Agreements to which he or she is a party (2) to carry out his or her obligations hereunder and thereunder, (3) to comply with and fulfill the terms of this Agreement and the Related Agreements to which he or she is a party and (4) to consummate the Transaction.

Section 4.2 Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement and the other Related Agreements to which such Seller is a party have been authorized and no further actions (including acquiring any necessary spousal consent) are necessary to authorize the execution, delivery or performance by such Seller of this Agreement and each of the Related Agreements to which he or she is a party. This Agreement has been, and each other Related Agreement to which such Seller is a party has been, duly authorized, executed and delivered by such Seller and constitutes such Seller’s legal, valid and binding obligation enforceable against such Seller in accordance with its terms.

Section 4.3 Title to the Equity Securities and Related Matters. Such Seller has good and marketable title to, and is the record and beneficial owner of, all of the Equity Securities set forth adjacent to such Seller’s name on Exhibit B attached hereto, free and clear of all Encumbrances or any restrictions on transfer (other than any restrictions under the Securities Act or other applicable securities Laws). Such Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Equity Securities set forth adjacent to such Seller’s name on Exhibit B attached hereto, and the instruments of assignment and transfer to be executed and delivered by such Seller to Purchaser at the Closing shall be valid and binding obligations of such Seller. At the Closing, such Seller shall transfer to Purchaser good and marketable title to the Equity Securities set forth adjacent to such Seller’s name on Exhibit B attached hereto, free and clear of all Encumbrances or any restrictions on transfer (other than any restrictions under the Securities Act or other applicable securities Laws).

Section 4.4 No Conflict; Required Filings and Consents. The execution, delivery and consummation of this Agreement by such Seller and each Related Agreement to which such Seller is a party, does not, and the performance of this Agreement and such Related Agreements will not, (a) violate, in any material respect, any Law applicable to such Seller or which affects the Equity Securities; (b) (i) require any consent or approval or (ii) violate or result in any breach of or constitute (with or without due notice or the passage of time or both) a default under any judicial consent, order, decree or any Contract to which such Seller is a party or to which the Equity Securities are subject; or (c) result in the imposition of any Encumbrance or restriction on the Equity Securities (with or without due notice or the passage of time or both).

Section 4.5 Litigation. There are no Proceedings pending or threatened against or affecting such Seller, which would affect the ability of such Seller to consummate the Transaction. There are no currently existing events, facts or circumstances which could be expected to form the basis for any Proceeding or order or decree of any court or Governmental Entity which would affect the ability of such Seller to consummate the Transaction.

Section 4.6 Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement and the Related Agreements or with the Transaction as a result of any actions or commitments of such Seller.

Section 4.7 Investment Representations.

(a) Such Seller acknowledges that the issuance of the Shares (including the Conversion Shares) has not been reviewed by the SEC because it is intended to be a non-public issuance pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Shares (including the Conversion Shares) that such Seller will acquire pursuant hereto will be acquired for investment only and not with a view of any distribution thereof that would violate the Securities Act or any applicable state securities laws.

(b) Such Seller understands that the Shares (including the Conversion Shares) have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration becomes or is available. Such Seller will not distribute any of the Shares (including the Conversion Shares) in violation of the Securities Act or any applicable state securities laws.

(c) (i) Such Seller is financially able to hold the Shares for long-term investment, (ii) such Seller recognizes that there are substantial risks involved in the acquisition of the Shares, including risk of loss of the entire amount of such investment, and (iii) such Seller can bear the economic risk of the acquisition of the Shares and the loss of the entire amount of the investment.

(d) Such Seller confirms that it (i) is familiar with Purchaser, (ii) has been given the opportunity to ask questions of the officers and directors of Purchaser and to obtain (and has received to such Seller’s satisfaction) such information about the business and financial condition of Purchaser as such Seller has reasonably requested and (iii) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of acquiring the Shares.

(e) In formulating a decision to acquire the Shares, such Seller (i) has relied solely upon an independent investigation of Purchaser and upon consultations with such Seller’s legal and financial advisors with respect to this Agreement and the nature of this investment and (ii) has not relied on any oral or written representations or warranties of Purchaser other than those representations and warranties set forth in Article VI.

(f) Such Seller is an accredited investor within the meaning of Regulation D under the Securities Act.

(g) Such Seller is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (each event so described, a “Disqualification Event”).

Section 4.8 Legends. Such Seller understands that any certificates or book-entry positions evidencing the Shares (including the Conversion Shares) will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Shares)

[NEITHER THIS SECURITY NOR] THE SECURITIES [FOR WHICH THIS SECURITY IS CONVERTIBLE/REPRESENTED HEREBY] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Sellers jointly and severally hereby represent and warrant to Purchaser that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Letters, the sections of which set forth exceptions to, or otherwise qualify, the correspondingly numbered sections of this Agreement. Any reference in this ARTICLE V to an agreement or right being “enforceable” shall be deemed to be qualified to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether applied in a Proceeding at law or equity).

Section 5.1 Organization; Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Massachusetts. The Company is qualified as a foreign entity to transact business and is in good standing in each of the jurisdictions listed on Section 5.1 of the Disclosure Letters and is not required to be qualified as a foreign corporation in any other jurisdictions. The Company is in neither violation nor default of any of the provisions of its Governing Documents. The Company has all requisite corporate and/or organizational power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted and currently proposed to be conducted.

Section 5.2 Authorization and Validity of Agreement. The Company has all requisite organizational power and authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of each of this Agreement and the Related Agreements to which the Company is a party and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary organizational action of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance by it of this Agreement and each of the Related Agreements to which it is a party. Each of this Agreement and the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and constitutes the Company’s valid and binding obligation, enforceable against the Company in accordance with its terms.

Section 5.3 Capital Structure of the Company.

(a) The capitalization of the Company as of the date hereof is as set forth on Section 5.3 of the Disclosure Letters.

(b) Except as set forth on Section 5.3 of the Disclosure Letters, (i) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement, (ii) there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the common stock of the Company (the “Company Shares”), or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional Company Shares or securities of the Company which would entitle the holder thereof to acquire at any time the Common Shares, including, without limitation, any debt, preferred stock, right option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Company Shares.

(c) Except as set forth on Section 5.3 of the Disclosure Letters, (i) there are no outstanding securities or instruments of the Company with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company, (ii) there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company, and (iii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(d) All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities, except as set forth on Section 5.3 of the Disclosure Letters. No further approval or authorization of any stockholder, the board of directors of the Company or others is required for the sale of the Company Shares. There are no stockholders’ agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Sellers.

(e) The Company has no Subsidiaries. The Company does not directly or indirectly own any equity, Debt or similar interest in, or any interest convertible into or exchangeable for, at any time, any equity or similar interest in any other Person.

Section 5.4 No Conflict or Violation. The execution, delivery, consummation and performance of this Agreement and each of the Related Agreements by the Company and the Sellers do not and shall not: (a) violate or conflict with any provision of the Governing Documents of the Company, (b) violate any provision of Law applicable to the Company, (c) violate or result in a breach of or constitute (with or without due notice or the passage of time, or both) a default under any judicial consent, order, or decree to which the Company is a party, or by which any assets or properties of the Company may be bound, (d) conflict with, result in a breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the acceleration or triggering of any right of any party under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any material Contract to which the Company is a party, or by which any material assets or properties of the Company may be bound, or (e) result in the imposition of any Encumbrance or restriction on the Equity Securities or any material assets or properties of the Company (with or without due notice or the passage of time, or both).

Section 5.5 Consents and Approvals. Except for the FINRA Approval, no consent, waiver, authorization or approval of any Governmental Entity, or any other Person, or declaration or notice to or filing or registration with any Governmental Entity or other Person, is required in connection with the consummation of the Transaction.

Section 5.6 Books and Records; Financial Statements; No Undisclosed Liabilities.

(a) The books and records (including electronically kept records) of the Company made available to Purchaser are complete, accurately and fairly reflect the assets, liabilities, financial condition and results of operations of the Company as of the date indicated thereon, have been prepared in accordance with the books and records of the Company and its historical accounting practices, consistently applied, and have been maintained in accordance with sound business practices and applicable Laws. The minutes of the Company contain records of all board of directors (or committees thereof) and shareholder meetings of the Company.

(b) Attached hereto as Section 5.6(b) of the Disclosure Letters are true, correct and complete copies of (i) the audited financial statements of the Company as of and for the years ended September 30, 2021 and September 30, 2020, which are comprised of the balance sheets as of September 30, 2021 and September 30, 2020, and the related statements of income, shareholders’ equity and cash flows of the Company for the years then ended and (ii) the unaudited financial statements of the Company for the 6 months ended March 31, 2022, March 31, 2021 and March 31, 2020, which are comprised of the balance sheets and the related statements of income, shareholders’ equity and cash flows of the Company for the 6 month period then ended (collectively, the “Financial Statements”).

(c) All of the Financial Statements have been prepared in accordance with the Accounting Principles and from the books and records of the Company and its historical accounting practices, consistently applied, and fairly present, in all material respects, the financial position, results of operation, shareholders’ equity and cash flows of the Company for the periods covered and as of the respective dates.

(d) There are no Liabilities against, relating to or affecting the Company except for (i) Liabilities disclosed, recorded or reserved against in the Financial Statements, each of which such Liabilities were incurred in the Ordinary Course of Business, and (ii) current Liabilities of the type set forth in the Financial Statements arising since September 30, 2021 (the “Balance Sheet Date”) in the Ordinary Course of Business (other than Liabilities for breach of Contract or warranty claims), none of which are material, individually or in the aggregate, to the Company.

Section 5.7 Controls and Procedures. The Company maintains a system of internal accounting controls and procedures appropriate for its size and the industry in which it operates that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of its financial statements in accordance with the Accounting Principles, including that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles and in accordance with the books and records and historical accounting practices of the Company, consistently applied, and to maintain asset accountability. The Company has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the management of the Company or any Personnel who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8 Tax Matters.

(a) Section 5.8(a) of the Disclosure Letters sets forth the Tax entity classification of the Company for U.S. federal and applicable state, local and non-U.S. income Tax purposes. The Company uses, and has since its inception used, the accrual method of accounting for Tax purposes.

(b) The Company has filed or caused to be filed all income and other material Tax Returns with respect to Taxes that are or were required to be filed pursuant to applicable Law. All such Tax Returns filed by the Company were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. The Company has timely paid all Taxes (whether or not shown on any Tax Returns) required to be paid by it and made adequate provisions for the Taxes not yet due and payable. The Company has not filed any written application with any Governmental Entity for any extension of time within which to file any Tax Return and the Company has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity.

(c) The unpaid Taxes of the Company: (i) did not, as of the Balance Sheet Date exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(d) No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(f) The Company has delivered or made available to Purchaser true, correct and complete copies of all income and other material Tax Returns filed by the Company since January 1, 2018. None of the Sellers or the Company has reason to expect that any Governmental Entity will assess any additional Taxes for any period for which Tax Returns have been filed. There are no pending or, to the Knowledge of the Company, threatened audits, assessments, disputes, claims or Proceedings concerning any Taxes of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) involving the Company.

(h) The Company does not have any Liability for Taxes of any other Person under state, local or foreign Tax Law, as a transferee or successor, by Contract or otherwise.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the Transaction or any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election under Section 108(i) or Section 965 of the Code; (vi) amounts earned on or before the Closing Date pursuant to Section 951 or Section 951A of the Code, (vii) debt instrument held by the Company on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code, or (viii) amounts recharacterized under Code Section 952(c)(2) as a result of any reduction described in Section 952(c)(1)(A) of the Code on or prior to the Closing Date.

(j) The Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(l) The Company has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b). No Tax Return filed by the Company contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or other foreign tax requirements.

(m) The Company has not acquired the assets of another Person in a transaction in which gain or loss was not recognized in whole or in part.

(n) The Company has withheld and paid all Taxes required by Law or agreement to have been withheld and paid by it in connection with any amounts paid by it, if any, to its employees and independent contractors (including distributors), to any creditor, to any equity owner or otherwise.

(o) The Company has properly treated all independent contractors who have rendered services to it as non-employees for all federal, state, local and foreign Tax purposes.

(p) The Company has not requested or received any ruling or written advice from any Governmental Entity related to Taxes, the receipt or non-receipt of which is likely to impact the Taxes of the Company, Purchaser or any Affiliate thereof after the Closing Date.

(q) The Company will not be required to include any amount in income pursuant to Section 965 of the Code (including Section 965(h) of the Code) for any Tax period (or portion thereof) beginning after the Closing Date.

(r) All transactions or arrangements made by the Company with its Affiliates have been made on arm’s-length terms and in accordance with all applicable transfer pricing rules and are supported by appropriate transfer pricing documentation in compliance with all applicable Laws.

(s) The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or other applicable Law, (ii) claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act (as amended by the Consolidated Appropriations Act, 2021), (iii) deferred the employee-portion of any payroll Taxes under the Payroll Tax Executive Order, or similar legislation, orders or guidance, or (iv) extended any of the foregoing benefits under the American Rescue Plan Act of 2021.

(t) The Company has not ever executed or entered into with any Governmental Entity any private letter ruling request or private letter ruling from the IRS (or any comparable ruling from any other Tax authorities).

(u) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has become subject to Tax jurisdiction in a country other than the country of its formation or incorporation.

Section 5.9 Absence of Certain Changes. Since the Balance Sheet Date, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Company Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in Purchaser’s financial statements pursuant to the Accounting Principles, and (c) there has not been any:

(a) Material damage or destruction affecting the material assets or properties of the Company;

(b) change in the accounting policies, procedures or methodologies of the Company, other than as required by Law or GAAP;

(c) sale or transfer of any material asset of the Company, whether tangible or intangible, except (i) in the Ordinary Course of Business or (ii) as required pursuant to the transactions contemplated by this Agreement or the Related Agreement;

(d) mortgage, pledge or imposition of any Encumbrances (except for Permitted Encumbrances) on any assets of the Company;

(e) declaration or payment of any distribution in respect of any equity securities of the Company, other than distributions of Cash on Hand made to the Sellers in an amount that would not cause the Working Capital to be reduced to an amount less than the Target Working Capital;

(f) change in the Company’s authorized or issued equity securities, grant of any stock option or right to purchase any equity securities of the Company or issuance of any security convertible or exercisable into such equity securities;

(g) direct or indirect purchase, redemption, issuance, or other acquisition or disposition by the Company of any of its Debt or equity securities;

(h) increase in the salary, benefits or other compensation payable to any Personnel (other than normal recurring salary or wage increases of no more than eight percent (8%) per Personnel in the Ordinary Course of Business for Personnel whose base salary, after such increase, was no greater than $120,000, or new commitment to pay any bonus or any other incentive compensation grant (including equity awards) to any current or former Personnel, or other additional salary, benefits or compensation to any Personnel, or any entry into, grant, adoption, amendment or termination of any Employee Plan in any manner, except as otherwise required by Law (other than entry into any offer letter or Contract providing for “at will” employment in the Ordinary Course of Business which does not contain any severance rights);

(i) incurrence of any capital expenditure, obligation or other Liability in connection therewith by the Company other than in the Ordinary Course of Business and not in excess of Fifty Thousand Dollars ($50,000);

(j) acquisition by the Company of a Person (including by merger, consolidation or stock purchase), or any acquisition of a substantial portion of the assets of any business of any other Person;

(k) discharge or satisfaction by the Company of any material Encumbrance or material Liability, other than Liabilities or Encumbrances discharged or satisfied in the Ordinary Course of Business or pursuant to the transactions contemplated under this Agreement or the Related Agreements;

(l) amendment to the Governing Documents of the Company;

(m) incurrence, assumption or prepayment of any Debt by the Company other than in the Ordinary Course of Business;

(n) assumption, guarantee, endorsement or otherwise becoming liable or responsible, whether directly, contingently or otherwise, by the Company for the Debt of any other Person;

(o) loans, advances, capital contributions to, or investments in, any other Person;

(p) entry into, amendment to or termination of, or waiver of any rights under, any Contract that would have been a Material Contract if in effect on the date hereof or on the Closing Date;

(q) initiation, settlement or compromise by or against the Company of any pending or threatened Proceeding;

(r) making, changing or rescinding by the Company of any material election relating to Taxes, settlement or compromise by the Company of any Proceeding, claim, investigation, or audit controversy relating to Taxes, consent by the Company to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, filing by the Company of any Tax Return other than in accordance with past practice, amendment of any Tax Return by the Company or, except as required by applicable Law or the Accounting Principles, making by the Company of any change to any of its respective methods of accounting in respect of Taxes;

(s) excess refund or cancellation privileges granted to any customer of the Company with respect thereto (whether explicitly or through favorable concessions granted to the customer);

(t) recapitalization, reclassification, equity dividend, equity split or like change in the capitalization of the Company;

(u) transaction (including loans) with any of the Sellers or any of the directors, officers, employees or consultants of the Company (or any of their respective Affiliates), except pursuant to any Employee Plan, or as required pursuant to the transaction contemplated by this Agreement or the Related Agreements;

(v) acceleration of the collection of accounts receivables delays in the payment of accounts payable, in each case outside the Ordinary Course of Business;

(w) hiring or termination (other than for cause) of any employees, other than hiring or termination of employees whose annual base salary is less than $100,000 per year in the Ordinary Course of Business; or

(x) agreement or commitment to do any act described in clauses (a) through (w) above.

Section 5.10 Real Property.

(a) The Company does not own, directly or indirectly, and has never owned any real property, nor does the Company hold title to any real property.

(b) Section 5.10(b) of the Disclosure Letters contains a true and complete list of all leases and subleases or any other agreement for the use and occupancy (or other similar arrangement) of real property (collectively, “Leased Real Property”) pursuant to which the Company is the lessee. The Company is not a party to any other oral or written agreement under which it conveys any interest in real property, including leases, subleases, licenses or other occupancy agreements. To the Knowledge of the Company, there are no matters affecting the Leased Real Property that could be expected to materially interfere with the use of the Leased Real Property. The Company does not have any interest in, or any obligation to acquire any interest in, any real property other than the Leased Real Property.

(c) The Company has not received written notice that its use or occupancy of the applicable Leased Real Property violates any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any permits necessary to the current use thereof have not been obtained. To the Knowledge of the Company, there is no event of default (or set of facts or circumstances which with the giving of notice or passage of time that would constitute an event of default) with respect to the Leased Real Property.

(d) The Leased Real Property is sufficient for the conduct of the Company’s Business as it is now being conducted. The Company has the full right, power and authority under valid and existing lease agreements to use and occupy the Leased Real Property.

(e) To the Knowledge of the Company, the Leased Real Property is being used, operated and maintained in accordance with applicable legal requirements in all material respects, including all applicable building, zoning, health and safety and other land use laws including the Americans with Disabilities Act of 1990, and all applicable insurance requirements.

(f) The applicable lease in connection with the Leased Real Property is legal, valid and binding, enforceable and in full force and effect. In addition, the transaction contemplated by this Agreement does not require the consent of any other party and will not otherwise result in a breach or default under any lease with respect to the Leased Real Property. In addition, no security deposit or a portion thereof deposited with respect to the Leased Real Property has been applied in respect of a breach or default under the applicable lease.

(g) The Company is not in default under any lease, and to the Knowledge of the Company, there are no current defaults by any other party to any lease.

Section 5.11 Accounts Receivable; Accounts Payable. Section 5.11 of the Disclosure Letters sets forth a list of all accounts receivable of the Company (the “Accounts Receivable”) and all accounts payable of the Company (the “Accounts Payable”) outstanding as of the date hereof. The Accounts Receivable (i) arose from bona fide sales transactions or the provision of services in the Ordinary Course of Business and are payable in the Ordinary Course of Business on terms consistent with the Company’s past practices, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim by the debtor, (iv) are collectible in full, but in no event later than ninety (90) days in the aggregate recorded amounts thereof, net of any applicable reserve reflected on the Financial Statements and the Closing Statement, (v) are not owed by any Affiliate of the Company (including any Seller) other than RealCISO Inc. and (vi) are not the subject of any Proceeding. The Company has not received any notice from any account debtor regarding any dispute over any of the Accounts Receivable. None of the Accounts Receivable constitutes duplicate billings of other Accounts Receivable. The Accounts Payable (i) arose from bona fide sales transactions or the provision of services in the Ordinary Course of Business and are payable in the Ordinary Course of Business on terms consistent with the Company’s past practices, (ii) are legal, valid and binding obligations of the Company enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim by the Company, (iv) are not owed to any Affiliate of the Company (including any Seller) other than RealCISO Inc. and (v) are not the subject of any Proceeding. The Company has not disputed any of the Accounts Payable. There are no security arrangements or collateral securing the repayment or other satisfaction of the Accounts Receivable or Accounts Payable.

Section 5.12 Intellectual Property.

(a) Section 5.12(a) of the Disclosure Letters contains a complete and correct list of all Company Registered Intellectual Property, including for each such item of Company Registered Intellectual Property: (i) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application number, as applicable, for each such item of Company Registered Intellectual Property; (iii) the registration or application date, as applicable, for each such item of Company Registered Intellectual Property; and (iv) the record owner of each such item of Company Registered Intellectual Property.

(b) To the Knowledge of the Company, all Company Owned Intellectual Property is valid, enforceable and subsisting, all necessary registration and renewal fees in connection with applications and registrations for the Company Registered Intellectual Property have been timely made, and all necessary documents and certificates in connection with such applications and registrations have been filed with the relevant Governmental Entities in all applicable jurisdictions. The Company Registered Intellectual Property is not subject to any cancellation, interference, derivation reissue, reexamination, post grant review, inter partes review or any other adversarial proceeding.

(c) Section 5.12(c) of the Disclosure Letters contains a correct, current and complete list of all Contracts by which the Company (i) has licensed or sublicensed any Company Intellectual Property to any Person for any purpose; or (ii) has acquired rights in any Intellectual Property of a Person, other than licenses for off-the-shelf software for the internal use of the Company on a “click-through” or “shrink-wrap” basis (“Off-the-Shelf Software”) (the items in (i) and (ii), “Company Intellectual Property Licenses”). A true and correct copy of each Company Intellectual Property License has been provided to the Purchaser. The Company is not and, to Knowledge of the Company, no other party to any Company Intellectual Property License is, in breach of or default under (or is alleged to be in breach or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any Company Intellectual Property License. The Company has no unpaid accrued liabilities for its rights to practice, incorporate or otherwise use any Company Licensed Intellectual Property in the manner currently used by the Company. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Company Intellectual Property License or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no outstanding or, to the Knowledge of the Company, threatened legal proceedings with respect to any Company Intellectual Property License. All Software used in the operation of the business of the Company is either owned by the Company or has been properly licensed from the owner of such Software and the Company has sufficient licenses to cover every site, seat, copy, installation, and user of all such Software.

(d) The Company is the sole and exclusive, and with respect to Company Registered Intellectual Property, record, owner of all right, title and interest in and to the Company Owned Intellectual Property, free and clear of any Encumbrances, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all other Company Intellectual Property. No ownership rights or rights to use any Intellectual Property have been assigned or licensed by the Company to any Person. The Company owns or has a valid license to use all of the Intellectual Property used in the conduct of its Business.

(e) The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transaction do not and will not affect, contravene, conflict with, alter or impair the Company’s ownership of, or rights in, any Intellectual Property. To the Knowledge of the Company, the consummation of the Transaction will not directly result in Purchaser being obligated to pay any royalties or fees with respect to the Company Intellectual Property that is in excess of those payable by the Company prior to the Closing.

(f) To the Knowledge of the Company, the conduct by the Company of its business as currently conducted and as currently contemplated to be conducted does not and will not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any other Person. No claims are pending or, to the Knowledge of the Company, threatened against the Company by any Person with respect to the ownership, validity, enforceability, registration, effectiveness or use by the Company in its business of the Company Intellectual Property. No claims are pending or, to the Knowledge of the Company, threatened, and the Company has not received any written communication alleging that it has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person (including any request or demand that the Company licenses or refrains from using any, or that the Company takes a license under any, Intellectual Property rights of any Person) , nor to the Knowledge of the Company, is there a reasonable basis therefor. To the Knowledge of the Company, no Person is misappropriating, infringing, diluting, or otherwise violating the Company Owned Intellectual Property or the Company’s rights in the Company Licensed Intellectual Property.

(g) All Trade Secrets included in the Company Intellectual Property have been maintained in confidence in accordance with commercially reasonable protection procedures. The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets that are part of Company Intellectual Property, including requiring Persons having access thereto to execute written non-disclosure agreements. There has not been any disclosure of any Trade Secret of the Company to any Person in a manner that has resulted in, or to the Knowledge of the Company is likely to result in, the loss of Trade Secret or other rights in and to such information.

(h) All Personnel and contractors who have been engaged by or on behalf of the Company and who are contributing to or participating in, or who have contributed to or participated in the creation, conception or development of Intellectual Property for or on behalf of the Company have executed and delivered to the Company a valid, enforceable, written assignment of such Personnel’s or contractor’s rights, as applicable, to such Intellectual Property of the Company. None of the Personnel has asserted any claim against the Company in connection with such Person’s involvement in the any aspect of the Company Intellectual Property. To the Knowledge of the Company, none of the Personnel has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business. To the Knowledge of the Company, none of the Personnel is in violation of any Contract relating to invention disclosure, invention assignment, confidentiality or non-disclosure or non-competition by virtue of such Personnel being employed by, or performing services for the Company, or using Trade Secrets of third parties without permission.

(i) The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all Intellectual Property necessary or useful for the continued conduct of the business of the Company in substantially the same manner as currently conducted and as currently proposed to be conducted.

(j) Section 5.12(j) of the Disclosure Letters separately lists and identifies all Software that is owned by the Company (the “Company Software”) and is material to the Business as currently conducted. All right, title and interest in and to Company Software is owned by the Company free and clear of all Encumbrances. The Company has not disclosed, released, or escrowed for the benefit of others, any of the source code or system documentation relating to any Company Software. To the Knowledge of the Company, the Company Software and the other Software used by the Company, is free from any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of the Company Software or any computer or system on which the Company Software is installed or connected to.

(k) Section 5.12(k) of the Disclosure Letters separately lists and identifies all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company product or Company Software. To the Knowledge of the Company, the Company is and at all times has been in compliance with the terms and conditions of all licenses for the Open Source Software included in or that is required to be included in Section 5.12(k) of the Disclosure Letters and the Company is in compliance with all Open Source Software and other intellectual property covenants, duties and obligations in its Contracts.

(l) To the Knowledge of the Company, no government funding, nor any funding or facilities of a university, college, other educational institution or research center, was used in the development of any Company Owned Intellectual Property.

Section 5.13 Information Technology; Security and Privacy.

(a) All Company IT Systems are and have been maintained by technically competent Personnel substantially in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use. To the Knowledge of the Company, the Company IT Systems operate in accordance with their documentation and functional specifications and are in working condition to perform effectively all information technology operations necessary for the Company to conduct its Business as conducted. Since two (2) years prior to the date hereof, the Company IT Systems have not had a material failure, breakdown, unauthorized intrusion or breach of security. The Company has in place a commercially reasonable data storage, system redundancy, and disaster avoidance and recovery program. The Company owns or has all rights to use the Company IT Systems. The Company does not collect or store Personal Information that is owned by any customer or client of the Company on any Company IT System.

(b) Since two (2) years prior to the date hereof, the Company has been in material compliance with all Privacy Commitments. The Company currently has in effect and since two (2) years prior to the date hereof, has implemented and maintained commercially reasonable physical, technical, administrative and organizational security measures to protect the confidentiality, integrity and security of Personal Information and Company Data in its control, prevent the unlawful Processing of Personal Information, and prevent the unauthorized access, accidental loss or destruction of or damage to Personal Information or Company Data, which measures are in material compliance with the Privacy Commitments.

(c) Since two (2) years prior to the date hereof, the Company has not received any written notice that it is or has been in breach of any Privacy Commitment. Since two (2) years prior to the date hereof, the Company has not received any written notice, complaint, subpoena, investigation, audit, or demand, from any Governmental Entity or any Person alleging the misuse or mishandling of Personal Information or Company Data, or breach by the Company of any Privacy Commitment.

(d) The Company and, to the Knowledge of the Company, the Personal Information Suppliers acting on behalf of the Company have collected all Personal Information fairly and lawfully and otherwise have all requisite legal authority to Process Personal Information in the manner it is Processed by the Company or any Personal Information Processor on behalf of the Company without breaching any of the Privacy Commitments. No action is pending and, to the Knowledge of the Company, no Person has threatened to commence any action concerning any claim that the Company has violated any Privacy Commitment in connection with, or relating to, any Personal Information, the Processing of Personal Information by the Company, and/or a violation of a Person’s privacy or rights.

(e) The Company does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies with the applicable Privacy Commitments.

(f) The execution, delivery and performance of this Agreement and the Transaction do not and will not conflict with or result in a violation or breach of any Privacy Commitments. Following the Closing Date, the Company will continue to be permitted to Process Personal Information held or controlled by the Company on terms identical in all materials respects to those in effect as of the date of this Agreement and to the same extent the Company would have been able to had the Transaction not occurred.

(g) To the extent that the Company Processes any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data, the Company has implemented information security procedures, processes and systems that comply with all applicable Laws related to the Processing of cardholder data, including those established by applicable Governmental Entities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard) and all applicable Privacy Commitments.

(h) Since two (2) years prior to the date hereof, the Company has not experienced any Security Incident. The Company has not notified and, to the Knowledge of the Company, there have been no facts or circumstances that would require the Company to give notice to any customers or other Persons or any Governmental Entity of any actual or perceived Security Incident pursuant to any Privacy Commitment. To the Knowledge of the Company, no Personal Information Supplier acting on behalf of the Company has experienced any Security Incident or made or has been required to make any disclosure or notification under any applicable Privacy Laws in connection with any Security Incident with respect to any Personal Information provided by it to the Company or any of its Affiliates.

(i) To the Knowledge of the Company, no investigation or inquiry, complaint, or claim relating to the information privacy or data security practices (including collection, transfer, access, disclosure, retention, deletion, storage, Processing, or use) of the Company, the Processing of Personal Information, the Processing of Company Data, or to any Security Incident have been made or reported by, or is being, or has been, conducted by, any consumer, Governmental Entity, consumer advocacy groups, industry or trade organizations, privacy seal or certification programs, privacy groups, members of the media, or bloggers.

(j) The Company does not transfer Personal Information out of the European Economic Area.

(k) The Company has not directed any online services to children under the age of 13. The Company has not collected any information from children under the age of 13 nor does any information in Company databases contain any information from children under the age of 13.

Section 5.14 Employee Benefit Plans.

(a) Section 5.14(a) of the Disclosure Letters contains a complete and accurate list of each Employee Plan,. Each Employee Plan is in full force and effect, and complies in form and in operation and has been maintained and administered in accordance with its terms and applicable requirements of ERISA, the Code and any other applicable Laws in all material respects. Purchaser has been provided true, correct and complete copies of the following documents related to each Employee Plan, as applicable: (i) all current plan documents, amendments, summary plan descriptions, summaries of material modifications, and all related trust agreements and funding instruments, including any group contracts and insurance policies; (ii) a written summary of the material terms of any Employee Plan that is not set forth in a written document; (iii) the most recent actuarial report or recent periodic accounting of plan assets (if any); (iv) the two (2) most recently filed annual reports on Form 5500 (including accompanying schedules); (v) for each Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent U.S. Internal Revenue Service (the “IRS”) determination or opinion letter; (vi) the non-discrimination testing results for two (2) preceding years; (vii) all material correspondence to or from any Governmental Entity received in the last three (3) years, including any filings or applications under any amnesty, delinquent filer or voluntary correction programs; (viii) all material third-party vendor or service provider agreements with respect to each Employee Plan, including investment management or advisory agreements, recordkeeping agreements, fidelity bonds and fiduciary liability insurance policies and other administrative service agreements; and (ix) non-discriminatory testing results for the last three (3) years.

(b) Each Employee Plan that is intended to meet the tax-qualification requirements under Code Section 401(a) is so qualified, and its related trust is exempt from Tax under Code Section 501(a). Each such Employee Plan is either (i) the subject of a current favorable determination letter issued from the IRS with respect to its qualified status under the Code, or (ii) based on a pre-approved plan document that is the subject of a current favorable opinion or advisory letter issued from the IRS to the sponsor of such pre-approved plan document and upon which the Company is entitled to rely. To the Knowledge of the Company, no fact or event has occurred that would be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust. All contributions (both employer and employee contributions) required to be made under the terms of any Employee Plans have been timely made or paid in accordance with the terms of the applicable Employee Plan and in accordance with applicable Laws, or if not yet due have been properly accrued in the Financial Statements in accordance with the Accounting Principles. The Company has properly and timely performed all its material duties and obligations under each Employee Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations.

(c) No Employee Plan is, and neither the Company nor any ERISA Affiliate has maintained, sponsored or contributed to, or had any obligation to contribute to at any time in the past: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA or Section 412 of the Code; (ii) a Multiemployer Plan; (iii) a “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) No Employee Plan provides, and neither the Company nor any ERISA Affiliate has promised or provides, medical or life insurance benefits beyond termination of employment, except for (i) coverage that continues through the end of the month in which termination of employment occurs in accordance with the terms of the applicable Employee Plan, and (ii) group health plan continuation coverage as required by Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(e) No suit, action, complaint or claim has been brought and there are no pending or, to the Knowledge of the Company, threatened Proceedings involving any Employee Plan, including audits or investigations by any Governmental Entity. No Employee Plan is the subject of or has any filing or application pending with a Governmental Entity under any amnesty, delinquent filer or voluntary correction program, and, to the Knowledge of the Company, there are no facts or circumstances that exist or events that have occurred with respect to any Employee Plan that would be expected to result in the Company having to file or apply for or under any such amnesty, delinquent filer or voluntary correction program.

(f) With respect to any Employee Plan, none of the Sellers, the Company, or, to the Knowledge of the Company, any other Person, has engaged in any non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has the Company, any ERISA Affiliate or, to the Knowledge of the Company, any Personnel or any ERISA Affiliate breached any duty imposed by Title I of ERISA, with respect to any Employee Plan, and, to the Knowledge of the Company, no fact or circumstances exist nor have any events occurred that would be expected to cause or result in the Company being subject to a material Tax, penalty or fine imposed or assessable under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code.

(g) Except as set forth in Section 5.14(g) of the Disclosure Letters (i) the Company has not entered into any severance or similar arrangement in respect of any present or former Personnel that will result in any Liability of the Company to make any payment to any present or former Personnel following termination of employment, and (ii) the consummation of the Transaction, (either alone or in conjunction with any other event) shall not (A) accelerate, increase or modify any payments to current or former employees or individual independent contractors of the Company or result in the forgiveness of indebtedness, or (B) result in the acceleration of time of payment, vesting of or requirement to fund any benefits, in each case, otherwise payable by the Company to any Personnel or former Personnel under any Employee Plan, employment agreement, consulting agreement or otherwise, except as required under applicable Law. No payment or benefit which is or may be made by, from or with respect to any Employee Plan, to any employee, former employee, director, officer or independent contractor of the Company or any ERISA Affiliate thereof, either alone or in conjunction with any other payment, event or occurrence, will or could be characterized as an “excess parachute payment” under Section 280G of the Code or a payment subject to the Tax imposed under Section 4999 of the Code.

(h) Each Employee Plan (including any employment agreements) that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, has been, and currently is, in compliance in all respects in both form and operation with the requirements of Section 409A of the Code, such that no amounts deferred thereunder have been, or upon vesting or payment will be, subject to the additional Tax imposed under Section 409A of the Code. The Company does not have any obligation to reimburse or otherwise “gross-up” any Person for any Taxes under Section 409A or 4999.

(i) The Company and each ERISA Affiliate thereof has, for purposes of each Employee Plan and for all other purposes, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors or agents, as applicable.

(j) Each Employee Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance in all respects with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and no event has occurred nor circumstances exist that would cause the Company to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. The Company has complied in all respects with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.

(k) No Employee Plan is subject to Laws outside of the United States.

Section 5.15 Personnel; Labor Relations.

(a) The Company is not a party to or subject to any collective bargaining agreement or other agreements with any labor organization with respect to its employees, and has no duty to bargain with any union. No labor union or other collective bargaining unit represents any Personnel, and, to the Knowledge of the Company, there is no union campaign being conducted or organizing activity by any employees or labor unions or any petition to request a U.S. National Labor Relations Board certification election with respect to the Company or any Personnel, and no such campaign has occurred within the past three (3) years. The Company is not liable for the payment of any fines, penalties, or other amounts, however designated, for failure to comply with Laws relating to labor, employment, employment policies, and employment practices. There is no labor strike, slowdown, stoppage, lockout in progress or, to the Knowledge of the Company, threatened against Company, and there has been no such occurrence in the past three (3) years. No unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened, against the Company, and no such charge or complaint has been filed against the Company in the past three (3) years.

(b) The Company does not have any employees. Section 5.15(b) of the Disclosure Letters sets forth a list of all independent contractors retained by the Company in the past three (3) years which details their (i) name; (ii) geographic location (city and state); (iii) services provided; (iv) the rate or compensation payable to such contractors; and (v) the start date for their engagement and end date for their engagement. The Sellers have provided Purchaser with a copy of all Contracts it has entered into with independent contractors in the past three (3) years. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all Personnel for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(c) The Company is, and has been for the past three (3) years, in compliance with all applicable Laws respecting employment and employment practices, including labor relations, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, terms and conditions of employment, hiring, promotion and termination of employment, background checks, wages, classification of employees as exempt or nonexempt under the Fair Labor Standard Act and comparable state Laws, hours, vacation, leaves, occupational safety and health, employee whistle-blowing, immigration, employee privacy, worker’s compensation, disability, unemployment insurance, child labor, meal and break periods, collective bargaining, secondment, layoffs, classification of workers as employees and independent contractors, and employment record keeping and posting requirements.

(d) There are not now, nor within the past three (3) years have there been, any actions, suits or claims relating to any labor, employment or safety matters involving any Personnel, candidate or non-employee worker, including charges of unfair labor practices, discrimination complaints, harassment complaints, retaliation complaints, complaints of unpaid wages or overtime, complaints of overtime exemption misclassification, wrongful discharge, improper background checks, meal or rest break violations, or any other alleged unlawful employment practice, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company. No such actions, suits or claims are currently pending before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or self-regulatory organization and, to the Knowledge of the Company, no such actions, suits or claims have been threatened within the past three (3) years. To the Knowledge of the Company, there is no basis for any claim by any current or former employee, candidate, or non-employee worker that he or she was subject to a wrongful discharge, or any employment discrimination or retaliation by the Company or its management, arising out of or relating to such individual’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic or activity protected under applicable Laws or based upon an alleged breach of contract. There are no pending or, to the Knowledge of the Company, threatened claims or actions against Company under any worker’s compensation policy, short-term disability plan or policy, unemployment insurance policy, or long-term disability plan or policy (other than routine claims for payment of benefits).

(e) All Persons who have performed services for the Company while classified as independent contractors have been properly so classified, and the Company has fully and accurately reported the compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so. There has been no claim or determination by any Governmental Entity or any independent contractor that any such independent contractor is an employee of the Company. No “leased employees,” as that term is defined in Section 414(n) of the Code, perform services for the Company. The Company has not used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees,” or other individuals who have provided services as independent contractors to an extent that would be expected to result in the disqualification of any Employee Plan or the imposition of penalties or excise Taxes with respect to any Employee Plan by the IRS, the U.S. Department of Labor, or any other Governmental Entity.

(f) All Personnel and other Persons who have provided services to the Company as an employee have provided satisfactory evidence to the Company, including, if required, a U.S. Form I-9, that the Person is legally and lawfully entitled to be employed by the Company in the jurisdiction in which such Person was or is employed by the Company.

(g) All Personnel have been for the past three (3) years, and are currently, classified correctly under the U.S. Fair Labor Standards Act and similar applicable Laws. All Personnel who are or who should be classified as non-exempt have been paid overtime pay for any overtime hours that they have worked in the past three (3) years. There has been no determination by any Governmental Entity or by any arbitrator that any Personnel have been misclassified under the U.S. Fair Labor Standards Act or similar applicable Law. There has been no investigation or claim made or, to the Knowledge of the Company, threatened by any Person or Governmental Entity that any Personnel has been misclassified under the U.S. Fair Labor Standards Act or similar applicable Law.

(h) To the Knowledge of the Company, the Company has no outstanding liability under the Worker Adjustment and Retraining Notification Act, or any similar applicable foreign, state or local Law (collectively, the “WARN Act”), and the Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(i) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity or self-regulatory organization relating to employees or employment practices. Within the past three (3) years, neither the Company or any officers of the Company have received any written notice of intent by any Governmental Entity or self-regulatory organization responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company and, to the Knowledge of the Company, no such investigation is in progress.

(j) The Company is not a party to any Contract with any Personnel that (i) restricts the right of the Company to terminate the employment of such Personnel without cause or without a specified notice period, or (ii) obligates the Company to pay severance or pay or accelerate any other payments (including acceleration of equity) or benefits to such Personnel upon termination of such Personnel’s employment with the Company, except as required by applicable Law.

(k) Except for the requirements of applicable Laws, the Company has no written policy, practice, plan or program of paying severance pay or any written form of severance compensation in connection with the termination of employment.

(l) No current officer or senior employee of the Company has provided written or oral notice that he or she intends to terminate his or her employment relationship with the Company prior to the Closing Date or within one (1) year thereafter.

(m) No officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company, or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery. No former or current employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Purchaser to conduct the Business carried on by the Company.

(n) Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the Transaction will result in forgiveness, in whole or in part, of any outstanding loans made by Company to any current or former employees, directors or consultants of the Company.

(o) The Company is not a party to any Contract with any Personnel that restricts the right of the Company to terminate the employment of such Personnel without cause or without a specified notice period.

(p) The Personnel are, and will be, sufficient to operate the Business of the Company after the Closing Date in the same manner as presently conducted.

(q) Within the past three (3) years, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made against any Person who is or was an officer, director, manager or supervisory-level employee of the Company in such Person’s capacity as such.

(r) To the Knowledge of the Company, no executive officer of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Purchaser to any liability with respect to any of the foregoing matters

Section 5.16 Licenses and Permits. The Company has obtained and maintained, and currently maintains, in full force and effect all material Licenses and Permits required to operate its Business as presently conducted. Each of such Licenses and Permits is set forth on Section 5.16 of the Disclosure Letters. The consummation of the Transaction shall not give any Governmental Entity the right to terminate any of the Licenses and Permits or the conduct of the Business of the Company or require any amendments, registration, or renewal of any such Licenses and Permits. The Company is in material compliance with all terms, conditions and requirements of all Licenses and Permits and no Proceeding is pending or, to the Knowledge of the Company, threatened relating to the revocation or limitation of any of the Licenses and Permits. Within the past three (3) years, the Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against the Company or any Person who is or was an officer, director, manager or supervisory-level employee of the Company.

Section 5.17 Insurance. Section 5.17 of the Disclosure Letters sets forth a list of all currently effective policies of title, liability, fire, casualty, business interruption, workers’ compensation, directors and officers, data security and cyber, and all other currently effective policies of insurance (including self-insurance arrangements) to which the Company is a party (collectively, the “Policies” and individually, a “Policy”). A copy of each Policy has been made available to Purchaser. Each of the Policies is in full force and effect, the Company is not in default under any provisions of any Policy, and the Company has not received notice of cancellation of any Policy. There is no claim by the Company pending under any Policy as to which coverage has been denied or disputed in writing by the underwriters of or carriers under any Policy. The Company has not received any notice from or on behalf of any insurance carrier issuing any Policy that insurance rates therefor shall hereafter be increased or that there shall hereafter be a cancellation or an increase in a deductible (or any increase in premiums in order to maintain an existing deductible) or non-renewal of any Policy. The Company is in compliance with the insurance covenant provisions of the Contracts to which it is a party or pursuant to which its assets are subject, including all Material Contracts and Contracts with Material Customers. No Policy shall terminate or shall cease to provide coverage for occurrences following the Closing as a result of the consummation of the Transaction. The Policies provide coverage in scope and amounts no less than those required by Laws applicable to the Company and its Business.

Section 5.18 Contracts and Commitments.

(a) Section 5.18(a) of the Disclosure Letters contains a list of all of the following Contracts to which the Company is bound or by which any of its assets are bound (collectively, the “Material Contracts”):

(i) each employment, consulting or independent contractor Contract or other Contract with any Personnel (other than “at will” employment offer letters that may be terminated at any time without notice and that do not provide for any post-termination benefits);

(ii) all Contracts with a Material Customer and all Contracts with a Material Vendor;

(iii) each Real Property Lease;

(iv) all Contracts evidencing any Debt, including all security or pledge agreements related thereto;

(v) all Contracts relating to any joint venture, partnership, or other Contract involving a sharing of profits or losses, costs with any other Person;

(vi) all Contracts with respect to the issuance, sale, repurchase or redemption of any equity interests of the Company;

(vii) all Contracts that relate to a settlement of any Proceeding involving the Company at any time during the last three (3) years;

(viii) all Contracts relating to the acquisition or disposition of any equity interests, business or product line by or of any other Person pursuant to which any economic obligations (whether or not contingent) remain outstanding;

(ix) all Contracts containing covenants (A) limiting the freedom of the Company to compete in any respect or in any geographic area or (B) providing for any exclusivity or “most-favored-nation” provision binding the Company);

(x) all Company Intellectual Property Licenses;

(xi) all Contracts under which the Company agrees to indemnify a third party in respect of claims for infringement or misappropriation of Intellectual Property;

(xii) all Contracts pursuant to which the Company has granted any agency, marketing, sales representative relationship or distribution right to any third party and which have result in annual payments in excess of $50,000 in the aggregate;

(xiii) all Contracts providing for aggregate capital expenditures by the Company in excess of $50,000 annually;

(xiv) all other Contracts that are material to the Company or its Business and not previously disclosed pursuant to this Section 5.18(a).

(b) The Sellers have made available to Purchaser true, correct and complete copies of all Material Contracts. All of the Material Contracts are in full force and effect with respect to the Company. The Company has not and, to the Knowledge of the Company, no other party thereto has breached any provision of, nor is in default under the terms of, nor to the Knowledge of the Company, does any condition exist which (with or without due notice or the passage of time, or both), would cause the Company or any other party to be in default under, any of the Material Contracts. The consummation of the Transaction shall not afford any other party the right to terminate any such Material Contract or require notice to or consent of any Person party to a Material Contract, or result in any increase or acceleration of any obligation under any Material Contract or the payment by Company of any amount under any Material Contract.

Section 5.19 Customers and Vendors.

(a) Section 5.19(a) of the Disclosure Letters sets forth a list of the names of the top five (5) customers of the Company for the period commencing January 1, 2021 and ended as of the Balance Sheet Date, based on total revenues for such period (the “Material Customers”), and the total revenues generated from each Material Customer for such period. Since the Balance Sheet Date, no Material Customer has terminated or adversely modified its relationship with the Company.

(b) Section 5.19(b) of the Disclosure Letters sets forth a list of the names of the top five (5) vendors of the Company for the period commencing January 1, 2021 and ended as of the Balance Sheet Date, based on total expenditures for such period (the “Material Vendors”), and the total amounts paid to each Material Vendor for such period. Since the Balance Sheet Date, no Material Vendor has terminated or adversely modified its relationship with Company.

(c) There has been no communication from any Material Customer or Material Vendor that would lead the Company or any Seller to believe that such customer or vendor, as applicable, is planning to terminate or materially reduce or materially and adversely modify the terms of its business relationship with the Company.

Section 5.20 Compliance with Law.

(a) Except as would not have a Material Adverse Effect, since January 1, 2019, the Company has conducted its business in compliance with all applicable Laws. The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it, or any of its assets. The Company has not received, at any time during the prior three (3) years from the date of this Agreement, any written or, to the Knowledge of the Company, oral notice from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Law applicable to Company. The Company is not, and, to the Knowledge of the Company, none of its directors, officers, agents, employees or Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(b) The Company has not and, to the Knowledge of the Company, none of its managers, directors, officers, agents and employees have: (i) used any corporate funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other U.S. or foreign Laws concerning corrupt payments applicable to its business or (iii) made or received any other payment, contribution, gift, bribe, rebate, payoff or kick-back prohibited under any applicable Law. None of the Company nor, to the Knowledge of the Company, any of its managers, directors, officers, stockholders, agents and employees is or has been the subject of any investigation, inquiry or enforcement Proceeding by any Governmental Entity regarding any offense or alleged offense under anti-bribery, anti-corruption or anti-fraud legislation in any jurisdiction and, to the Knowledge of the Company, no such investigation, inquiry or Proceedings have been threatened. The Company has not established or maintained any fund or assets not disclosed, recorded or reserved against in the Financial Statements or, if arising after the Balance Sheet Date, that is not in the Ordinary Course of Business.

(c) The Company has been in compliance for the last three (3) years with, all applicable statutory and regulatory requirements under export control and sanctions Laws, including the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 Parts 120-130), the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls (OFAC), United States Department of the Treasury (OFAC Regulations) (31 C.F.R. Parts 500-599). To the Knowledge of the Company, there are no Proceedings, conditions or circumstances pertaining to the Company’s export transactions that would be expected to give rise to any future claims for violations of such Laws. The Company has not, without required authorization from the U.S. government, directly or indirectly engaged in any business transaction in or with an Embargoed Country.

Section 5.21 Litigation. (a) There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its assets, (b) there are no unsatisfied judgments of any kind against the Company or any of its assets, and (c) the Company is not subject to any outstanding judgment, order, or decree of any court or Governmental Entity. To the Knowledge of the Company, there is no currently existing facts or circumstances that would reasonably be expected to result in a material Proceeding against the Company that would be reasonably expected to result in material losses.

Section 5.22 Title to Assets and Related Matters. The Company has good and marketable title to all of the material assets owned by it and reflected on the Financial Statements and all Company IT Systems and Company Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 5.23 Condition and Sufficiency Assets. The assets owned, leased or licensed by the Company constitute all of the assets (including all Personnel, Company IT Systems and Company Intellectual Property), taken as a whole, as are sufficient or necessary to operate the business of the Company after the Closing Date in the same manner as presently conducted and as proposed to be conducted. The furniture, fixtures, equipment, and other items of tangible personal property owned or used by the Company are in good operating condition and repair, wear and tear excepted, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, equipment, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 5.24 Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee payable by the Company in connection with this Agreement and the Related Agreements or with the Transaction as a result of any actions or commitments of the Company or any Seller.

Section 5.25 Affiliate Transactions. Section 5.25 of the Disclosure Letters sets forth a list of all Contracts between the Company, on the one hand, and any Seller or any owner, member, manager, stockholder, officer or director of such Seller (or any Family Member or other Affiliate of such Persons), on the other hand (each, a “Related Party Agreement”). No Seller or owner, member, manager, stockholder, officer or director of the Company or any Seller (or any Family Member or Affiliate of such Persons) has any interest in any of the properties or assets owned or used by the Company in connection with the operation of its Business. No Family Member of any Seller is employed by the Company.

Section 5.26 Bank Accounts. Section 5.26 of the Disclosure Letters sets forth a list of all of the bank accounts, investment accounts, safe deposit boxes, lock boxes and safes held by, or in the name of, the Company, and the names of all members, managers, directors, officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

Section 5.27 Environmental Matters.

(a) The Company is, and at all times has been, in compliance with all applicable Environmental Laws;

(b) The Company (A) has obtained all required Environmental Permits, which remain in full force and effect, and (B) is, and at all times has been, in compliance with all Environmental Permits;

(c) There are no Environmental Claims pending, or to the Knowledge of the Company, threatened against the Company;

(d) The Company does not generate, transport, treat, store, or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws, and the Company is not party to, nor has received notice of, actual or potential liability under Environmental Laws related to its disposal, transportation, or arrangement for disposal or transportation of Hazardous Material;

(e) The Company has not assumed, by any Contract, arrangement or commitment, or by operation of Law, any obligation or other liability of any third-party arising under Environmental Laws;

(f) There has been no Release of Hazardous Material at, under, from, or adversely affecting any property currently owned or operated by the Company, nor is there present at any property currently operated or, to the Knowledge of the Company, formerly owned or operated by the Company any Hazardous Material, in each case in a quantity or condition that would either (i) require investigation or cleanup under Environmental Laws, or (ii) would be expected to result in liability to the Company under Environmental Laws;

(g) None of the Company’s current or, to the Knowledge of the Company, prior facility locations are listed, or, to the Knowledge of the Company, proposed to be listed, on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System database or the Superfund Enterprise Management System, or on any similar list or database maintained under Environmental Laws;

(h) The Company complies with all Environmental Laws related to the manufacture, sale, distribution, labelling, and composition of products, including California’s Proposition 65 in all respects;

(i) The Company does not own or operate any underground or above ground storage tanks; and

(j) The Company has provided Purchaser with all environmental reports, Environmental Permits and audits relevant to the operation of its Business.

Section 5.28 Negative Assurance. All of the disclosure furnished by or on behalf of the Company to the Purchaser regarding the Company and its business and the transactions contemplated hereby, including the Disclosure Letters to this Agreement, is, to the Knowledge of the Company, true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that the statements contained in this ARTICLE VI are true and correct as of the date hereof and as of the Closing Date except as set forth in the Disclosure Letters or the SEC Reports (defined below). Any reference in this ARTICLE VI to an agreement or right being “enforceable” shall be deemed to be qualified to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether applied in a Proceeding at law or equity).

Section 6.1 Organization; Power. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite organizational power and authority to own its properties and assets and to conduct its business as it is now conducted. The Company is in neither violation nor default of any of the provisions of its Governing Documents. Purchaser is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 6.2 Authorization and Validity of Agreement. Purchaser has all requisite organizational power and authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the performance of the obligations of Purchaser hereunder and thereunder have been duly authorized by all necessary organizational action of Purchaser, and no further action on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Agreements to which it is a party. This Agreement and each of the Related Agreements to which it is a party has been duly executed and delivered by Purchaser and constitutes Purchaser’s valid and binding obligation, enforceable against it in accordance with its terms. Notwithstanding the foregoing, the Certificate of Designation will be authorized and filed at the Closing

Section 6.3 No Conflict or Violation. The execution, delivery and performance of this Agreement, and each of the Related Agreements to which Purchaser is a party do not and shall not: (a) violate or conflict with any provision of the Governing Documents of Purchaser, (b) violate any provision of Law applicable to Purchaser, (c) violate or result in a breach of or constitute (with or without due notice or the passage of time, or both) a default under any judicial consent, order, or decree to which Purchaser is a party, or by which any assets or properties of Purchaser may be bound, (d) conflict with, result in a breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the acceleration or triggering of any right of any party under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any Contract to which Purchaser is a party, or by which any assets or properties of Purchaser may be bound, or (e) result in the imposition of any Encumbrance or restriction on any assets or properties of Purchaser (with or without due notice or the passage of time, or both).

Section 6.4 Consents and Approvals. Except as set forth on Section 6.4 of the Disclosure Letters and (i) for filings required to be made pursuant to the OTCQB Standards, (ii) filings required to be made pursuant to FINRA Rule 6490, including without limitation those required to obtain the FINRA Approval, (iii) the filing of the Certificate of Designation and (iv) the filing of a Form D with the SEC and such filings as are required to be made under applicable state securities laws, no consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, or declaration to or filing or registration with any Governmental Entity, or of any other Person, is required in connection with (a) the execution and delivery of this Agreement or any of the Related Agreements by Purchaser or any agreement, document or instrument contemplated hereby or thereby by Purchaser, or (b) the performance by Purchaser of its obligations hereunder or thereunder.

Section 6.5 Unregistered Securities. Purchaser acknowledges that (a) the Equity Securities it is acquiring hereunder are not registered under the Securities Act or any state securities Laws; (b) Purchaser is acquiring the Equity Securities for its own account, not with the view to, or for resale in connection with, any distribution thereof; (c) the Equity Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable, and moreover, that their transfer is subject to restrictions thereunder; and (d) consequently, Purchaser may be required to hold the Equity Securities indefinitely. The Common Shares are duly authorized and, when issued in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by Purchaser other than restrictions on transfer provided for in this Agreement, applicable securities laws and the Related Agreements. The Conversion Shares issuable upon the conversion of the Preferred Shares, when issued in accordance with the terms of this Agreement and the Certificate of Designation, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by Purchaser other than restrictions on transfer provided for in this Agreement, the Related Agreements, applicable securities laws and the Certificate of Designation. At the Closing, Purchaser shall have reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement.

Section 6.6 Capitalization.

(a) The capitalization of Purchaser as of the date hereof is as set forth on Section 6.6 of the Disclosure Letters, which Section 6.6 of the Disclosure Letters shall also include the number of shares of the Common Stock owned beneficially, and of record, by Affiliates of Purchaser as of the date hereof. Purchaser has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under Purchaser’s stock option plans, the issuance of shares of the Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.

(b) Except as set forth on Section 6.6 of the Disclosure Letters, (i) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement, (ii) except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the Common Stock, or contracts, commitments, understandings or arrangements by which Purchaser is or may become bound to issue additional shares of the Common Stock or Common Stock Equivalents.

(c) Except as set forth on Section 6.6 of the Disclosure Letters, (i) the issuance and sale of the Shares will not obligate Purchaser to issue shares of Common Stock or other securities to any Person (other than the Purchasers), (ii) there are no outstanding securities or instruments of Purchaser with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by Purchaser, (iii) there are no outstanding securities or instruments of Purchaser that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Purchaser is or may become bound to redeem a security of Purchaser, (iv) Purchaser does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(d) All of the outstanding shares of capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities, except as set forth on Section 6.6 of the Disclosure Letters. No further approval or authorization of any stockholder, the Purchaser Board or others is required for the issuance and sale of the Shares except for the filing of the Certificate of Designation. There are no stockholders’ agreements, voting agreements or other similar agreements with respect to Purchaser’s capital stock to which Purchaser is a party or, to the Knowledge of Purchaser, between or among any of Purchaser’s stockholders.

(e) Purchaser has no Subsidiaries. Purchaser does not directly or indirectly own any equity, Debt or similar interest in, or any interest convertible into or exchangeable for, at any time, any equity or similar interest in any other Person.

Section 6.7 SEC Reports; Financial Statements. Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, from January 1, 2020 to the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Purchaser has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments

Section 6.8 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Purchaser Material Adverse Effect and (b) Purchaser has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in Purchaser’s financial statements pursuant to GAAP or disclosed in filings made with the Commission.

Section 6.9 Litigation. (a) There are no Proceedings pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or any of its assets, (b) there are no unsatisfied judgments of any kind against the Purchaser or any of its assets, and (c) Purchaser is not subject to any outstanding judgment, order, or decree of any court or Governmental Entity. To the Knowledge of the Purchaser, there is no currently existing facts or circumstances that would reasonably be expected to result in a material Proceeding against the Purchaser that would be reasonably expected to result in material losses. .

Section 6.10 Labor Relations. No labor dispute exists or, to the Knowledge of Purchaser, is imminent with respect to any of the employees of Purchaser, which could reasonably be expected to result in a Purchaser Material Adverse Effect. None of Purchaser’s employees is a member of a union that relates to such employee’s relationship with Purchaser, and Purchaser is not a party to a collective bargaining agreement, and Purchaser believes that their relationships with its employees is good. To the Knowledge of Purchaser, no executive officer of Purchaser is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Purchaser to any liability with respect to any of the foregoing matters. Purchaser is in material compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours.

Section 6.11 [Intentionally Omitted].

Section 6.12 Regulatory Permits. Purchaser possesses all certificates, authorizations and Permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Purchaser Material Adverse Effect, and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such Permit.

Section 6.13 Title to Assets; Sufficiency. Purchaser has good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Purchaser, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. Any real property and facilities held under lease by Purchaser is sufficient for the business operations of Purchaser as currently conducted. The assets owned, leased or licensed by Purchaser constitute all of the assets (including all employees, Purchaser IT Systems and Purchaser Intellectual Property), taken as a whole, as are sufficient or necessary to operate the business of the Company after the Closing Date in the same manner as presently conducted and as proposed to be conducted. The furniture, fixtures, equipment, and other items of tangible personal property owned or used by the Company are adequate for the uses to which they are being put.

Section 6.14 Intellectual Property; IT Security and Privacy.

(a) Section 6.14(a) of the Disclosure Letters contains a complete and correct list of all Purchaser Registered Intellectual Property, including for each such item of Purchaser Registered Intellectual Property: (i) the jurisdictions in which each such item of Purchaser Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application number, as applicable, for each such item of Purchaser Registered Intellectual Property; (iii) the registration or application date, as applicable, for each such item of Purchaser Registered Intellectual Property; and (iv) the record owner of each such item of Purchaser Registered Intellectual Property.

(b) Except as set forth in Section 6.14(b) of the Disclosure Letters, to the Knowledge of Purchaser, all Purchaser Owned Intellectual Property is valid, enforceable and subsisting, all necessary registration and renewal fees in connection with applications and registrations for the Purchaser Registered Intellectual Property have been timely made, and all necessary documents and certificates in connection with such applications and registrations have been filed with the relevant Governmental Entities in all applicable jurisdictions, and the Purchaser Registered Intellectual Property is not subject to any cancellation, interference, derivation reissue, reexamination, post grant review, inter partes review or any other adversarial proceeding.

(c) Section 6.14(c) of the Disclosure Letters contains a correct, current and complete list of all Contracts by which the Purchaser (i) has licensed or sublicensed any Purchaser Intellectual Property to any Person for any purpose; or (ii) has acquired rights in any Intellectual Property of a Person, other than Off-the-Shelf Software (the items in (i) and (ii), “Purchaser Intellectual Property Licenses”). A true and correct copy of each Purchaser Intellectual Property License has been provided to the Company. Purchaser is not and, to Knowledge of Purchaser, no other party to any Purchaser Intellectual Property License is, in breach of or default under (or is alleged to be in breach or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any Purchaser Intellectual Property License. Purchaser has no unpaid accrued liabilities for its rights to practice, incorporate or otherwise use any Purchaser Licensed Intellectual Property in the manner currently used by Purchaser. To the Knowledge of Purchaser, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Purchaser Intellectual Property License or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no outstanding or, to the Knowledge of Purchaser, threatened legal proceedings with respect to any Purchaser Intellectual Property License. All Software used in the operation of the business of Purchaser is either owned by Purchaser or has been properly licensed from the owner of such Software and Purchaser has sufficient licenses to cover every site, seat, copy, installation, and user of all such Software.

(d) Except as set forth in Section 6.14(d) of the Disclosure Letters, (i) Purchaser is the sole and exclusive, and with respect to Purchaser Registered Intellectual Property, record, owner of all right, title and interest in and to the Purchaser Owned Intellectual Property, free and clear of any Encumbrances, and Purchaser has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all other Purchaser Intellectual Property; (ii) no ownership rights or rights to use any Intellectual Property have been assigned or licensed by Purchaser to any Person; and (iii) Purchaser owns or has a valid license to use all of the Intellectual Property used in the conduct its business as currently conducted.

(e) The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transaction do not and will not affect, contravene, conflict with, alter or impair Purchaser’s ownership of, or rights in, any Intellectual Property.

(f) To the Knowledge of Purchaser, the conduct by Purchaser of its business as currently conducted and as currently contemplated to be conducted does not and will not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any other Person. Except as set forth in Section 6.14(f) of the Disclosure Letters, no claims are pending or, to the Knowledge of Purchaser, threatened against Purchaser by any Person with respect to the ownership, validity, enforceability, registration, effectiveness or use by Purchaser in its business of the Purchaser Intellectual Property. No claims are pending or, to the Knowledge of Purchaser, threatened, and Purchaser has not received any written communication alleging that it has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person (including any request or demand that Purchaser licenses or refrains from using any, or that Purchaser takes a license under any, Intellectual Property rights of any Person) , nor to the Knowledge of Purchaser, is there a reasonable basis therefor. To the Knowledge of Purchaser, no Person is misappropriating, infringing, diluting, or otherwise violating the Purchaser Owned Intellectual Property or Purchaser’s rights in the Purchaser Licensed Intellectual Property.

(g) All Trade Secrets included in Purchaser Intellectual Property have been maintained in confidence in accordance with commercially reasonable protection procedures. Purchaser has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets that are part of Purchaser Intellectual Property, including requiring Persons having access thereto to execute written non-disclosure agreements. There has not been any disclosure of any Trade Secret of Purchaser to any Person in a manner that has resulted in, or to the Knowledge of Purchaser is likely to result in, the loss of Trade Secret or other rights in and to such information.

(h) All employees, consultants, and contractors who are contributing to or participating in, or who have contributed to or participated in the creation, conception or development of Intellectual Property for or on behalf of Purchaser have executed and delivered to Purchaser a valid, enforceable, written assignment of such employee’s, consultant’s, or contractor’s rights, as applicable, to such Intellectual Property of Purchaser. No employee, consultant, or contractor of Purchaser has asserted any claim against Purchaser in connection with such Person’s involvement in the any aspect of the Purchaser Intellectual Property. To the Knowledge of Purchaser, none of the employees, consultants, or contractors of Purchaser has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Purchaser in the furtherance of its business. To the Knowledge of Purchaser, none of its employees, consultants or contractors are in violation of any Contract relating to invention disclosure, invention assignment, confidentiality or non-disclosure or non-competition by virtue of such employees, consultants or contractors being employed by, or performing services for Purchaser, or using Trade Secrets of third parties without permission.

(i) The Purchaser Owned Intellectual Property and the Purchaser Licensed Intellectual Property constitute all Intellectual Property necessary or useful for the continued conduct of the business of the Purchaser in substantially the same manner as currently conducted and as currently proposed to be conducted.

(j) Section 6.14(j) of the Disclosure Letters separately lists and identifies all Software that is owned by Purchaser (the “Purchaser Software”) and is material to the business of Purchaser as currently conducted. All right, title and interest in and to Purchaser Software is owned by Purchaser free and clear of all Encumbrances. Purchaser has not disclosed, released, or escrowed for the benefit of others, any of the source code or system documentation relating to any Purchaser Software. To the Knowledge of Purchaser, the Purchaser Software and the other Software used by Purchaser, is free from any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of the Purchaser Software or any computer or system on which the Purchaser Software is installed or connected to.

(k) Section 6.14(k) of the Disclosure Letters separately lists and identifies all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Purchaser product or Purchaser Software. To the Knowledge of Purchaser, Purchaser is and at all times has been in compliance with the terms and conditions of all licenses for the Open Source Software included in or that is required to be included in Section 6.14(k) of the Disclosure Letters and Purchaser is in compliance with all Open Source Software and other intellectual property covenants, duties and obligations in its Contracts.

(l) To the Knowledge of Purchaser, no government funding, nor any funding or facilities of a university, college, other educational institution or research center, was used in the development of any Purchaser Owned Intellectual Property.

(m) All Purchaser IT Systems are and have been maintained by technically competent personnel substantially in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use. To the Knowledge of Purchaser, the Purchaser IT Systems operate in accordance with their documentation and functional specifications and are in working condition to perform effectively all information technology operations necessary for Purchaser to conduct its business as conducted. Since two (2) years prior to the date hereof, the Purchaser IT Systems have not had a material failure, breakdown, unauthorized intrusion or breach of security. Purchaser has in place a commercially reasonable data storage, system redundancy, and disaster avoidance and recovery program. Purchaser owns or has all rights to use the Purchaser IT Systems. Purchaser does not collect or store Personal Information that is owned by any customer or client of Purchaser on any Purchaser IT System.

(n) Since two (2) years prior to the date hereof, Purchaser has been in material compliance with all Privacy Commitments. Purchaser currently has in effect and since two (2) years prior to the date hereof, has implemented and maintained commercially reasonable physical, technical, administrative and organizational security measures to protect the confidentiality, integrity and security of Personal Information and Purchaser Data in its control, prevent the unlawful Processing of Personal Information, and prevent the unauthorized access, accidental loss or destruction of or damage to Personal Information or Purchaser Data, which measures are in material compliance with the Privacy Commitments.

(o) Since two (2) years prior to the date hereof, Purchaser has not received any written notice that it is or has been in breach of any Privacy Commitment. Since two (2) years prior to the date hereof, Purchaser has not received any written notice, complaint, subpoena, investigation, audit, or demand, from any Governmental Entity or any Person alleging the misuse or mishandling of Personal Information or Purchaser Data, or breach by the Purchaser of any Privacy Commitment.

(p) Purchaser and, to the Knowledge of Purchaser, the Personal Information Suppliers acting on behalf of Purchaser have collected all Personal Information fairly and lawfully and otherwise have all requisite legal authority to Process Personal Information in the manner it is Processed by Purchaser or any Personal Information Processor on behalf of Purchaser without breaching any of the Privacy Commitments. No action is pending and, to the Knowledge of Purchaser, no Person has threatened to commence any action concerning any claim that Purchaser has violated any Privacy Commitment in connection with, or relating to, any Personal Information, the Processing of Personal Information by the Purchaser, and/or a violation of a Person’s privacy or rights.

(q) Purchaser does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies with the applicable Privacy Commitments.

(r) The execution, delivery and performance of this Agreement and the Transaction do not and will not conflict with or result in a violation or breach of any Privacy Commitments.

(s) To the extent that Purchaser Processes any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data, Purchaser has implemented information security procedures, processes and systems that comply with all applicable Laws related to the Processing of cardholder data, including those established by applicable Governmental Entities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard) and all applicable Privacy Commitments.

(t) Since two (2) years prior to the date hereof, Purchaser has not experienced any Security Incident. Purchaser has not notified and, to the Knowledge of Purchaser, there have been no facts or circumstances that would require Purchaser to give notice to any customers or other Persons or any Governmental Entity of any actual or perceived Security Incident pursuant to any Privacy Commitment. To the Knowledge of Purchaser, no Personal Information Supplier acting on behalf of Purchaser has experienced any Security Incident or made or has been required to make any disclosure or notification under any applicable Privacy Laws in connection with any Security Incident with respect to any Personal Information provided by it to Purchaser or any of its Affiliates.

(u) To the Knowledge of Purchaser, no investigation or inquiry, complaint, or claim relating to the information privacy or data security practices (including collection, transfer, access, disclosure, retention, deletion, storage, Processing, or use) of Purchaser, the Processing of Personal Information, the Processing of Purchaser Data, or to any Security Incident have been made or reported by, or is being, or has been, conducted by, any consumer, Governmental Entity, consumer advocacy groups, industry or trade organizations, privacy seal or certification programs, privacy groups, members of the media, or bloggers.

(v) Purchaser does not transfer Personal Information out of the European Economic Area.

(w) Purchaser has not directed any online services to children under the age of 13. Purchaser has not collected any information from children under the age of 13 nor does any information in Purchaser databases contain any information from children under the age of 13.

Section 6.15 Insurance. Purchaser is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Purchaser is engaged. Purchaser has not any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 6.16 Transactions with Affiliates and Employees. Since the date of the filing of the most recent Form 10-K filed by the Purchaser, the Purchaser has not entered into any transaction with any of Person, which transaction would be required to be disclosed on a Form 10-K pursuant to the provisions of Item 404 of Regulation S-K as promulgated under the Exchange Act.

Section 6.17 Sarbanes-Oxley; Internal Accounting Controls. Purchaser is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof. Date. Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Purchaser has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and designed such disclosure controls and procedures to ensure that information required to be disclosed by Purchaser in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Purchaser’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of Purchaser as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Purchaser presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of Purchaser that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of Purchaser.

Section 6.18 Private Placement. Assuming the accuracy of the Sellers’ representations and warranties set forth in Article IV, no registration under the Securities Act is required for the issuance of the Shares by Purchaser to the Sellers as contemplated hereby.

Section 6.19 [Intentionally Omitted].

Section 6.20 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Purchaser has taken no action designed to, or which to the Knowledge of Purchaser is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Purchaser received any notification that the Commission is contemplating terminating such registration. Purchaser has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Purchaser is not in compliance with the listing or maintenance requirements of such Trading Market. Purchaser is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Purchaser is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

Section 6.21 Application of Takeover Protections. Purchaser and the Purchaser Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Purchaser’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that are applicable to the Sellers as a result of the Purchaser’s issuance of the Shares and the Sellers’ ownership of the Shares.

Section 6.22 [intentionally omitted].

Section 6.23 No Integrated Offering. Assuming the accuracy of the representations made by the Sellers and the Company set forth in Article IV and Article V, respectively, neither Purchaser nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Shares to be integrated with prior offerings by Purchaser for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

Section 6.24 [intentionally omitted].

Section 6.25 No General Solicitation. Purchaser has offered the Shares only to the Sellers.

Section 6.26 [intentionally omitted].

Section 6.27 [intentionally omitted].

Section 6.28 Office of Foreign Assets Control. Purchaser is not, and, to the Knowledge of Purchaser, none of its directors, officers, agents, employees or Affiliates is currently subject to any U.S. sanctions administered by the OFAC.

Section 6.29 Tax Matters.

(a) Section 6.29(a) of the Disclosure Letters sets forth the Tax entity classification of the Purchaser for U.S. federal and applicable state, local and non-U.S. income Tax purposes. The Purchaser uses, and has since its inception used, the accrual method of accounting for Tax purposes.

(b) Purchaser has filed or caused to be filed all income and other material Tax Returns with respect to Taxes that are or were required to be filed pursuant to applicable Law. All such Tax Returns filed by the Purchaser were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. The Purchaser has timely paid all income and other material Taxes (whether or not shown on any Tax Returns) required to be paid by it and made adequate provisions for the Taxes not yet due and payable. The Purchaser has not filed any written application with any Governmental Entity for any extension of time within which to file any Tax Return and the Purchaser has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity.

(c) The unpaid Taxes of the Purchaser: (i) did not, as of the Balance Sheet Date exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Purchaser in filing its Tax Returns.

(d) No written claim has ever been made by any Governmental Entity in a jurisdiction where the Purchaser does not file Tax Returns that the Purchaser is or may be subject to taxation by that jurisdiction.

(e) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or which are being properly contested in accordance with appropriate proceedings) upon any of the assets of the Purchaser.

(f) The Purchaser has delivered or made available to the Company true, correct and complete copies of all income and other material Tax Returns filed by the Purchaser since January 1, 2018. There are no pending or, to the Knowledge of the Purchaser, threatened audits, assessments, disputes, claims or Proceedings concerning any Taxes of the Purchaser. The Purchaser has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) involving the Purchaser.

(h) Purchaser does not have any Liability for Taxes of any other Person under state, local or foreign Tax Law, as a transferee or successor, by Contract or otherwise.

(i) Purchaser will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the Transaction or any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election under Section 108(i) or Section 965 of the Code; (vi) amounts earned on or before the Closing Date pursuant to Section 951 or Section 951A of the Code, (vii) debt instrument held by the Purchaser on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code, or (viii) amounts recharacterized under Code Section 952(c)(2) as a result of any reduction described in Section 952(c)(1)(A) of the Code on or prior to the Closing Date.

(j) Purchaser has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Purchaser has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(l) Purchaser has not been a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b). No Tax Return filed by the Purchaser contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or other foreign tax requirements.

(m) Purchaser has withheld and paid all material Taxes required by Law or agreement to have been withheld and paid by it in connection with any amounts paid by it, if any, to its employees and independent contractors (including distributors), to any creditor, to any equity owner or otherwise.

(n) Purchaser has not requested or received any ruling or written advice from any Governmental Entity related to Taxes, the receipt or non-receipt of which is likely to impact the Taxes of the Purchaser, Company or any Affiliate thereof after the Closing Date.

(o) Purchaser will not be required to include any amount in income pursuant to Section 965 of the Code (including Section 965(h) of the Code) for any Tax period (or portion thereof) beginning after the Closing Date.

(p) Purchaser has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or other applicable Law, (ii) claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act (as amended by the Consolidated Appropriations Act, 2021), (iii) deferred the employee-portion of any payroll Taxes under the Payroll Tax Executive Order, or similar legislation, orders or guidance, or (iv) extended any of the foregoing benefits under the American Rescue Plan Act of 2021.

(q) Purchaser has not ever executed or entered into with any Governmental Entity any private letter ruling request or private letter ruling from the IRS (or any comparable ruling from any other Tax authorities).

(r) Purchaser has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has become subject to Tax jurisdiction in a country other than the country of its formation or incorporation.

Section 6.30 No Disqualification Events. With respect to the Shares to be sold hereunder in reliance on Rule 506 under the Securities Act, none of Purchaser, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of Purchaser ‘s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Purchaser in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any Disqualification Event.

Section 6.31 Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement and the Related Agreements or the Transaction as a result of any actions or commitments of Purchaser or its Affiliates.

Section 6.32 Negative Assurance. All of the disclosure furnished by or on behalf of the Company to the Purchaser regarding the Company and its business and the transactions contemplated hereby, including the Disclosure Letters to this Agreement, is, to the Knowledge of the Company, true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VII

INDEMNIFICATION; SURVIVAL

Section 7.1 Indemnification by the Sellers. Subject to the applicable provisions of this ARTICLE VII, the Sellers shall, on a joint and several basis, indemnify and hold harmless Purchaser and its successors, assigns and Affiliates (which, after the Closing, shall include the Company), and its and their respective shareholders, partners, employees, managers, officers, directors representatives and agents (collectively, the “Purchaser Indemnified Parties”) from and against any direct or indirect Indemnity Loss resulting from, arising out of, relating to, in the nature of, or caused by:

(a) the breach or inaccuracy of any of the representations or warranties of the Sellers contained in this Agreement or any Related Agreement, except that the Sellers’ obligations to indemnify and hold harmless the Purchaser Indemnified Parties from Indemnity Losses with respect to ARTICLE IV shall be several and not joint;

(b) the breach or failure to perform by the Sellers or the Company of any of their respective covenants or obligations contained in this Agreement (other than, with respect to the Company, any of its covenants hereunder that are to be performed or relate to a period after the Closing), provided, however, that, for the avoidance of doubt, in no event shall any Seller have any liability or obligation with respect to the breach by any other Seller of any covenant set forth in this Agreement (other than with respect to the covenants of the Company);

(c) any Debt at Closing and unpaid Company Transaction Expenses not otherwise taken into account in the Closing Payment;

(d) (i) any Taxes (or non-payment thereof) of the Sellers, for which the obligation to indemnify shall be several and not joint; (ii) any Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period (including that portion of any Straddle Period ending on the Closing Date, apportioned in accordance with Section 8.3(b)); (iii) any Taxes of any Person imposed on the Company or with respect to its business as transferee or successor or member of an affiliated consolidated unitary or combined group, by Contract, or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; and (iv) all Transfer Taxes that are the responsibility of the Sellers pursuant to Section 8.2 (collectively, the “Company Pre-Closing Taxes”); and

(e) Any suit, action, proceed, claim, or investigation pending or threatened against the Company due to any acts or omissions (or alleged acts or omissions) by the Company prior to the Closing Date, except to the extent that a claim for indemnification has otherwise been asserted under Section 7.1(a).

Section 7.2 Indemnification by the Buyers. Subject to the applicable provisions of this ARTICLE VII, Purchaser shall indemnify and hold harmless each of the Sellers and their respective successors, assigns and Affiliates (which, following the Closing, shall not include Purchaser or any of its subsidiaries, including the Company, for purposes of this Article VII), and their respective shareholders, partners, employees, managers, officers, directors representatives and agents (collectively, the “Seller Indemnified Parties”) from and against any Indemnity Loss that any of the Seller Indemnified Parties may suffer or incur (including any Indemnity Loss they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Indemnity Loss is made pursuant to this Article VII prior to the end of such applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by:

(a) the breach or inaccuracy of any of the representations or warranties of the Purchaser contained in this Agreement or any Related Agreement;

(b) the breach or failure to perform by Purchaser of any of its covenants or obligations contained in this Agreement; and

(c) the breach by Purchaser prior to the Closing of any contract entered into by Purchaser on or after January 1, 2020.

Section 7.3 Indemnification Procedures.

(a) Third Party Claims.

(i) Notice. If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article VII, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnity Loss that has been or may be sustained by the Indemnified Party.

(ii) Right to Defend. Upon receipt of the notice, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (A) within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim the Indemnifying Party acknowledges in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder; provided, further, that, if after the Indemnifying Party acknowledges its unqualified obligation to indemnify the Indemnified Party and assume the defense of such Third Party Claim, (I) new allegations or claims are asserted as part of such Third Party Claim, or (II) the original Third Party Claim is otherwise amended in a manner that materially increases the indemnification obligations of the Indemnifying Party under such Third Party Claim (including by reason of new facts having been discovered or being alleged), then, in each such case, the Indemnifying Party shall either (aa) notify the Indemnified Party of such changes to the original Third Party Claim, within fifteen (15) days of such changes, and turn over the defense of the Third Party Claim to the Indemnified Party, in which case the Indemnifying Party shall be deemed not to have acknowledged its obligation to indemnify the Indemnified Party (except to the extent all or any portion of the original Third Party Claim has already been determined, compromised or settled), or (bb) continue to defend such Third Party Claim, in which case the Indemnifying Party shall be deemed to have acknowledged its obligation to indemnify the Indemnified Party with respect to such Third Party Claim as so changed, (B) the Indemnifying Party certifies to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages, and does not seek statutory, enhanced or treble damages, an injunction or other equitable relief, (D) the Third Party Claim does not have a reasonable likelihood of resulting in indemnifiable losses that would result in the Indemnification Cap being exceeded; (E) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (F) the Third-Party Claim does not involve any criminal liability or any admission of criminal wrongdoing, or any civil claim commenced by a Governmental Entity; (G) the Third Party Claim does not involve a class action lawsuit; and (H) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Party to participate in the defense of the Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party (A) there are legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to or is not entitled to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may defend such Third Party Claim and seek indemnification for any and all losses based upon, arising from or relating to such Third Party Claim and, with the consent of the Indemnifying Party(which consent shall not be unreasonably withheld, conditioned or delayed), compromise or settle such Third Party Claim. The Sellers and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(iii) Cooperation. With respect to any Third Party Claim, both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related actions at all stages thereof where such Person is not represented by its own counsel. The parties agree to provide reasonable access to the other parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other party. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(iv) Settlement. The Indemnifying Party shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto if it is not defending such Third Party Claim. If the Indemnifying Party is defending such Third Party Claim, it shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Party unless such settlement, compromise or judgment (A) does not involve liability or the creation of a financial or other obligation on the part of the Indemnified Party, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Party, (B) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party, and (C) provides, for the complete, final and unconditional release of each Indemnified Party and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Party.

(b) Direct Claims. Any action by an Indemnified Party on account of a Indemnity Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnity Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.4 Manner of Payments.

(a) Subject to the restrictions and limitations set forth in this Article VII, all indemnification owing hereunder, as finally determined pursuant to this Article VII, shall be effected no later than fifteen (15) Business Days after the final determination thereof by Purchaser’s cancellation (in the event of a payment to a Purchaser Indemnified Party) or Purchaser’s additional issuance to Sellers (in the event of a payment to a Seller Indemnified Party, which shall be ratable based on each Seller’s Percentage Interest unless not all Sellers are Seller Indemnified Parties, in which case the Seller representative shall provide the Purchaser with the required allocation) of up to that number of Common Shares (based on an assumed price per share equal to $0.18 (subject to ratable adjustment for any stock split, reverse stock split or similar action from and after the date of this Agreement)) having an aggregate value equal to the amount of the unsatisfied portion of such indemnification obligation, it being agreed and understood that upon such determination in connection with a payment to the Purchaser Indemnified Party, such Shares shall be automatically cancelled, without the need for any further action by Purchaser, the Sellers or any other Person. For the avoidance of doubt, Purchaser and the Sellers may exercise their respective rights pursuant to this Section 7.4(a) on more than one occasion to the extent applicable Indemnity Losses are incurred, which are not paid by the Sellers, and which are determined to be owing as provided above.

(b) For U.S. federal and applicable state and local income Tax purposes, to the extent permitted by applicable Law, Purchaser and the Sellers agree (i) to treat the cancellation and/or re-issuance of Shares pursuant to Section 7.4(a) or Section 7.4(b) as an adjustment to the number of Shares issued hereunder and that, for the avoidance of doubt, the cancellation of such Shares relate back to the time of the issuance of such Shares, and (ii) to report the transactions contemplated by this Agreement consistently with the foregoing, including, without limitation, the filing of any Tax returns.

(c) Purchaser shall instruct its transfer agent to update the stock register of Purchaser to reflect any such cancellation and/or re-issuance. To the extent any Shares must be cancelled pursuant to Section 7.4(a), each Seller shall promptly deliver its Closing Common Stock Certificate (or any replacement stock certificate) to Purchaser, together with any other documentation required in connection with such cancellation and reissuance, and Purchaser shall arrange to cancel such stock certificate and deliver to such Seller a replacement stock certificate evidencing the Common Shares which remain after giving effect to such cancellation. To the extent any Shares must be issued pursuant to Section 7.4(a), Purchaser must promptly issue stock certificates to each Seller such Seller’s pro rata portion of the newly issued shares. For the avoidance of doubt, in the event that any Seller is required to return Common Shares to Purchaser pursuant to the terms of this Agreement, each such Seller agrees to take all such actions as are reasonably necessary to promptly effect such return.

(d) For purposes of giving effect to the foregoing agreements regarding indemnification, each Seller agrees that, during the period commencing on the Closing Date and ending on the second (2nd) anniversary thereof, such Seller shall not, directly or indirectly, transfer, assign, convey, sell, pledge, encumber or otherwise dispose of any Shares other than (i) as a result of the cancellation thereof by Purchaser pursuant to Section 7.4(a) or (ii) in compliance with the terms of the Lock-Up/Leak-Out Agreement.

Section 7.5 Materiality. For purposes of calculating the amount of Indemnity Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty covenant or agreement contained herein, and for purposes of determining whether such a breach has occurred, the representations, warranties, covenants and agreements contained herein shall be deemed to have been made without any qualifications as to “materiality”, “Material Adverse Effect” or other similar qualifications.

Section 7.6 Tax Treatment of Indemnification Payments. To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes (except to the extent otherwise required by applicable Law), and the parties agree to file their Tax Returns accordingly.

Section 7.7 Effect of Investigation and Waiver. Each party hereby agrees that its representations, warranties and covenants (and any related conditions to Closing) shall not be affected or deemed waived by reason of the fact that any other party knew or should have known that such representations, warranties and covenants are or may be inaccurate or may have been breached, unless the other party expressly agreed in a writing delivered prior to Closing to waive such inaccuracy or breach.

Section 7.8 Separate Basis for Claim. If any party hereto has breached any representation, warranty or covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

Section 7.9 Survival. Claims for indemnification under Section 7.1(a) , Section 7.2(a), or Section 7.3 shall only be valid to the extent that such claims are made prior to the twenty four (24) month anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, (a) claims arising from any breach of the Fundamental Representations of the Sellers, claims for breach of the representations set forth in Section 5.8 (the “Tax Representations”), the Fundamental Representations of Purchaser and claims pursuant to Sections 7.1(d) may be made until the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereof) and (b) claims pursuant to Section 7.1(b) or Section 7.2(b) may be made until the date that such covenant, obligation or agreement has been fully performed in accordance with its terms. Claims pursuant to Section 7.1(e) shall survive for a period of two (2) years following the Closing Date. Claims pursuant to Section 7.1(c) and Section 7.2(c) shall survive for a period of six (6) years following the Closing Date.

Section 7.10 Limitations on Indemnity Losses.

(a) No Indemnifying Party shall be required to indemnify the Indemnified Parties for Indemnity Losses arising under Section 7.1(a) or Section 7.2(a) unless and until, and only to the extent that, the aggregate amount of all such Indemnity Losses for which the Indemnified Parties are otherwise entitled to indemnification pursuant to Section 7.1(a) or Section 7.2(a), as applicable, exceeds $100,000 (the “Basket Amount”), in which case the Indemnified Parties shall be entitled to indemnification for Indemnity Losses starting from the first dollar and including such Basket Amount; provided, however, that the limitations in this Section 7.10(a) shall not apply to Indemnity Losses from claims for indemnification arising out of the breach of any Fundamental Representations of the Sellers, any Fundamental Representations of Purchaser, or in the case of fraud, willful misconduct or gross negligence.

(b) The Sellers, shall not be liable to indemnify the Purchaser Indemnified Parties for Indemnity Losses arising under this ARTICLE VII in an aggregate amount in excess of $4,000,000 (the “Seller Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to Indemnity Losses from claims for indemnification arising out of the breach of any Fundamental Representations of the Sellers or in the case of fraud, willful misconduct or gross negligence. In no event shall the Sellers in the aggregate be liable to indemnify the Indemnified Parties for Indemnity Losses arising from the breach of any Fundamental Representation of the Sellers, any representation in Section 5.8 or for claims pursuant to Section 7.1(b) or Section 7.1(c) for any such amount in excess of twenty million dollars ($20,000,000). There shall be no cap for Indemnity Losses in the case of fraud, willful misconduct or gross negligence.

(c) Purchaser, shall not be liable to indemnify the Seller Indemnified Parties for Indemnity Losses arising under this ARTICLE VII in an aggregate amount in excess of $4,000,000 (the “Purchaser Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to Indemnity Losses from claims for indemnification arising out of the breach of any Fundamental Representation of Purchasers or in the case of fraud, willful misconduct or gross negligence. In no event shall Purchaser be liable to indemnify the Indemnified Parties for Indemnity Losses arising from the breach of any Fundamental Representation of the Purchaser, any representation in Section 6.29, or for claims pursuant to Section 7.1(b) or Section 7.2(d) for any such amount in excess of twenty million dollars ($20,000,000). There shall be no cap for Indemnity Losses in the case of fraud, willful misconduct or gross negligence.

ARTICLE VIII
OTHER AGREEMENTS

Section 8.1 Confidential Information.

(a) Each Seller acknowledges and agrees that the Company Confidential Information of the Company and its Business is an asset which Purchaser and its Affiliates will acquire pursuant to this Agreement and the Related Agreements. For purposes of this Agreement, “Company Confidential Information” means the Trade Secrets of the Company, the Intellectual Property owned by the Company, and other information, whether written or oral and whether merely remembered or embodied in a tangible or intangible form, concerning the Company that is: (i) used in or related to the Company’s Business or industry and is private or proprietary to the Company (including Personnel), its industry or its clients or suppliers or created by the Company (including Personnel) for use in its prior, current or potential business; (ii) is or was designated and/or, in fact, treated as confidential by the Company; (iii) is not generally known by any Person other than the Personnel; or (iv) that is Personal Information. Each Seller agrees to maintain the confidentiality of, and refrain from using or disclosing to any Person (other than to Purchaser and its Affiliates and their respective employees, officers, managers, directors, equityholders, professional advisors, and agents), all Company Confidential Information, except (A) to the extent disclosure of any such information is required by Law, rule or regulation (including by interrogatories, requests for information or documents, subpoenas or similar processes), (B) if the Seller is an employee of Purchaser or its Affiliate following the Closing, then for the benefit of Purchaser and its Affiliates in the ordinary course of such employment, or (C) in connection with any claims, disputes or Proceedings against Purchaser or relating to this Agreement, the Related Agreements or the Transaction. Company Confidential Information shall cease to be such when it is in the public domain through no wrongful act on the part of any Seller or any of their respective Affiliates or representatives. Notwithstanding the foregoing, the Sellers shall be permitted to make disclosures concerning the Company Confidential Information, (w) in connection with any Tax Returns or any other filings with any Governmental Entity filed or to be filed by them or their Affiliates, (x) to the extent such information was or becomes available to such Seller from a third party who is not known to them to be bound by an obligation of confidentiality with respect thereto, and (y) during the course of pursuing or defending indemnification claims (or the matters underlying such indemnification claims) or in connection with any dispute between Purchaser or its Affiliates, on the one hand, and any Seller, on the other hand.

(b) If any Seller or any of its Affiliates (other than the Company) is required by Law, rule or regulation (including by interrogatories, requests for information or documents, subpoenas or similar processes) to disclose any Company Confidential Information, such Person shall provide Purchaser with prompt prior written notice of such request or requirement (to the extent reasonably practicable and not in conflict with any Law) so that Purchaser may seek an appropriate protective order (and if Purchaser seeks such an order, such Seller or its Affiliates will, and will cause his, her or its representatives to, cooperate, at the expense of Purchaser, as Purchaser shall reasonably request). If, in the absence of a protective order, a Seller, its Affiliates or their representative(s) is or are nonetheless required to disclose Company Confidential Information, such Seller, its Affiliates or their representative(s), as the case may be: (i) may, and will cause each of their representatives to, disclose only that portion of the Company Confidential Information that they are advised by legal counsel that they are required to disclose; and (ii) shall, and shall cause each of their representatives to, at the request of Purchaser, use commercially reasonable efforts, at the expense of Purchaser, to obtain assurance that confidential treatment will be accorded to such Company Confidential Information.

(c) Each party acknowledges that remedies at law may be inadequate to protect the other party and his, her or its Affiliates against any actual or threatened breach of this Section 8.1 by such party. Without limiting any other rights or remedies available to such party, each party will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to obtain equitable relief from an actual or threatened violation of Section 8.1, including specific performance and temporary or permanent injunctive relief. To obtain any such equitable relief, no party will be required to post a bond or other security or prove actual damages.

Section 8.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with this Agreement and the Related Agreements shall be borne and paid one-half by Purchaser and one-half by the Sellers. The applicable party shall, at their own expense, timely file any Tax Return or other document required to be filed by them (if any) with respect to such Transfer Taxes (and the other parties shall cooperate with respect thereto as necessary), and the non-filing party shall promptly reimburse the filing party for its half of such Transfer Taxes immediately upon filing of the applicable Tax Returns or other documents. The Sellers and Purchaser shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes.

Section 8.3 Preparation of Tax Returns; Payment of Taxes.

(a) The Seller Representative, at the Sellers’ expense, shall prepare or cause to be prepared all Tax Returns for the Company for any Tax period ending on or prior to the Closing Date but that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practice and custom of the Company to the extent consistent with applicable Law. At least twenty (20) days prior to filing any such Tax Return (taking into account any extension) (or if such date is within twenty (20) days following the Closing Date, as promptly as practicable following the Closing Date), the Seller Representative, on behalf of the Sellers, shall submit a copy of such Tax Returns to Purchaser for Purchaser’s review, comment and approval not to be unreasonably withheld, conditioned or delayed). Purchaser shall timely file, or cause to be timely filed (in each case, taking into account any extensions validly obtained) any such Tax Returns as finally determined pursuant to this Section 8.3(a). The Sellers shall pay to Purchaser all Taxes required to be paid with such Tax Returns at least five (5) Business Days before the filing of the Tax Return.

(b) Purchaser shall, at the Company’s expense, prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company for a Straddle Period (a “Straddle Period Tax Return”). At least twenty (20) days prior to filing any such Straddle Period Tax Return (taking into account any extension ) (or if such date is within twenty (20) days following the Closing Date, as promptly as practicable following the Closing Date), Purchaser shall submit a copy of such Straddle Period Tax Return to the Seller Representative, on behalf of the Sellers, for review, comment and approval (not to be unreasonably withheld, conditioned or delayed). With respect to Taxes of the Company relating to a Straddle Period, the parties agree that the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, receipts, expenditures or wages, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, receipts, expenditures or wages, be determined as though the taxable year of the Company terminated at the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time). The Sellers shall pay to Purchaser an amount equal to the amount of any Taxes reflected on such Tax Returns that relate to a Pre-Closing Tax Period at least five (5) Business Days before the filing of the Tax Return. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Purchaser.

(c) Purchaser and the Seller Representative, on behalf of the Sellers, shall attempt in good faith to resolve any dispute arising in connection with any Tax Return required to be filed by Purchaser pursuant to this Section 8.3. If Purchaser and the Seller Representative, on behalf of the Sellers, are unable to reach such agreement, the disputed items shall be resolved by the Arbitration Firm for resolution on at least a more-likely-than-not basis. For this purpose, the procedures set forth in Section 2.4(b)(iv) shall apply, mutatis mutandis and all fees and expenses of the Arbitration Firm shall be borne by the parties in the manner set forth in Section 2.4(b)(iv).

Any determinations made by the Arbitration Firm in connection with the foregoing shall be conclusive and binding on the parties.

Section 8.4 Cooperation on Tax Matters.

(a) The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, including by agreeing to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary in preparing and filing all Tax Returns, in making any election relating to Taxes, in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of the Company, and in all other appropriate Tax matters. Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary (A) in connection with the filing of Tax Returns or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, (B) to enforce rights under this Agreement or (C) to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.

(b) Notwithstanding the provisions of Section 8.4(a), and in addition to all other obligations imposed by this Section 8.4, each of the Sellers, on the one hand, and Purchaser, on the other hand, agree to give Purchaser or the Sellers, as applicable, reasonable written notice prior to transferring, destroying or discarding any Files and Records with respect to Tax matters and, if Purchaser or the Sellers, as applicable, so requests, shall allow Purchaser or the Sellers to take possession of such Files and Records.

(c) Last Day of Taxable Period. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company for all Tax purposes.

Section 8.5 Tax Contests. If a Governmental Entity asserts any actions, inquiries, claims, assessments, audits or similar events with respect to Taxes against the Company for a Pre-Closing Tax Period or a Straddle Period under this Agreement (any such claim, a “Tax Contest”), then the party first receiving notice (whether directly or indirectly through an Affiliate of such party) of such Tax Contest shall promptly provide to the other parties and the Company written notice specifying in reasonable detail the basis for such Tax Contest and shall include a copy of the relevant portion of any correspondence received from the Governmental Entity in respect of such Tax Contest; provided, however, that the failure of such party to give such prompt and detailed notice shall not relieve the other parties of any of their obligations under this Agreement, except to the extent that the other parties are actually and materially prejudiced thereby. The Seller Representative shall, by notice to Purchaser within fifteen (15) days following notice of any Tax Contest solely relating to a taxable period ending on or prior to the Closing Date, have the right to defend or prosecute and the right to control, at the Sellers’ sole cost and expense, any such Tax Contest by all appropriate proceedings. For any such Tax Contest, the defense or prosecution of which the Seller Representative controls, (i) the Seller Representative shall defend or prosecute the Tax Contest diligently and in good faith; (ii) neither the Seller Representative nor any Seller shall, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any compromise or settlement of such Tax Contest; (iii) the Seller Representative shall inform Purchaser of all material developments and events relating to such Tax Contest (including providing to Purchaser copies of relevant portions of all written materials relating to such Tax Contest); (iv) the parties shall cooperate with each other and each party’s representatives in good faith in order to contest effectively such Tax Contest; and (v) Purchaser or its authorized representative shall be entitled, at the expense of Purchaser, to attend and participate in all conferences, meetings and Proceedings relating to such Tax Contest. Purchaser shall have the right to control all other Tax Contests; provided that with respect to any such Tax Contest for which the Sellers would reasonably be expected to be required to indemnity Purchaser under this Agreement (A) Purchaser shall defend or prosecute the Tax Contest diligently and in good faith, (B) Purchaser shall not without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any compromise or settlement of such Tax Contest, (C) Purchaser shall inform the Sellers of all material developments and events relating to such Tax Contest (including providing to the Sellers copies of relevant portions of all written materials relating to such Tax Contest), in each case, solely with respect to any issues in such Tax Contest for which a Seller may have liability pursuant to this Agreement, (D) the parties shall cooperate with each other and each party’s representatives in good faith in order to contest effectively such Tax Contest and (E) the Sellers or their authorized representative shall be entitled, at their expense, to attend and participate in all conferences, meetings and proceedings with respect to any issues in such Tax Contest for which the Sellers will have liability pursuant to this Agreement. Notwithstanding anything to the contrary in Article VII, this Section 8.5 shall govern with respect to any Tax Contest. With respect to any Tax Contest relating to Taxes of the Company for any Pre-Closing Tax Period for a tax period beginning after December 31, 2017, the Seller Representative and the Sellers shall, to the extent applicable, (and shall cause any other Person acting as the “partnership representative” or “designated individual” for the Company to) make (or caused to be made) a timely and proper election under Section 6226(a) of the Code (and any corresponding elections under state and local Law) to treat a “partnership adjustment” as an adjustment to be taken into account by each member of the Company (including former members) in accordance with Section 6226(b) of the Code.

Section 8.6 Release. Effective as of the Closing, each Seller, on behalf of itself and its Affiliates and each of their respective heirs, successors and assigns (collectively, the “Releasing Parties”), hereby knowingly and voluntarily releases, acquits and forever discharges Purchaser and the Company, and any and all of their respective past, present and/or future Affiliates, successors and assigns, together with all present and former members, managers, employees, shareholders, directors and officers of Purchaser, the Company and such Affiliates, successors and assigns (collectively, the “Released Parties”), from any and all manner of claims, actions, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever in connection with any of the Released Parties, from the beginning of time to and including the Closing Date, other than (i) obligations arising under this Agreement, the Related Agreements or any transactions or other documents contemplated hereby or thereby or executed in connection therewith and (ii) claims for fraud or gross negligence as of or immediately prior to the Closing against Purchaser or any present or former , directors and officers of Purchaser.

Section 8.7 Use of Name.

(a) Effective as of the Closing, the Sellers hereby shall, and the Sellers shall cause their respective Affiliates to, transfer any and all rights, title or interest, including all related claims and causes of action and all associated goodwill, which they may have in or to the name, brand or marks “SideChannel” or any name, trademark, service mark, acronym or logo based on, or incorporating, any of such names, trademarks or service marks, or any Internet domain name containing all or a portion of the foregoing (collectively, the “Company Names”), other than any such rights, title or interest already owned or held by the Company, to the Company.

(b) On the Closing Date, the Sellers shall, and shall cause their respective Affiliates other than Purchaser and the Company to, change any of their corporate, trade, d/b/a and other registered names that include, or are confusingly similar to, any Company Name to a name that does not include, and is not confusingly similar to, any Company Name.

(c) Following the Closing, (i) the Sellers shall, and shall cause their respective Affiliates other than Purchaser and the Company to promptly cease and discontinue any and all uses of the Company Names, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and all trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names and other name or source identifiers that are derivations, translations, adaptations, combinations or variations of, or confusingly similar to, the Company Names, or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and (ii) the Sellers, for themselves and their respective Affiliates, agree that any and all rights of the Sellers and their respective Affiliates to the Company Names, including any such rights licensed to the Sellers or their respective Affiliates pursuant to any agreements or other arrangements, whether express or implied, shall terminate on the Closing Date without recourse by the Sellers or their respective Affiliates. None of the Sellers or their respective Affiliates shall seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of, or confusingly similar to, any Company Name.

Section 8.8 Seller Representative.

(a) Each Seller hereby irrevocably appoints Brian Haugli as his, her or its representative, agent and attorney-in-fact for and on behalf of such Seller and Brian Haugli is hereby the Seller Representative for all purposes under this Agreement and the Related Agreements. For the purposes of this Section 8.8, all references to Related Agreements shall be deemed to expressly exclude the Employment Agreements and the Restrictive Covenant Agreements. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the Related Agreements, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transaction, (iii) receive service of process in connection with any claims under this Agreement or any Related Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims, and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement and the Related Agreements, (vii) make any determinations and settle any matters in connection with any Earn-Out Shares in Sections 2.3 and 2.4(b) and (viii) deduct, hold back or redirect any funds which may be payable to any Seller pursuant to the terms of this Agreement or any Related Agreements in order to pay, or establish a reserve for, (A) any amount that may be payable by such Seller hereunder or (B) any costs, fees, expenses and other Liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder.

(b) From and after the date hereof, a decision, act, consent or instruction of the Seller Representative on behalf of the Sellers will constitute a decision of all Sellers and will be final, binding and conclusive upon each Seller, and Purchaser may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each Seller. Any notice or communication delivered by Purchaser or the Company or any of their respective Affiliates to the Seller Representative after the Closing shall, as between Purchaser, the Company and each of their respective Affiliates, on the one hand, and the Sellers, on the other hand, be deemed to have been delivered to all Sellers. Purchaser, the Company and each of their respective Affiliates shall be entitled to rely exclusively upon any communication or writings given or executed by the Seller Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Seller Representative. Purchaser, the Company and each of their respective Affiliates shall be entitled to disregard any notices or communications given or made by the Sellers in connection with any claims for indemnity unless given or made through the Seller Representative in accordance with the provisions of this Agreement.

(c) The Seller Representative may resign at any time, and may be removed for any reason or no reason by the consent of the Sellers (which, for the avoidance of doubt, shall not include a Seller who is a Seller Representative and subject to removal); provided, however, in no event shall the Seller Representative resign or be removed without the Sellers having first appointed a new Seller Representative who shall assume such duties immediately upon the resignation or removal of the Seller Representative. In the event of the death, incapacity, resignation or removal of the Seller Representative, the new Seller Representative shall be the Seller with the most Equity Securities as set forth at Exhibit B (which, for the avoidance of doubt, shall not include a Seller who is the Seller Representative being replaced). Notice of such appointment of such new Seller Representative shall be sent to Purchaser, such appointment to be effective upon the later of the date indicated in such notice or the date such notice is received by Purchaser pursuant to Section 11.4.

Section 8.9 Certain Other Matters. From and after the Closing, the Sellers shall, and shall cause their Affiliates to, as promptly as practicable, deliver, and if necessary endorse over to the Company, any cash, checks or other instruments of payment that the Sellers or any of their Affiliates receive that relate to the business of the Company and to which the Company is entitled.

Section 8.10 Lock-Up Agreements. The Shares shall be subject to a Lock-Up/Leak-Out Agreement, substantially in the form attached hereto as Exhibit E (the “Lock-Up/Leak-Out Agreement”), pursuant to which, without the prior written consent of Purchaser, the Sellers shall not directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of Shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) the Shares, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any the Shares or publicly disclose the intention to do any of the foregoing for a period of twenty four (24) months from the Closing; provided, however, the Sellers may sell up to twenty percent (20%) of the Shares twelve (12) months after the Closing and the balance of the Shares, or eighty percent (80%) of the Shares twenty four (24) months after the Closing, in each case subject to any limitations imposed by applicable securities laws.

Section 8.11 280G Covenant. Prior to the Closing, but in no event later than five (5) Business Days prior to the Closing Date, the Company will (a) use its best efforts to obtain a written waiver from each individual who is, or could reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) of the portion of any and all payments and benefits that could reasonably be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and would result in the imposition of an excise tax on such individual pursuant to Section 4999 of the Code (the “Company Waived Payments”) unless such Company Waived Payments are approved by the Company’s stockholders in accordance with the provisions of Section 280G of the Code and the Treasury Regulations thereunder, and (b) submit to the Company’s shareholders, for a shareholder vote (in a manner and with a disclosure document made available to Purchaser for review and comments, which shall be considered by the Company in good faith) by a vote of such shareholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Shareholder Vote”), the right of any such disqualified individual to receive his or her respective Company Waived Payments in a manner reasonably designed to cause the Company Waived Payments to be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code. Such waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Shareholder Vote for such item is obtained. Prior to finalization of any documents under this Section 8.11, Sellers and the Company shall provide Purchaser a reasonable opportunity to review such documents and incorporate Purchaser’s reasonable comments thereon.

Section 8.12 Access to Information.

(a) During the Interim Period, the Sellers and the Company shall provide Purchaser and its Representatives with access to information regarding the Company and its material operations, in each case, as reasonably requested by Purchaser, in each case, except for information (i) that the Sellers reasonably believes such Sellers or the Company are prohibited from providing to Purchaser by reason of applicable Law, (ii) that constitutes, or allows access to, information protected by attorney-client privilege or (iii) that any Seller or the Company is required to keep confidential or prevent access to by reason of any Contract with a third party; provided, however, that such access shall (A) be conducted at Purchaser’s expense, during normal business hours and under the supervision of personnel of such Seller or the Company, as applicable, (B) not disrupt the normal operations of the Company, and (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. All of such information shall be treated as Company Confidential Information.

(b) During the Interim Period, Purchaser shall provide the Sellers, the Company, and their respective Representatives with access to information regarding Purchaser and its material operations, in each case, as reasonably requested by the Sellers or the Company, in each case, except for information (i) that Purchaser reasonably believes it is prohibited from providing to the Sellers or the Company by reason of applicable Law, (ii) that constitutes, or allows access to, information protected by attorney-client privilege or (iii) that Purchaser is required to keep confidential or prevent access to by reason of any Contract with a third party; provided, however, that such access shall (A) be conducted at the Sellers’ or the Company’s expense, as applicable, during normal business hours and under the supervision of personnel of Purchaser, (B) not disrupt the normal operations of Purchaser, and (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. All of such information shall be treated as Purchaser Confidential Information. For purposes of this Agreement, “Purchaser Confidential Information” means the Trade Secrets of Purchaser, the Intellectual Property owned by Purchaser, and other information, whether written or oral and whether merely remembered or embodied in a tangible or intangible form, concerning Purchaser that is: (i) used in or related to Purchaser’s business or industry and is private or proprietary to Purchaser, its industry or its clients or suppliers or created by Purchaser (including its employees or contractors) for use in its prior, current or potential business; (ii) is or was designated and/or, in fact, treated as confidential by Purchaser; (iii) is not generally known by any Person other than the employees or contractors of Purchaser; or (iv) that is Personal Information. Each Seller agrees to maintain the confidentiality of, and refrain from using or disclosing to any Person (other than to Purchaser and its Affiliates and their respective employees, officers, managers, directors, equityholders, professional advisors, and agents), all Purchaser Confidential Information, except (A) to the extent disclosure of any such information is required by Law, rule or regulation (including by interrogatories, requests for information or documents, subpoenas or similar processes), or (B) in connection with any claims, disputes or Proceedings against Purchaser or relating to this Agreement or the Transaction. Purchaser Confidential Information shall cease to be such when it is in the public domain through no wrongful act on the part of any Seller or any of their respective Affiliates or representatives. Notwithstanding the foregoing, the Sellers shall be permitted to make disclosures concerning Purchaser Confidential Information, (w) in connection with any Tax Returns or any other filings with any Governmental Entity filed or to be filed by them or their Affiliates, (x) to the extent such information was or becomes available to such Seller from a third party who is not known to them to be bound by an obligation of confidentiality with respect thereto, and (y) during the course of pursuing or defending indemnification claims (or the matters underlying such indemnification claims) or in connection with any dispute between Purchaser or its Affiliates, on the one hand, and any Seller, on the other hand.

(c) After the Closing, Purchaser will, and will cause its Representatives to, afford to, each Seller and such Seller’s Representatives, reasonable access to the books, records, files and documents of, or relating to, the Company in order to permit such Persons to (i) prepare for, participate in and defend any Proceedings relating to or involving such Persons, (ii) discharge their obligations under this Agreement and (iii) comply with financial and Tax reporting requirements; except, in each case, (x) with respect to information that Purchaser reasonably believes Purchaser is prohibited from providing by reason of applicable Law, (y) if such access would jeopardize any attorney-client or other legal privilege or (z) with respect to information that Purchaser is required to keep confidential or prevent access to by reason of any Contract with a third party; provided, however, that such access shall (A) be conducted at such Seller’s or Seller’s Representatives expense, as applicable, during normal business hours and upon prior notice to the personnel of Purchaser, (B) not disrupt the normal operations of Purchaser and (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. Purchaser will cause any books and records of the Company to be maintained for not less than six (6) years from the Closing Date and will not dispose of such records thereafter without first offering in writing to deliver them to the Seller Representative on behalf of the Sellers; provided, however, that in the event that Purchaser transfers all or a portion of the business of the Company to any third party during such period, Purchaser may transfer to such third party all or a portion of the books, records, files and documents related thereto, so long as such third-party transferee expressly assumes in writing the obligations of Purchaser under this Section 8.12.

Section 8.13 Conduct of Business Pending the Closing. During the Interim Period, and except as (i) required by Law, contemplated, permitted or required by this Agreement and the Related Agreements or reasonably necessary to consummate the Transaction, (ii) set forth on Section 8.13 of the Disclosure Letters or (iii) consented to by Purchaser, the Company shall, and the Sellers shall cause the Company to:

(a) conduct its business in the ordinary course of business consistent with past practices and preserve current operations of the Company;

(b) maintain good relationships and goodwill with its employees, customers, suppliers and contractors in the Ordinary Course of Business;

(c) timely pay its debts, Taxes and other obligations when due;

(d) not (i) make or change any Tax election or Tax accounting method of the Company, (ii) enter into any ruling request, closing agreement, settlement or compromise of any claim or assessment in each case in respect of Taxes, (iii) file any amended Tax Return, (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, or (v) incur any liability for Taxes outside of the ordinary course of business;

(e) merge or consolidate with any other Person, or restructure, reorganize or adopt a plan or agreement of liquidation, dissolution, merger, consolidation or other reorganization;

(f) sell or acquire any material assets or business (other than sales in the ordinary course of business);

(g) grant or announce any increase in the salaries, bonuses, annual long-term incentive awards or other benefits payable by the Company to any of its employees (other than in the ordinary course of business and except as required by applicable Law or any employee benefit plan);

(h) maintain the properties and assets owned, operated or used by the Company in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(i) continue in full force and effect without modification all insurance policies;

(j) defend and protect its properties and assets from infringement or usurpation;

(k) settle or compromise and material claims;

(l) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(m) maintain its books and records in accordance with past practice and applicable Laws;

(n) comply in all respects with all applicable Laws; and

(o) not perform or permit any of the acts set forth in clauses (a) through (w) of Section 5.9 to occur or agree or commit to do any of the foregoing in this Section 8.13.

Nothing contained in this Agreement will give Purchaser, directly or indirectly, rights to control or direct the business or operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.

Section 8.14 Conduct of Purchaser Pending the Closing. During the Interim Period, and except as (i) required by Law, contemplated, permitted or required by this Agreement and the Related Agreements or reasonably necessary to consummate the Transaction, (ii) set forth on Section 8.14 of the Disclosure Letters, (iii) as contemplated by this Agreement or (iv) consented to by the Seller Representative, Purchaser shall:

(a) to use commercially reasonable efforts to (i) operate its business in the ordinary course of business and (ii) preserve the current operations, organization and goodwill of Purchaser and its current relationships with material customers, suppliers and key employees;

(b) timely pay its debts, Taxes and other obligations when due;

(c) continue in full force and effect all insurance policies;

(d) maintain its books and records in accordance with past practice and applicable Laws;

(e) comply in all material respects with all applicable Laws;

(f) not to;

(i) (a) make or change any material Tax election or Tax accounting method of the Company, (b) enter into any ruling request, closing agreement, settlement or compromise of any claim or assessment in each case in respect of Taxes, (c) file any amended Tax Return, (d) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, or (e) incur any liability for Taxes outside of the ordinary course of business;

(ii) issue, split, combine, recapitalize, subdivide or reclassify any equity interests of the Company;

(iii) merge or consolidate with any other Person, or restructure, reorganize or adopt a plan or agreement of liquidation, dissolution, merger, consolidation or other reorganization;

(iv) sell or acquire any material assets or business (other than sales in the ordinary course of business);

(v) change any method of accounting or accounting practice or policy used by the Company (except as required by GAAP or applicable Law);

(vi) provide any loan or advance to any Person, other than advances to employees for business expenses in the ordinary course of business not to exceed $25,000 individually or $50,000 in the aggregate;

(vii) not grant or announce any increase in the salaries, bonuses, annual long-term incentive awards or other benefits payable by Purchaser to any of its employees (other than in the ordinary course of business and except as required by applicable Law or any employee benefit plan);

(viii) create or incur any Lien (other than a Permitted Lien) not incurred in the ordinary course of business on any of its assets; and

(ix) agree or commit to take any of the actions specified in this Section 8.14.

Nothing contained in this Agreement will give the Sellers, directly or indirectly, rights to control or direct the business or operations of Purchaser prior to the Closing. Prior to the Closing, Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.

Section 8.15 Exclusivity.

(a) The Sellers and the Company agree that until this Agreement is terminated in accordance with its terms, the Company and the Sellers shall not, and each shall cause its Affiliates not to:

(i) solicit, initiate, consider, encourage, or accept any other proposals or offers from any Person (A) relating to any direct or indirect acquisition or purchase of all or any portion of the equity interests of the Company or all or substantially all of the assets of the Company, (B) to enter into any merger, consolidation, or other business combination with the Company or (C) to enter into a recapitalization, reorganization, or any other extraordinary business transaction involving or otherwise relating to the Company; or

(ii) participate in any discussions, conversations, negotiations, or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate, or encourage any effort or attempt by any other Person to seek to do anything described in the immediately preceding clause (i).

(b) The Sellers and the Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to anything described in the immediately preceding clause (a).

(c) The Seller Representative on behalf of the Sellers shall notify Purchaser promptly, but in any event within twenty four (24) hours, telephonically or via electronic mail if any such proposal or offer is made. Any such notice to Purchaser shall indicate in reasonable detail the identity of the Person making such proposal or offer and the terms and conditions of such proposal or offer.

Section 8.16 Disclosure Letters Updates. From time to time prior to the Closing, the Sellers shall promptly supplement or amend the Disclosure Letters (each a “Disclosure Letter Update”) with respect to any matter (regardless of whether such matter arose prior to, on or after the date of this Agreement) that would cause any representation or warranty of any of the Sellers or the Company to be inaccurate in any respect; provided, however, that in the event that such change or event which is the subject of the Disclosure Letter Update constitutes or relates to something that has had a Material Adverse Effect or would have resulted in a Closing condition not being met, then Purchaser shall have the right to either terminate this Agreement for failure to satisfy the Closing condition set forth in Section 9.1(a) or, in the event that Purchaser elects not to terminate this Agreement as a result of the matters specifically set forth in such Disclosure Letter Update (or if the matter disclosed in such Disclosure Letter Update is such that the Agreement is not terminable) and the Transaction is consummated, then Purchaser shall not be deemed to have irrevocably waived any right to seek indemnity under this Agreement with respect to such matters specifically set forth in such Disclosure Letter Update and shall continue to have the right to seek indemnity with respect thereto as if such Disclosure Letter Update had not been delivered; provided, however, that no such right to indemnity shall exist if and to the extent that the factual components of the event or matter required to be disclosed have not, prior to the date hereof, combined in a manner which would require disclosure in the Disclosure Letters on the date hereof.

Section 8.17 FINRA Approval. Promptly after the execution of this Agreement, Purchaser shall submit the Transaction and name change of Purchaser to SideChannel, Inc. (the “FINRA Submission”) to FINRA and respond to all comments rendered by FINRA it deems necessary in order to receive FINRA approval of the Transaction and the name change (the “FINRA Approval”). Purchaser shall provide a copy of the FINRA Submission to the Sellers no less than one (1) Business Day prior to its submission to FINRA and provide any correspondence with FINRA relating to the FINRA Submission.

Section 8.18 Approvals and Consents.

(a) From the date hereof until the Closing, the Company and the Sellers shall (i) use commercially reasonable efforts to file, make or obtain, as applicable, all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers, if any, listed on Section 9.2(c) of the Disclosure Letter. and (ii) shall make any payments required to accomplish the foregoing (and to the extent such payments are not made prior to the Closing, they shall be Transaction Expenses to be paid by the Company).

(b) Each of the parties shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Entity regarding matters with respect to the Transaction or any agreement or document contemplated hereby;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the Transaction or any agreement or document contemplated hereby; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the Transaction or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Sellers shall, subsequent to the Closing, cooperate with Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the Transaction contemplated hereunder (but, for the avoidance of doubt, not including any interactions between or the Company with Governmental Entities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity with such notice being provided sufficiently in advance of such meeting, discussion, appearance or contact to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 8.16 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Purchaser, the Company or any of their respective Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Purchaser of the Transaction, (iii) any material modification or waiver of the terms and conditions of this Agreement, or (iv) threaten to, commence, prosecute or defend any action.

(f) The Company and each Seller hereby waives all rights of first refusal, co-sale rights, drag-along rights, consent rights and other similar rights that the Company or the Seller (as applicable) may have, as well as any restrictions on the transfer of the Equity Securities, in each case under the Company’s organizational documents or otherwise with respect to the Transaction contemplated hereby.

Section 8.19 Litigation Support. Following the Closing, in the event and for so long as Purchaser or the Company are actively contesting or defending against any action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each Seller will cooperate with it and its counsel in the contest or defense and provide such testimony and access to the Seller’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Purchaser and the Company (unless Purchaser is entitled to indemnification therefor hereunder).

Section 8.20 Company Covenants. Each Seller shall cause the Company to comply with each of its covenants and agreements set forth herein.

Section 8.21 Insurance; Risk of Loss.

(a) From the date hereof until the Closing Date, the Company and each Seller will, and will cause each of its Affiliates to, keep insurance policies currently maintained in respect of the Business and current or former employees of the Company, as the case may be, or suitable replacements therefor, in full force and effect through the Close of Business on the Closing Date. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article X, Purchaser shall use commercially reasonable efforts to cooperate with the Seller Representative in the acquisition of the D&O Tail Policy.

(b) From the date hereof until the Closing Date, Purchaser will, and will cause each of its Affiliates to, keep insurance policies currently maintained in respect of its business and current or former employees of Purchaser, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

Section 8.22 Internal Control over Financial Reporting. Without limiting any other provisions of this Agreement, prior to the Closing, the Company shall use its commercially reasonable efforts to coordinate with Purchaser and to provide the internal resources required to establish: (a) a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with Accounting Principles; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of the Company, and (b) a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements; provided that the Company shall not be required to incur any out of pocket expenses (other than nominal expenses) in connection with such efforts. Prior to the Closing, the Company shall reasonably cooperate with Purchaser with respect to integration planning in respect of accounting and financial reporting functions.

Section 8.23 Financial Reporting Cooperation. During the period between the signing of this Agreement and the earlier of the Closing or termination of this Agreement, the Company shall provide such reasonable and customary cooperation (and to use commercially reasonable efforts to cause its officers, directors, employees, accountants, legal counsel, agents, other advisors and authorized representatives to provide such reasonable and customary cooperation) in connection with Purchaser’s and its Affiliates’ reporting obligations under the Securities Act and the Exchange Act.

Section 8.24 Financial Statements and Pro Forma Financials. Within sixty (60) days following the date of this Agreement, the Company shall deliver to the Purchaser the financial statements required for the amended Current Report on Form 8-K and in compliance with applicable SEC rules and regulations (including Regulation S-X), which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with Accounting Principles consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby as well as any pro-forma financial statements required in accordance with any rule or regulation promulgated with the SEC (including Regulation S-X) in form and content required to be included in the amended Current Report on Form 8-K.

ARTICLE IX
CLOSING CONDITIONS

Section 9.1 Purchaser’s Conditions to Closing. The obligation of Purchaser to consummate the Transaction shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Purchaser:

(a) Representations and Warranties.

(i) The Fundamental Representations of the Sellers shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement) as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) All representations and warranties of the Sellers set forth in ARTICLES IV and V of this Agreement other than Fundamental Representations of the Sellers shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement, and without giving effect to any Disclosure Letter Update pursuant to Section 8.16) as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (A) where the failure of such representations and warranties of the Sellers to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) for changes contemplated by this Agreement and the Related Agreements.

(b) Compliance with Agreements. The covenants and agreements required by this Agreement and the Related Agreements to be performed by the Sellers or the Company at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.

(c) Documents. The Seller Representative on behalf of the Sellers shall have delivered to Purchaser, or shall stand ready to deliver, all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 3.1.

(d) No Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The FINRA Approval shall have been received.

Section 9.2 Sellers’ Conditions to Closing. The obligations of the Sellers and the Company to consummate the Transaction shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Company and Seller Representative on behalf of the Sellers:

(a) Representations and Warranties.

(i) The Fundamental Representations of Purchaser shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained in this Agreement) as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) All representations and warranties of Purchaser set forth in ARTICLE VI of this Agreement other than Fundamental Representations of Purchaser shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained in this Agreement) as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (A) where the failure of such representations and warranties of Purchaser to be so true and correct would not reasonably be expected to individually or in the aggregate, prevent or materially delay the consummation of the Transaction and (B) for changes contemplated by this Agreement and the Related Agreements.

(b) Compliance with Agreements. The covenants and agreements required by this Agreement and the Related Agreements to be performed by Purchaser at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.

(c) Documents. Purchaser shall have delivered, or shall stand ready to deliver, all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 3.2.

(d) Designated Directors. Purchaser shall have taken all actions necessary to cause Brian Haugli and three (3) individuals designated by the Sellers to be appointed to the Purchaser Board (each, a “Seller Designated Director”) immediately after the Closing; provided, that such individuals meet Purchaser’s customary qualifications including, but not limited to, any qualifications relating to “independence” as determined by the New York Stock Exchange or Nasdaq; provided, further, that if any such individual (or alternate) fails to so qualify, the Seller shall have the right to designate an alternate individual to be appointed as a Seller Designated Director.

(e) The FINRA Approval shall have been received.

(f) No Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 9.3 Mutual Conditions to Closing. The respective obligations of Purchaser, the Sellers and the Company to consummate the Transaction shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may, to the extent it is legally permissible to do so, be waived by mutual written agreement of Purchaser and the Seller Representative on behalf of the Sellers:

(a) Governmental Approvals. The parties shall have received or have been deemed to have received the pre-Closing authorizations, consents, clearances, waivers and approvals (or the applicable waiting periods shall have expired with respect to the items) set forth on Section 9.3(a) of the Disclosure Letters to this Agreement.

(b) Absence of Orders; No Proceedings. No temporary, preliminary or permanent restraining order prohibiting, enjoining, restricting or making illegal the consummation of the Transaction shall be in effect. There shall not be pending any Proceeding initiated by any Governmental Entity or other Person challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit the consummation of the Transaction.

ARTICLE X
TERMINATION

Section 10.1 Grounds for Termination. This Agreement may be terminated:

(a) by either Purchaser (upon written notice from Purchaser to the Seller Representative on behalf of the Sellers) or by the Seller Representative on behalf of the Sellers (upon written notice from the Seller Representative on behalf of the Sellers to Purchaser) if the Closing shall not have occurred within one hundred and twenty (120) days of the date of this Agreement (the “Outside Date”); provided, that the terminating party shall only be entitled to exercise such right of termination if such terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions to Closing set forth in ARTICLE VIII, as applicable, would not have been satisfied; provided, further, that, in addition to the extension rights set forth in Section 10.1(b) and Section 10.1(c), if the conditions set forth in Section 9.3(a) are not satisfied as of such date, but all of the other conditions set forth in ARTICLE IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), either Purchaser (upon written notice from Purchaser to the Seller Representative on behalf of the Sellers) or the Seller Representative on behalf of the Sellers (upon written notice from the Seller Representative on behalf of the Sellers to Purchaser) may elect to extend the Outside Date by up to sixty (60) days;

(b) by Purchaser (upon written notice from Purchaser to the Seller Representative on behalf of the Sellers) if (i) there exists a breach of any representation or warranty of the Sellers contained in this Agreement such that the Closing condition set forth in Section 9.1(a) would not be satisfied or (ii) the Sellers or the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by them such that the Closing condition set forth in Section 9.1(b) would not be satisfied; provided, that (A) Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) unless, in the case of the immediately preceding clauses (i) or (ii), any such breach is not cured by the Sellers, or the Company, as applicable, within thirty (30) days after the Seller Representative on behalf of the Sellers receives written notice of such breach from Purchaser; provided, further, that the Company may elect by written notice to Purchaser to extend the Outside Date if and as required in order for the Sellers or the Company to have a full thirty (30) days after receipt of written notice of such breach from Purchaser within which to cure such breach; and (B) Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if, at the time of such termination, Purchaser is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 9.2(a) or Section 9.2(b), as applicable, would not have been satisfied;

(c) by the Sellers (upon written notice from the Seller Representative on behalf of the Sellers to Purchaser) if (i) there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the Closing condition set forth in Section 9.2(a) would not be satisfied or (ii) Purchaser shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Purchaser such that the Closing condition set forth in Section 9.2(b) would not be satisfied; provided, that (A) the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by Purchaser within thirty (30) days after Purchaser receives written notice of such breach from the Seller Representative on behalf of the Sellers; provided, further, that Purchaser may elect by written notice to the Seller Representative on behalf of the Sellers to extend the Outside Date if and as required in order for Purchaser to have a full thirty (30) days after receipt of written notice of such breach from the Seller Representative on behalf of the Sellers within which to cure such breach; and (B) the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c) if, at the time of such termination, any Seller or the Company is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 9.1(a) or Section 9.1(b), as applicable, would not have been satisfied;

(d) by either Purchaser (upon written notice from Purchaser to the Seller Representative on behalf of the Sellers) or by the Sellers (upon written notice from the Seller Representative on behalf of the Sellers to Purchaser) if there shall be in effect a final, non-appealable order prohibiting, enjoining, restricting or making illegal the consummation of the Transaction; or

(e) at any time prior to the Closing by mutual written agreement of Purchaser and the Seller Representative on behalf of the Sellers.

Section 10.2 Effect of Termination. Termination of this Agreement pursuant to Section 10.1 shall terminate all obligations of the parties, except for the obligations under this Section 10.2, and ARTICLE XI and the Confidentiality Agreement; provided, however, that termination pursuant to Section 10.1 shall not relieve a breaching party (whether or not the terminating party) from any liability to any other party resulting from any willful breach under this Agreement, unless, with respect to a termination pursuant to Section 10.1(e), the parties have expressly waived such defaulting or breaching party from any liability resulting from any such default or breach under this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Public Announcements. No party hereto shall make any public announcement of the Transaction unless the form and substance of the announcement are mutually agreed upon by the Seller Representative on behalf of the Sellers and Purchaser, which agreement shall not be unreasonably withheld, conditioned or delayed, or unless public disclosure is necessary to comply with applicable Laws (including, without limitation, the Exchange Act and the rules and regulations promulgated thereunder), or stock exchange regulations or practices; provided, however, that prior to issuing any such press release or making any such public statement required by Laws (including, without limitation, the Exchange Act and the rules and regulations promulgated thereunder), or stock exchange regulations or practices, Purchaser shall provide the Seller Representative (to the extent legally permissible) with an advanced copy of the content of the same and consider in good faith the comments of the Seller Representative with respect thereto, provided, any such comments are provided no later than one (1) day after receipt of such disclosure by the Seller Representative.

Section 11.2 Costs and Expenses. Each of the parties hereto shall bear all expenses and costs incurred by such party in connection with this Agreement and the Related Agreements and the Transaction, including the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party, except as otherwise provided in this Agreement. Without limiting the foregoing, all Company Transaction Expenses and transfer taxes will be paid by the Sellers.

Section 11.3 Further Assurances. From and after the date of this Agreement, the parties hereto shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of Transaction.

Section 11.4 Addresses for Notices, Etc. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given, as follows: (a) on the actual date of service if delivered personally, (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 11.4, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt, or (c) two (2) Business Days after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 11.4:

If to the Sellers or the Seller Representative:	Brian Haugli 146 Main St, Suite 405 Worcester, MA 01608 brian@sidechannel.com

With a copy to (which copy shall not constitute notice hereunder):	Lippes Mathias LLP 50 Fountain Plaza Suite 1700 Buffalo, New York 14202 Attention: Paul J. Schulz; Andrea H. Vossler E-mail: PSchulz@lippes.com; avossler@lippes.com
If to Purchaser:	Cipherloc Corporation 6836 Bee Cave Road, Bldg. 1, Suite 279 Austin, TX 78746 Attention: Ryan Polk E-mail: ryan@cipherloc.net

With a copy to (which copy shall not constitute notice hereunder):	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Attention: John Hempill E-mail: jhempill@sheppardmullin.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 11.4.

Section 11.5 Headings. The Article, Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 11.6 Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.

Except as otherwise specifically provided in this Agreement or any of the Related Agreements (such as by use of the words “sole”, “absolute discretion”, “complete discretion” or words of similar import), if any provision of this Agreement or any of the Related Agreements requires or provides for the consent, waiver or approval of a party, such consent, waiver or approval shall not be unreasonably withheld, conditioned or delayed.

The Disclosure Letters referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.

“Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof.

“Including” (and with correlative meaning “include”) means including, without limiting, the generality of any description preceding such term.

References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, Exhibits, Schedules or amendments thereto.

The term “party” refers to a party to this Agreement and the term “parties” refers to the parties to this Agreement, except where the context clearly indicates otherwise.

References to a “day” or “days” shall mean a calendar day or days unless Business Days are expressly specified.

Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

The term “or” shall mean “and/or.”

Section 11.7 Severability. The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 11.8 Entire Agreement and Amendment. This Agreement, the Related Agreements, including the Exhibits and Schedules (including the Disclosure Letters) referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Related Agreements. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement and the Related Agreements. This Agreement and the Related Agreements supersede in their entirety all prior agreements and understandings among the parties hereto with respect to the Transaction, and any and all other letters of intent, memoranda of understanding, term sheets or the like. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by Purchaser and the Seller Representative on behalf of the Sellers. Notwithstanding the foregoing, the provisions of the Confidentiality Agreement shall remain in effect until the Closing and, after the Closing, the Confidentiality Agreement shall terminate in its entirety.

Section 11.9 No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties hereto are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law: (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties, (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.

Section 11.10 Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Purchaser, the Company, Seller Representative on behalf of the Sellers and each of the Sellers and their respective successors and permitted assigns, and Indemnified Parties under ARTICLE VII.

Section 11.11 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither Purchaser nor any of the Sellers shall assign or delegate his, her or its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of the other Parties. Each Seller hereby consents to the collateral assignment of their respective rights under this Agreement and the Related Agreements to lenders of Purchaser or its Affiliates.

Section 11.12 Attorney-Client Privilege. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (i) all communications between Purchaser or its Subsidiaries or any of their respective Representatives, on one hand, and Sheppard, Mullin, Richter & Hampton LLP (the “Purchaser’s Counsel”), on the other hand, in connection with the Transaction (collectively, the “Purchaser Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the members of the Purchaser Board as of immediately prior to the date of this Agreement (the “Transaction Board Members”) and not Purchaser, (ii) neither the Sellers, the Company nor any of their respective Representatives (including, without limitation, any members of Purchaser Board nominated by the Sellers pursuant to the terms of this Agreement) shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Transaction Board Members shall be the sole holder of the attorney-client privilege with respect to each Purchaser Transaction Engagement, and neither Purchaser nor the Sellers, the Company or any of their respective Representatives shall be a holder thereof, (iv) to the extent that files of any Purchaser’s Counsel in respect of any Purchaser Transaction Engagement constitute property of the client thereof, only Transaction Board Members shall hold such property rights thereto, and (v) unless directed to do so by the Transaction Board Members or by a court of competent jurisdiction or other authority (and then in each case only to the extent of such direction), no Purchaser’s Counsel shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to Purchaser or any of its Representatives to Sellers, the Company or their Subsidiaries or any of their respective Representatives by reason of any attorney-client relationship between Purchaser’s Counsel and Purchaser or otherwise.

Section 11.13 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Related Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, the parties shall be entitled to seek an injunction or injunctions (including specific performance) to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement and any Related Agreement, such injunction or injunctions being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(b) No party shall be required to provide any evidence of irreparable harm or bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement.

Section 11.14 Governing Law; Dispute Resolution.

(a) This Agreement, and all claims or causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Except (i) in the case where a party seeks to obtain specific performance pursuant to Section 11.13, (ii) for the dispute procedure set forth in Section 2.4(b)(iv), Section 8.3 and Section 8.4 and (iii) in the case of fraud, willful misconduct and gross negligence, from and after the Closing, any dispute, claim or controversy arising out of or in connection with this Agreement or the breach, termination, enforcement, interpretation or validity thereof, the determination of the scope or applicability of this Agreement to arbitrate, shall be referred to and finally settled by arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Where this Section 11.14 applies, any party interested in the dispute may by notice in writing (an “Arbitration Notice”) to the other party/ies refer the dispute for arbitration under the JAMS Comprehensive Arbitration Rules.

(c) The arbitral tribunal will consist of one (1) arbitrator, independent of the parties, mutually agreed to by the parties to the dispute within thirty (30) days of deemed receipt of the Arbitration Notice, in accordance with the JAMS Comprehensive Arbitration Rules.

(d) The seat of the arbitration will be Delaware. The governing law of the arbitration shall the same as that set forth in Section 11.14(a). The arbitration shall be conducted in English and be confidential. The arbitrator’s determination shall be given in writing and set forth the reasons for such determination. The determination of the arbitrator shall be final and binding on all parties for all purposes and the parties waive any and all rights to appeal to the courts. Each party shall bear its own costs in connection with any dispute, provided however that: (i) all interim expenses or fees payable to arbitrators or institutions conducting an arbitration shall be shared equally by the parties to the dispute (and to the extent that where more than one party to the dispute are Affiliates, they shall be deemed to be one party for the purposes of allocation of such interim expenses); and (ii) insofar as JAMS Comprehensive Arbitration Rules permit, the arbitrator may award costs, including reasonable attorneys’ fees, as part of his, her or its determination, in which case such determination will prevail.

(e) Notwithstanding any provision of this Section 11.14, nothing in this Section 11.14 prevents any party from applying to a court of competent jurisdiction: (i) for preliminary injunctive relief, a preservation order or to seek other interim relief; or (ii) to seek recognition or enforcement of any arbitral award or determination made under this Agreement.

(f) Notwithstanding any of the foregoing provisions of this Section 11.14, in the event that a dispute subsists and, at that time, there also subsists another dispute, controversy, difference or claim arising between the same parties in relation to or connected with this Agreement and which is already the subject of existing arbitration proceedings, the parties shall (unless they otherwise agree in writing) procure (including by the exercise of rights and discretions available to them under this Agreement) that the dispute is referred to and heard by the same arbitration tribunal hearing the existing arbitration proceedings.

Section 11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON LAW, CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 11.16 Signatures and Counterparts. This Agreement may be executed and delivered by facsimile, portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), and in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

“PURCHASER”:

CIPHERLOC CORPORATION,
a Delaware corporation

By:
Name:	Ryan Polk
Title:	Chief Financial Officer

“COMPANY”:

SIDECHANNEL, INC.,
a Massachusetts corporation

By:
Name:	Brian Haugli
Title:	Chief Executive Officer

“SELLERS”:

BRIAN HAUGLI, an individual

NICK HNATIW, an individual

DAVID CHASTEEN, an individual

JOE KLEIN, an individual

MIGUEL SAN MATEO, an individual

“SELLER REPRESENTATIVE”:

BRIAN HAUGLI

[Signature Page to Equity Securities Purchase Agreement]

EXHIBIT A

Definitions

As used in this Agreement, the following terms have the meanings indicated below:

“Affiliate” means, with respect to the Person to which it refers, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by Contract or otherwise). Notwithstanding the forgoing, for the purposes of this Agreement, from and after the Closing, none of the Purchaser, the Company, and the Sellers shall be deemed to be Affiliates of one another.

“Business” means the business of cybersecurity consulting (including, but not limited to, pairing cybersecurity professionals with clients), cybersecurity risk management services, cybersecurity compliance consulting, and cybersecurity training.

“Business Day” means any day other than Saturday, Sunday or a legal holiday or any day on which banking institutions are authorized or obligated by law to close in in New York, NY or Austin, TX are authorized or obligated by Law to be closed.

“Business Systems” means all software, computer hardware (whether general or special purpose), computer systems, information technology and data processing systems, telecommunications equipment (including data communications lines, routers, hubs, switches), interfaces, networks, platforms, servers, peripherals, websites, and all other information technology equipment, and all associated documentation that are owned or leased by or for, or under the control of, the Company.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116- 136, H.R. 748, 116th Cong. (2020), as amended, or any similar applicable federal, state or local Law, and together with all guidance, rules and regulations related thereto issued by a Governmental Entity, (ii) the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65, as modified by IRS Notice 2021-11, and any successor or related regulation, notice, or guidance), (iii) the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260, H.R. 133, 116th Cong. (2020), as amended, or any similar applicable federal, state or local Law, and together with all guidance, rules and regulations related thereto issued by a Governmental Entity, and (iv) the American Rescue Plan Act of 2021, Pub. L. No. 117-2, H.R. 1319, 117th Cong. (2021), as amended, or any similar applicable federal, state or local Law, and together with all guidance, rules and regulations related thereto issued by a Governmental Entity.

A-1

“Cash Collections” means (i) sales invoices paid by Company clients for activities billed to Company clients and reported in the Purchaser’s financial statements in accordance with GAAP, plus (ii) the portion of the Company client retainer that has been recognized as revenue in accordance with GAAP for the relevant period. Portions of client retainers that have not been recognized as revenue time in accordance with GAAP at a given shall be excluded from Cash Collections.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock Equivalents” means any securities of Purchaser which would entitle the holder thereof to acquire at any time the Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of the Common Stock.

“Company” shall have the meaning assigned in the Preamble.

“Company Data” means all data collected, generated, or received in connection with the services rendered or product supplied by the Company and the marketing, delivery, or use of any service rendered or products supplied by the Company, including Company Confidential Information, Tracking Data, Trade Secrets, and all credentials collected, held, or otherwise managed by or on behalf of the Company.

“Company Intellectual Property” means all Company Owned Intellectual Property and Intellectual Property used in or necessary to the conduct of the business of the Company.

“Company IT Systems” means all information technology and computer systems (including Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, owned by, used in or necessary to the conduct of the business of the Company.

“Company Licensed Intellectual Property” means all Intellectual Property of a third party that is properly licensed to the Company pursuant to a written Contract.

“Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a materially adverse effect upon the assets, financial condition or results of operations of the Company or on the performance by the Sellers or the Company of their obligations hereunder and under the Related Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the Company’s business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in economic, market, business, regulatory or political conditions generally in the United States or in the global financial or securities markets generally (including interest rates, exchange rates and commodity prices) or in the financial markets of any such jurisdiction, (b) changes in the Accounting Principles, (c) changes in Law, (d) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (e) any “act of God,” including weather, natural disasters pandemic or disease outbreak (including COVID-19), and earthquakes, or (f) changes resulting from the announcement of the execution of this Agreement or the Transaction; except, with respect to clauses (a), (b), (c) or (e), to the extent that such change, event, development or effect has a materially disproportionate effect on the business of the Company relative to other businesses in the industry in which the Company operates.

A-2

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company Registered Intellectual Property” means all Intellectual Property included in the Company Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded with or by, any Governmental Entity in any jurisdiction.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated November 4, 2021 by and between Purchaser and the Company.

“Confidential Information” means the Company Confidential Information and the Purchaser Confidential Information.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, arrangement or other commitment, obligation or understanding, express or implied, of any nature whatsoever to which a Person is a party or by which a Person or its assets or properties are legally bound, including all amendments, modifications and supplements thereto, whether written or oral.

“Copyrights” means all works of authorship and derivative works thereof (whether or not published), registered and unregistered copyrights, designs and mask work and registrations (and any similar rights), and other rights of authorship and exploitation, and any applications, registrations and renewals in connection with any of the foregoing.

“D&O Tail Policy” means a prepaid insurance policy paid for by Purchaser, which provides liability insurance coverage for each present (as of immediately prior to the Closing) and former shareholder, officer, director, employee, manager, managing member, member, fiduciary or agent of the Company on customary terms and from an insurance carrier reasonably acceptable to Purchaser (including in amount and scope) for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transaction.

A-3

“Debt” means without duplication: (i) obligations relating to indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), whether current, short term or long term, or secured or unsecured; (ii) obligations of the Company to pay deferred purchase or acquisition price of property or services (including, without limitation, the maximum amount of any potential earnout payments); (iii) the Company’s lease obligations that are capitalized (or required to be capitalized) under the Accounting Principles, whether short term or long term; (iv) Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Company against fluctuations in interest rates; (v) any indebtedness of the Company evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (vi) any obligations of the Company under any drawn letters of credit, performance bonds, bankers acceptances or similar obligations; (vii) all accrued but unpaid Company Pre-Closing Taxes, all payroll Taxes deferred pursuant to the CARES Act, the Payroll Tax Executive Order, or any similar provision of state, local or non-U.S. Law, with respect to wages paid prior to the Closing, and payable following the Closing (but excluding any such payroll Taxes to the extent reflected as a current liability in the determination of working capital); (viii) Liabilities secured by any Encumbrance (other than Permitted Encumbrances) on any property owned by the Company, whether or not the Liability secured is of the Company, or another Person; (ix) all interest, prepayment penalties, fees and other expenses owed with respect to Debt described in the foregoing clauses (i) through (ix); and (x) all indebtedness of the type referred to in the foregoing clauses (i) through (x) which is directly or indirectly guaranteed by the Company (including guarantees in the form of an agreement to repurchase or reimburse) whether or not the respective indebtedness so guaranteed has been assumed by the Company. Notwithstanding the foregoing, the term “Debt” shall not include Seller Transaction Expenses or any amounts reflected in the Closing Company Net Cash.

“Embargoed Country” means Iran, Syria, Cuba, Russia, North Korea, and the Crimean Peninsula of Ukraine.

“Employee Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, retention, incentive, compensation, loans, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement maintained, sponsored or contributed to by the Company or any ERISA Affiliate thereof, or under which the Company or any ERISA Affiliate thereof has or may have any obligation or Liability, whether actual or contingent.

“Encumbrance” means all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever; in each case, other than any Permitted Encumbrances.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, claims, orders, citations, or Proceedings alleging Liability arising out of or resulting from: (a) the presence or Release into the environment of any Hazardous Substance at any Leased Real Property; or (b) any violation of Environmental Law.

A-4

“Environmental Laws” means all applicable federal, state, local or foreign statutes, Laws, regulations, judgments and orders in effect on the date hereof and relating to protection of human health or the environment, including Laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all Licenses and Permits issued pursuant to Environmental Laws.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and the rules of regulations promulgated thereunder from time to time.

“ERISA Affiliate” means any Person that, together with the Company, is required to be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Family Member” with respect to any Person means (i) such Person’s spouse, parents, children, siblings, mothers in law, fathers in law, sons in law, daughters in law, brothers in law and sisters in law, whether by blood, marriage or adoption, (ii) such Person’s estate, (iii) any trust, partnership, limited liability company or similar entity created or established solely for the benefit of such Person and/or any Person referred to in clause (i) above and/or such Person’s estate.

“Files and Records” means all financial and accounting files, records and other information of the Company.

“FINRA” means the Financial Industry Regulatory Authority.

“Fundamental Representation of the Purchasers” means any representation or warranty set forth in Section 6.1 (Organization; Power), Section 6.2 (Authorization and Validity of Agreement), Section 6.4 (No Conflict or Violation), Section 6.6 (Capitalization), Section 6.31 (Broker’s and Finder’s Fees).

“Fundamental Representation of the Sellers” means any representation or warranty set forth in Section 4.3 (Title to the Equity Securities and Related Matters), Section 4.6 (Broker’s and Finder’s Fees), Section 5.1 (Organization; Power), Section 5.2 (Authorization and Validity of Agreement), Section 5.3 (Capital Structure of the Company), Section 5.4 (No Conflict or Violation) and Section 5.24 (Broker’s and Finder’s Fees).

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles or certificate of organization or formation and the operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

A-5

“Governmental Entity” means any federal, foreign, state, county, municipal, provincial or local governmental authority, court, judicial body, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, commission, board, bureau, branch, division, ministry, or instrumentality of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Material” means (i) any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, or words of similar import, as any of the foregoing may be defined in any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials, PFAS and PFOA, chlorinated solvents, urea formaldehyde and polychlorinated biphenyls and (ii) any chemical, substance or waste, the Release or presence of which necessitates reporting, investigation or cleanup pursuant to any Environmental Law, or for which standards of conduct exist pursuant to any Environmental Law.

“Hazardous Substances” means any chemicals, materials or substances which either (i) are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants”, or similar terms under any Environmental Law, or (ii) the Release of which requires notice, investigation or remediation under Environmental Laws.

“Indemnified Party” (or “Indemnified Parties” as applicable) means a Purchaser Indemnified Party.

“Indemnifying Party” (or “Indemnifying Parties” as applicable) means the party or parties which a Claimant believes has or have an obligation to indemnify under ARTICLE VII.

“Indemnity Loss” means any damages, losses, obligations, Liabilities, Taxes, loss or reduction in Tax attributes or benefits, deficiencies, claims, encumbrances, penalties, costs, disbursements and expenses, including costs of investigation and defense and reasonable attorneys’, accountants’ and experts’ fees , provided, however, that in no event shall Indemnity Loss include consequential, loss of value of Shares or punitive damages, except in the event such consequential or punitive damages are awarded to a third-party Person as the result of a Third Party Claim.

“Intellectual Property” means all worldwide intellectual property and intellectual property rights, and similar rights arising from or associated with the following, whether protected, created, or arising under the Laws of the United States or any other jurisdiction, including (a) Trademarks; (b) domain names, Uniform Resource Locator (URLs) and other Internet addresses or identifiers, websites and website content; (c) Patents; (d) Copyrights; (e) Trade Secrets; (f) Social Media Accounts; (g) Software; (h) any other intellectual property rights of any kind or nature; (i) rights to receive income, royalties, damages and payment now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; and (j) rights to exclude others from appropriating any of such Intellectual Property, including the right to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein.

A-6

“Interim Period” means the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“Key Persons” means Brian Haugli, Joe Klein and Miguel San Mateo.

The phrases “to the Knowledge of Purchaser” or words of similar import, means the actual knowledge of Ryan Polk and Thomas Wilkinson including knowledge that such person should reasonably have had after making reasonable inquiry.

The phrases “to the Knowledge of the Company” or words of similar import, means the actual knowledge of the Key Persons including knowledge that such person should reasonably have had after making reasonable inquiry.

“Law” means any applicable local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Liability” means, with respect to any Person, any Debt, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses and Permits” means all licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct by the Company of its business or the operation of the assets and all pending applications therefor or renewals thereof.

“Milestone” means the receipt of Five Million Five Hundred Thousand Dollars ($5,500,000) or more of Cash Collections from customers for services and solutions delivered on a trailing twelve (12) month basis.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

A-7

“Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is: (a) distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero GPL (AGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License; or (b) distributed under any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means any action taken by a Person if such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Patents” means any patents, utility models, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs, including any continuations, divisionals, continuations-in-part, reexaminations or reissues of a patent or application and any patents issuing thereon, and other rights of invention, and any applications for registration and renewals of any of the foregoing.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity.

“Percentage Interest” means, with respect to a Sellers, such Sellers’ percentage interest of the Equity Securities as set forth on Exhibit B attached hereto.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Encumbrance” means any of the following: (a) carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons and other liens imposed by applicable Laws; (b) zoning, building codes and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use or occupancy of such real property or the operation of the business of the Company as currently conducted thereon; (c) easements, covenants, conditions, restrictions and other similar matters affecting the Leased Real Property which do not or would not materially impair the use or occupancy of such real property in the operation of the Company’s business as currently conducted thereon; (d) purchase money liens securing rental payments under capital lease arrangements that will be released as of Closing; and (e) Encumbrances created by, or for the benefit of, Purchaser.

A-8

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau or instrumentality thereof.

“Personal Information” means any data or information that alone or in combination with other data or information, identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including Tracking Data, unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal data,” “personal information” “personal health information,” “personally identifiable information,” and “personal financial information” each as defined by applicable Privacy Commitments. Personal Information includes pseudonymized data.

“Personal Information Processor” means any Person other than an employee of the Company that Processes Personal Information by or on behalf of the Company.

“Personal Information Supplier” means any Person that provides Personal Information to the Company.

“Personnel” means any founder, director, manager, officer, consultant or employee of the Company.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy Commitments” means, with respect to any Person, any and all (a) Privacy Laws; (b) Privacy Policies; (c) Contracts with third parties containing provisions governing the privacy and Processing of Personal Information into which such Person has entered or by which it is otherwise bound; (d) third-party privacy policies, terms of use, and similar documents that such Person is or has been contractually obligated to comply with; (e) rules of any self-regulatory organizations applicable to such Person’s business or in which such Person is or has been a member or that such Person has been contractually obligated to comply with (including, if applicable, the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection) that pertains to privacy or restrictions or obligations related to Processing of Personal Information; (f) all internal and public-facing information security, data governance and/or data handling, policies, (g) all public statements that such Person has made regarding its privacy, Processing, data governance, and/or data security policies or practices, and (h) all consents and authorizations that apply to such Person’s receipt, access, use and disclosure of Personal Information.

A-9

“Privacy Laws” means each applicable Law pertaining to privacy, data protection, data security, data transfer, the Processing of Personal Information, or social security number protection, including all privacy and security breach disclosure Laws and implementing Laws, in each case, of any Governmental Entity, including, as applicable, the General Data Protection Regulation 2016/679 (GDPR), the e-Privacy Directive 2002/58/EC, UK General Data Protection Regulation and the UK Data Protection Act 2018, the e-Privacy Directive 2002/58/EC, UK General Data Protection Regulation and the UK Data Protection Act 2018, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, Section 5 of the Federal Trade Commission Act of 1914, as amended, (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), Title 1.81.5 - California Consumer Privacy Act of 2018, Cal. Civ. Code §§ 1798.100-1798.199 (CCPA) and all similar applicable foreign, federal and state information privacy and security Laws.

“Privacy Policy” means policy, notice or other disclosure made available in connection with the Company’s collection of Personal Information from or about individuals that is labeled as a “Privacy Policy,” “Privacy Notice” or equivalents, including as may be reached on the Company’s (or an Affiliates’) website by a link that includes the label “Privacy” or that is otherwise a written policy, notice or disclosure that describes how Personal Information from or about individuals will be Processed by the Company.

“Proceeding” means any action, audit, lawsuit, litigation, proceeding, investigation, complaint, arbitration or mediation (in each case, whether civil, criminal or administrative), filed or initiated with or by, or pending by or before, any Governmental Entity, arbitrator or mediator.

“Process” or “Processing” means, with respect to Personal Information, the use, collection, processing, monitoring, maintenance, creation, handling, storage, recording, organization, adaption, alteration, transfer, transmission, retrieval, consultation, disclosure, dissemination, disposal, security, or combination of such Personal Information.

“Purchaser Board” means the board of directors of Purchaser.

“Purchaser Data” means all data collected, generated, or received in connection with the services rendered or product supplied by Purchaser and the marketing, delivery, or use of any service rendered or products supplied by Purchaser, including Tracking Data, Trade Secrets, and all credentials collected, held, or otherwise managed by or on behalf of Purchaser.

“Purchaser IT Systems” means all information technology and computer systems (including Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, owned by, used in or necessary to the conduct of the business of Purchaser.

“Purchaser Intellectual Property” means all Purchaser Owned Intellectual Property and Intellectual Property used in or necessary to the conduct of the business of Purchaser.

A-10

“Purchaser Licensed Intellectual Property” means all Intellectual Property of a third party that is properly licensed to Purchaser pursuant to a written Contract.

“Purchaser Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a materially adverse effect upon the assets, financial condition or results of operations of the Purchaser or on the performance by Purchaser of their obligations hereunder and under the Related Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the Company’s business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in economic, market, business, regulatory or political conditions generally in the United States or in the global financial or securities markets generally (including interest rates, exchange rates and commodity prices) or in the financial markets of any such jurisdiction, (b) changes in GAAP, (c) changes in Law, (d) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (e) any “act of God,” including weather, natural disasters pandemic or disease outbreak (including COVID-19), and earthquakes, or (f) changes resulting from the announcement of the execution of this Agreement or the Transaction; except, with respect to clauses (a), (b), (c) or (e), to the extent that such change, event, development or effect has a materially disproportionate effect on the business of the Company relative to other businesses in the industry in which Purchaser operates.

“Purchaser Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Purchaser.

“Purchaser Registered Intellectual Property” means all Intellectual Property included in the Purchaser Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded with or by, any Governmental Entity in any jurisdiction.

“Related Agreements” means all other agreements, documents and certificates entered into pursuant to this Agreement, including the Employment Agreements, the Restricted Covenant Agreements, and the Lock-Up/Leak-Out Agreement.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representatives” of a Person means the officers, directors, managers, trustees, employees, legal counsel, accountants, agents, financial advisers and consultants of such Person.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

A-11

“Security Incident” means any incursion, breach, hack, attack, disablement, destruction, loss, and/or theft, as well as any unauthorized control, use, access, interruption, modification, corruption, distribution, transfer, exfiltration, or misappropriation, or any other type or manner of compromise or misuse of any of the Business Systems, Personal Information, Company Data, or any other data used in connection with the operation of Company’s business.

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any social media, including any (i) social media or social networking website (including any Facebook, Instagram, Twitter, TikTok or LinkedIn account), (ii) blog or microblog, (iv) photo, video, music or other content-sharing website, (v) virtual game world, virtual social world or other virtual world, (vi) rating or review website, (vii) wiki or similar collaborative content website, (viii) message board, bulletin board, or similar forum, or (ix) any other websites, applications or similar electronic means by which users are able to create or share information, ideas, messages, or other content (including, without limitation, text, photos or videos) or to participate in social or professional networking.

“Software” means software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form, all descriptions, flow charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, the technology supporting, and the contents and audiovisual displays on any web sites, and all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiaries” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means $0.00.

“Tax” or “Taxes” means all federal, state, local and foreign taxes (including, but not limited to, income taxes, excise taxes, value added taxes, sales and use taxes, occupancy taxes, employment taxes, withholding taxes, escheat or abandoned or unclaimed property, unemployment taxes, ad valorem taxes, custom duties, Transfer Taxes and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect or pay over to any government), and all related additions to tax, penalties or interest thereon, whether disputed or not, or in respect of any failure to comply with any requirement regarding Tax Returns, including any such amounts payable pursuant to any tax-sharing agreement or other agreement relating to the payment of any such Tax, levy, impost, duty, assessment, charge or withholding, whether imposed directly, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a result of being a transferee, successor, or member of an affiliated, consolidated, unitary or combined group, by Contract, or otherwise.

A-12

“Tax Return” means and includes all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same) relating to Taxes, including all related and supporting information, filed or required to be filed with any Governmental Entity or prepared in connection therewith in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes, and including U.S. Treasury Form TD F 90-22.1 and FinCEN Form 114.

“Tracking Data” means (a) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (c) any device identification, device activity data or data collected from a networked physical object.

“Trade Secrets” means know-how, trade secrets and other confidential or proprietary information, including inventions, invention disclosures, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, business and financial information, customer lists, specifications, research and development information, technology and product roadmaps and databases.

“Trademarks” means trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and other designations of source or origin, whether or not registered, and registrations and applications for registration thereof.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or OTC (or any successors to any of the foregoing).

“Transaction” means the transactions contemplated by this Agreement and the Related Agreements.

“Work Product” means, with respect to a Person, all tangible and intangible original work product developed within the scope of their service or employment for the Company.

A-13

Each of the following terms is defined in the section set forth opposite such term:

Term
280G Shareholder Vote	Section 8.11
Accounts Payable	Section 5.11
Accounts Receivable	Section 5.11
Agreement	Preamble
Arbitration Firm	Section 2.4(b)(iii)
Balance Sheet Date	1.1.1(a)
Basket Amount	Section 7.10(a)
Claimant	Section 7.3(a)
Claim Response	Section 7.4
Client	Exhibit G
Closing	Exhibit G
Closing Date	Section 2.1
Closing Statement	Section 2.4(b)(i)
Company	Preamble
Company Intellectual Property Licenses	Section 5.12(c)
Company Software	Section 5.12(j)
Company Waived Payments	Section 8.11
Confidential Information	Section 8.1(a)
Counsel	Section 11.12
Disclosure Letters	ARTICLE IV
Disclosure Letter Update	Section 8.16
Dispute Notice	Section 2.4(b)(ii)
Earn-Out Objection Notice	Section 2.3(b)
Earn-Out Statement	Section 2.3(b)
Election Notice	Section 7.4
Employee Matters	Section 8.10
Employment Agreement	Section 3.1(xiii)
Equity Securities	Recitals
Financial Statements	1.1.1(a)
Foreign Plans	Section 5.14(a)
Indemnification Cap	Section 7.10(b)
Indemnification Notice	Section 7.3(a)
Indemnifying Party	Section 7.3(a)
Interim Financials	1.1.1(a)
IRS	Section 5.14(a)
Leased Real Property	Section 5.10(b)
Litigation Notice	Section 7.3(a)
Material Contracts	Section 5.18(a)
Material Customer	Section 5.19(a)
Off-the-Shelf Software	Section 5.12(c)
Outside Date	Section 10.1(a)
Pre-Closing Taxes	Section 7.1(d)
Policy or Policies	Section 5.17
Potential Triggering Event	Exhibit C
Prospective Client	Exhibit G
Purchase Price	Section 2.1
Purchaser	Preamble
Purchaser Indemnified Parties	Section 7.1
Purchaser Intellectual Property Licenses	Section 5.12(c)
Purchaser Software	Section 5.12(j)
Related Party Agreements	Section 5.25
Release Date	Section 2.3(d)
Review Period	Section 2.4(b)(ii)
Seller or Sellers	Preamble
Seller Indemnified Parties	Section 7.2
Seller Representative	Preamble
Sexual Misconduct Allegation	Section 5.15(q)
Straddle Period Tax Return	Section 8.3(b)
Tax Contest	Section 8.5
Tax Representations	Section 7.9
Third Party Claim	Section 7.3(a)
Transfer Taxes	Section 8.2
WARN Act	Section 5.15(h)
Year-End Financials	1.1.1(a)

A-14

Exhibit B

Equity Securities

Sellers	Common Stock	Preferred Stock	Percentage		Earn Out Percentage Interests
[*]	[*]	[*]	[*]	%	[*]	%
[*]	[*]	[*]	[*]	%	[*]	%
[*]	[*]	[*]	[*]	%	[*]	%
[*]	[*]	[*]	[*]	%	[*]	%
[*]	[*]	[*]	[*]	%	[*]	%
Total	119,800,000	100	100%		100%

B-1

EXHIBIT C

Form of Employment Agreement

(See attached.)

C-2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this ________________________, to be effective as of the Effective Date as defined below between [  ], a Delaware corporation (the “Company”), and [  ] (“Executive”) (each of the Company and Executive are referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as an [  ] of the Company, provided that the Executive and the Company are not currently party to an employment agreement regarding such employment; and

WHEREAS, the Company desires to continue to the employment of Executive, and Executive desires to continue to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

I. EMPLOYMENT; TERM; DUTIES

I.1. Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts such employment on an at-will basis, as the ____________________________ of the Company for a period beginning on the Effective Date.

I.2. Duties and Responsibilities. Executive, as an [  ], shall perform such administrative, managerial, and executive duties for the Company (i) as are prescribed by applicable job specifications for officers of a public company the size and nature of the Company, (ii) as may be prescribed by the Bylaws of the Company, (iii) as are customarily vested in and incidental to such position, and (iv) as may be assigned to him from time to time by the President, Chief Executive Officer or Board of Directors of the Company (the “Board”).

I.3. Non-Competition. Executive agrees to (a) devote substantially all of Executive’s business time, energy and efforts to the business of the Company (except as specifically provided for in Section 1.4 below), (b) to use Executive’s best efforts and abilities faithfully and diligently to promote the business interests of the Company and (c) to comply with the other terms and conditions of this Section 1.3. For so long as Executive is employed hereunder, and for a period of twelve (12) months thereafter (the “Non-Compete Period”), Executive (whether through Executive’s employers or employees or agents or otherwise, and whether on Executive’s own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 2% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, distributing, marketing, producing, undertaking, developing, supplying, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area (the “Post-Employment Non-Competition Requirement”).

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I.3.1. For purposes of this Section 1.3, the following terms shall have the following meanings:

(i) “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

(ii) “Restricted Area” means (A) any State (in the United States); and/or (B) any other geographic area (Providence, if such Restricted Area is in Canada, or country, if such Restricted Area is in a country other than the United States or Canada), in which the Company or any of its Subsidiaries provides Restricted Services or Restricted Products, directly or indirectly, during the twelve months preceding the Termination Date of Executive’s employment hereunder.

(iii) “Restricted Products” means products sold by the Company including, but not limited to encryption technology and software and any other product, that the Company or any of its Subsidiaries has provided or is researching, developing, manufacturing, distributing, selling and/or providing at any time during the two years immediately preceding the Termination Date, or which the Executive obtained any trade secret or other Confidential/Trade Secret Information (as defined in Section 4.2, below) about at any time during the two years immediately preceding the Termination Date as a result of Executive’s employment with the Company, consulting services provided to the Company or which Executive became aware of as a result of Executive’s position with the Company.

(iv) “Restricted Services” means the sale, licensing, or distribution of Restricted Products and any other services that the Company or any of its Subsidiaries has provided or is researching, developing, performing and/or providing at any time during the two years immediately preceding the Termination Date, or which Executive obtained any trade secret or other Confidential/Trade Secret Information (as defined in Section 4.2, below) about at any time during the two years immediately preceding the Termination Date as a result of Executive’s employment with the Company, consulting services provided to the Company, or which Executive became aware of as a result of Executive’s position with the Company.

(v) “Subsidiary” or “Subsidiaries” means any or all Persons of which the Company owns directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a 20% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) at least 20% of the economic interests of such Person.

I.4. Other Activities. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

I.4.1. make and manage personal business investments of Executive’s choice without consulting the Board;

I.4.2. serve in any capacity with any non-profit civic, educational or charitable organization;

I.4.3. undertake any other actions, business transactions, agreements and undertakings which the Executive has received approval of from the Board; and

I.4.4. Executive shall undertake only such actions or services that do not interfere with the Executive’s obligations hereunder.

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I.5. Covenants of Executive.

I.5.1. Best Efforts. Executive shall devote Executive’s best efforts to the business and affairs of the Company. Executive shall perform Executive’s duties, responsibilities and functions to the Company hereunder to the best of Executive’s abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with Executive’s duties hereunder, including all United States federal and state securities laws applicable to the Company.

I.5.2. Records. Executive shall use Executive’s best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which Executive may have custody, and promptly pay and deliver the same whenever Executive may be directed to do so by the Board.

I.5.3. Compliance. Executive shall use Executive’s best efforts to maintain the Company’s compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly traded companies under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Executive shall at all times comply, and cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

I.5.4. Exchange Act Filing Requirements. The Executive agrees and acknowledges that due to the Executive’s status as a Section 16(a) “officer” of the Company (as described in Rule 16a-1(f) of the Exchange Act), Executive has an obligation to file various beneficial ownership reports and forms with the Securities and Exchange Commission, including Form’s 3, 4 and 5 (where applicable) and that such obligation is solely the Executive’s regardless of whether the Company assists the Executive in filing such forms or not. The Executive agrees to use Executive’s best efforts to timely and adequately file all required beneficial ownership reports and forms required under the Exchange Act.

I.6. Effective Date. The “Effective Date” of this Agreement shall be _________________.

II. COMPENSATION AND OTHER BENEFITS

II.1. Base Salary. So long as this Agreement remains in effect, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary (“Base Salary”) of $[  ]. The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. For so long as Executive is employed hereunder, beginning on _______________, and on each __________ 31st thereafter, the Base Salary may be increased as determined by the Compensation Committee or the Board (the “Compensation Committee”), in its sole and absolute discretion. Such increase in salary shall be documented in the Company’s records, but shall not require the Parties enter into a new or amended form of this Agreement.

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II.2. Equity Bonus. Executive shall be eligible for an annual equity bonus (payable in shares of stock (restricted or otherwise) or options) (an “Equity Bonus”) equal to $[  ]. This is fixed for the first award. In subsequent years, the Equity Bonus may be increased or decreased as determined by the appropriate Committee and/or the Board of Directors in its sole and absolute discretion. Such increase or decrease in Equity Bonus shall be documented in the Company’s records, but shall not require the Parties enter into a new or amended form of this Agreement. An initial Equity Bonus is being granted in restricted stock which is evidenced by, documented by, and subject in all cases to, the Restricted Stock Grant Agreement, which is attached hereto as Exhibit E (the “Restricted Stock”). Executive confirms that Executive has a preexisting business relationship with the Company or any of its officers, directors or controlling persons has the capacity to protect Executive’s own interests in connection with Executive’s acquisition of the Restricted Stock. Executive has such knowledge and experience in financial, tax and business matters to enable Executive and/or them to utilize the information made available to Executive and/or them in connection with the acquisition of the Restricted Stock to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto.

II.3. Discretionary Cash Bonus and other Bonuses. Executive shall be eligible for a yearly discretionary cash bonus (a “Cash Bonus”) with the target amount of [  ] with the actual payment amount to be determined by the Board of Directors and based on the condition of the Company’s business and results of operations, the Board’s evaluation of Executive’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Committee. Each Cash Bonus shall be paid in the Board’s discretion.

II.4. Performance Standards. The Executive and the Company agree that the Executive’s discretionary Cash Bonus, Equity Bonus and equity-based compensation will be based on the Executive’s and the Company’s achievement of performance goals that may be established by the Board after discussion with the Executive and Executive’s supervisors (if any). Until or unless the Company and the Board establish performance goals, the Executive’s discretionary Cash Bonus, Equity Bonus and equity-based compensation will be wholly discretionary.

II.5. Business Expenses. So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company.

II.6. Vacation. Executive will be entitled to paid time-off (“PTO”). There is no PTO limit; and therefore, no annual carryover of PTO. Executive will not have an accrued PTO balance. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

II.7. Other Benefits. While Executive is employed by the Company, the Executive shall be entitled to participate in any employee benefit plans or programs for which Executive is eligible that are provided by the Company to its management employees, such as retirement, health, life insurance, and disability plans, vacation and sick leave policies, business expense reimbursement policies that the Company has in effect from time to time, and stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives. The Company retains the right to terminate or alter the terms of any benefit programs that it may establish, provided that no such termination or alteration shall adversely affect any vested benefit under any benefit program.

II.8. Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to this ARTICLE II or in connection with the termination of employment pursuant to ARTICLE III of this Agreement) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

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III. TERMINATION OF EMPLOYMENT

III.1. Termination of Employment. Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

III.1.1. upon the death of Executive;

III.1.2. upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Committee, unable to perform Executive’s duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

III.1.3. upon delivery to the Company of written notice of termination by Executive for any reason other than for Good Reason;

III.1.4. upon delivery to Executive of written notice of termination by the Company for Cause;

III.1.5. upon delivery of written notice of termination from Executive to the Company for Good Reason, provided, however, prior to any such termination by Executive pursuant to this Section 3.1.5, Executive shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Executive’s written notice, with the exception of only five (5) days written notice in the event the Company reduces Executive’s salary without Executive’s consent or fails to pay Executive any compensation due to Executive; or

III.1.6. upon delivery to Executive of written notice of termination by the Company without Cause.

III.2. Termination in Connection with a Change of Control. In the event that Executive’s employment is terminated for any reason (not including, however, a termination by the Company for Cause (Section 3.1.4) or a termination as a result of the Executive’s death (Section 3.1.1) or disability (Section 3.1.2)(and for clarity, which shall include termination by Executive for Good Reason (Section 3.1.5)))(a “Change of Control Termination”) during the twelve-month period following a Change of Control (as defined in Section 3.3) or in anticipation of a Change of Control, the Company shall pay Executive, within 60 days following the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control, a cash severance payment in a lump sum in an amount equal to [  ], less applicable withholding (the “Change of Control Payment”), which amount shall be payable within 60 days of the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control. If Executive’s employment ends due to a Change of Control Termination within six (6) months prior to a Change of Control, it will be deemed to be “in anticipation of a Change of Control” for purposes of this paragraph. In addition, in the event of a Change of Control, all of Executive’s equity-based compensation shall vest over one (1) year regardless of whether the Executive is retained by the Company or successor following the Change of Control and any outstanding stock options held by the Executive shall be able to be exercised by the Executive until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

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III.3. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

III.3.1. “Cause” shall mean, in the context of a basis for termination by the Company of Executive’s employment with the Company, that:

(i) Executive materially breaches any material obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Section 1.3 and ARTICLE IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii) Executive commits any act of misappropriation of funds or embezzlement; or

(iii) Executive commits any act of fraud; or

(iv) Executive is charged with, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

III.3.2. “Change of Control” shall mean the happening of any of the following without the prior written consent of the Executive:

(i) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities without the approval of not fewer than two-thirds of the Board of Directors of the Company voting on such matter, unless the Board of Directors specifically designates such acquisition to be a change of control;

(ii) A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) As a result of the election of members to the Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors as of the Effective Date (including Executive as a member of the Board of Directors as of the Effective Date), except in the event that such slate of directors is proposed by the Committee.

(iv) Notwithstanding the foregoing, if the definition of “Change of Control” in the Company’s Stock Incentive Plans or Equity Compensation Plans (each as amended from time to time) is more favorable to the Executive, then such definition shall be controlling for purposes of this Agreement.

III.3.3. “Good Reason” shall mean, in the context of a basis for termination by Executive of Executive’s employment with the Company (a) without Executive’s consent, Executive’s position or duties are modified by the Company to such an extent that Executive’s duties are no longer consistent with the position of an [  ] of the Company, (b) there has been a material breach by the Company of a material term of this Agreement or Executive reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after such breach and after notice thereof has been provided to the Company by the Executive, or (c) Executive’s compensation as set forth hereunder is reduced without Executive’s consent, or the Company fails to pay to Executive any compensation due to him hereunder upon five (5) days written notice from Executive informing the Company of such failure.

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III.3.4. “Termination Date” shall mean the date on which Executive’s employment with the Company hereunder is terminated.

III.4. Effect of Termination. In the event that Executive’s employment hereunder is terminated in accordance with the provisions of this Agreement, Executive shall be entitled to the following:

III.4.1. If Executive’s employment is terminated pursuant to Sections 3.1.1 (death), Section 3.1.2 (disability), Section 1.1.1 (without Good Reason by the Executive), or Section 3.1.4 (by the Company for Cause), Executive shall be entitled to salary accrued through the Termination Date and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of the Termination Date. Additionally, any unvested stock options or equity compensation held by Executive shall immediately terminate and be forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) shall be subject to terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Executive.

III.4.2. If Executive’s employment is terminated by Executive pursuant to Section 3.1.5 (Good Reason), or pursuant to Section 3.1.6 (without Cause by the Company), (a) Executive shall be entitled to continue to receive the salary at the rate in effect upon the Termination Date of employment for twelve (12) months following the Termination Date, payable in accordance with the Company’s normal payroll practices and policies, as if Executive’s employment had not terminated; and (b) provided Executive elects to receive continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) for six (6) months following the Termination Date; provided, however, that if at any time Executive is covered by a substantially similar level of health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions on Executive’s behalf. Additionally, any unvested stock options or equity compensation held by Executive shall immediately terminate and be forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) shall be subject to terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Executive. Executive shall be entitled to no other post-employment benefits except as provided for under this Section 3.4.2 and for benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.7 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

III.4.3. As a condition to Executive’s right to receive any benefits pursuant to Section 3.4.2 of this Agreement, (A) Executive must execute and deliver to the Company a written release in form and substance to Exhibit A hereto; and (B) Executive must not breach any of Executive’s covenants and agreements under Section 1.3 and ARTICLE IV of this Agreement, which shall continue following the Termination Date.

III.4.4. In the event of termination of Executive’s employment pursuant to Section 3.1.4 (by the Company for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Executive in connection with such acts or omissions.

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III.4.5. Upon termination of Executive’s employment hereunder, or on demand by the Company during the Term of this Agreement, Executive will immediately deliver to the Company, and will not keep in Executive’s possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to Executive’s employment with the Company, obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

III.4.6. Executive also agrees to keep the Company advised of Executive’s home and business address for a period of three (3) years after termination of Executive’s employment hereunder, so that the Company can contact Executive regarding Executive’s continuing obligations provided by this Agreement. In the event that Executive’s employment hereunder is terminated, Executive agrees to grant consent to notification by the Company to Executive’s new employer about Executive’s obligations under this Agreement.

III.4.7. Consulting. During the sixty-day period following any termination of this Agreement pursuant to Section 3.1.5 or Section 3.1.6, Executive shall be available, subject to Executive’s other reasonable commitments or obligations made or incurred in mitigation of the termination of Executive’s employment, by telephone, email or fax, as a consultant to the Company, without further compensation, to consult with its officers and directors regarding outstanding projects and/or tasks related to Executive’s employment. The Company will reimburse Executive for all reasonable expenses incurred to comply with this obligation.

IV. INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION

AND RESTRICTIVE COVENANTS

IV.1. Inventions Retained and Licensed. Executive has attached hereto, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to Executive’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

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IV.2. Assignment of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the entire period of time Executive is in the employ of the Company (whether before or after the execution of this Agreement) (collectively referred to as “Inventions”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company (whether before or after the execution of this Agreement) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands that this means that the Company will have the right to undertake any of the actions set forth in section 106 of the United States Copyright Act (17 U.S.C. § 106) with respect to such copyrightable works prepared by Executive within the scope of Executive’s employment. Executive understands that this includes, without limitation, the right to sell, license, use, reproduce and have reproduced, create derivative works of, distribute, display, transmit and otherwise commercially exploit such copyrightable works by all means without further compensating Executive. Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such invention.

IV.3. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Inventions. Executive also hereby forever waives and agrees never to assert any and all Moral Rights that Executive may have in or with respect to any Inventions, even after termination of Executive’s work on behalf of the Company. “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

IV.4. Inventions Assigned to the United States. Executive agrees to assign to the United States government all Executive’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

IV.5. Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

IV.6. Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

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IV.7. Confidential/Trade Secret Information/Non-Disclosure.

IV.7.1. Confidential/Trade Secret Information Defined. During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with customers, partners, suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company.

Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an employee of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

IV.7.2. Restriction on Use of Confidential/Trade Secret Information. Executive agrees that use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i) Non-Disclosure. Executive agrees not to publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement; and

(ii) Non-Removal/Surrender. Executive agrees not to remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to Executive’s duties under this Agreement. Executive further agrees that Executive shall surrender to the Company all documents and materials in Executive’s possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of Executive’s employment with the Company, and that Executive shall not thereafter retain any copies of any such materials. Executive specifically agrees that, at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section IV.5. Executive also agree to share information, including passwords, that will allow the Company to access online accounts used for Company business. In the event of the termination of Executive’s employment, Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

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IV.7.3. Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after Executive’s employment with the Company will Executive engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the twenty-four (24) month period following the Termination Date, Executive will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

IV.8. Non-Solicitation of Employees. Executive agrees that during the twenty-four (24) month period following the Termination Date, Executive shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment. This provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of an employee if the employee was identified by Executive solely as a result of the employee’s response to a general advertisement or other similar general solicitation or if the Company provided notice of the employee’s termination.

IV.9. Non-Solicitation During Employment. During Executive’s employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

IV.10. Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. If the Company or the Executive have any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Audit Committee of the Company for consideration and approval or non-approval, which approval or non-approval the Executive agrees shall be binding on the Executive. Executive also agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

IV.11. Breach of Provisions. If Executive materially breaches any of the provisions of this ARTICLE IV, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this ARTICLE IV.

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IV.12. Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this ARTICLE IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

IV.13. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of ARTICLE IV hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

V. INDEMNIFICATION

V.1. The Company agrees to indemnify Executive and hold Executive harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by the Delaware General Corporation Law (the “DGCL”) (or the business law of the Company’s then jurisdiction of organization), and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and the Company.

V.2. The indemnification provision of this ARTICLE V shall be in addition to any liability which the Company may otherwise have to Executive.

V.3. If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness. Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by DGCL (or the business law of the Company’s then jurisdiction of organization) and the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time.

VI. ARBITRATION

VI.1. Arbitration. The Parties agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this Agreement, will be subject to binding arbitration, to the fullest extent permitted by law. Disputes which Executive agrees to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement applies to any disputes that the Company may have with Executive.

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VI.2. Procedure. The Parties agree that any arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with its current rules for employment disputes and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. The Parties agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Parties also agree that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the filing fees associated with the arbitration if initiated by the Executive. The Parties agree that the decision of the arbitrator will be in writing.

VI.3. Remedy. Except as provided by law and this Agreement (or provided for in any employment agreement or understanding between myself and the Company), arbitration will be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by law and this Agreement, neither Party will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

VI.4. Availability of Injunctive Relief. In addition to any right under applicable law that the Parties may have to petition a court of competent jurisdiction for provisional relief, any party may also petition the arbitrator for provisional injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between the Executive and the Company or any other agreement regarding trade secrets, confidential information, or non-solicitation. The Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

VI.5. Administrative Relief. The Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

VI.6. EXECUTIVE UNDERSTAND THAT THIS PROVISION MEANS THAT EXECUTIVE IS WAIVING A RIGHT TO A JURY TRIAL.

VII. MISCELLANEOUS

VII.1. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns. Executive may not assign any of Executive’s rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

VII.2. Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier or email and confirmed within 48 hours by letter mailed or delivered to the Party to be notified at its or Executive’s address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other Party set forth or to such other address as may be specified by notice given in accordance with this Section 7.2:

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If to the Company:	[ ] [Email Address]

If to the Executive:	[ ] (Address and contact information on file)

VII.3. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

VII.4. Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

VII.5. Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

VII.6. Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties and approved by the Compensation Committee.

VII.7. Authority. The Parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

VII.8. Attorneys’ Fees. If either Party hereto commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing Party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

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VII.9. Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

VII.10. Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to principles relating to conflicts of law.

VII.11. Survival. The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Section 1.3 and ARTICLE IV of this Agreement.

VII.12. Section 280G Safe Harbor Cap. In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to the Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to the Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under ARTICLE III, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 7.12 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Company shall refund the amount to the Executive), and the Company shall pay Executive an amount equal to the difference between the Total Payments and the Safe Harbor Cap (provided that such amount has previously been repaid by the Executive or not previously paid by the Company).

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VII.13. Section 409A and 457A Compliance. To the extent applicable, this Agreement is intended to meet the requirements of Section 409A and 457A of the Code, and shall be interpreted and construed consistent with that intent. For purposes of this Agreement, each payment under this Agreement shall be considered a “separate payment” and not as part of a series of payments for purposes of Section 409A.

VII.14. Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

VII.15. Legal Counsel. Executive acknowledges and warrants that (A) Executive has been advised that Executive’s interests may be different from the Company’s interests, (B) Executive has been afforded a reasonable opportunity to review this Agreement to understand its terms and to discuss it with an attorney and/or financial advisor of Executive’s choice and (C) Executive knowingly and voluntarily entered into this Agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

This Agreement contains provisions requiring binding arbitration of disputes and non-compete restrictions. By signing this Agreement, Executive acknowledges that Executive (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

VII.16. Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, ..tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”

By:
	Name:	[ ]
	Title:	[ ]

“EXECUTIVE”

[ ]

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EXHIBIT A

RELEASE

1.	Consideration

In consideration of my release of claims against ______________ (the “Company”) and the Releasees as that term is defined herein and as set forth more fully in Section 3 hereof, I understand that the Company will make certain payments as set forth in Section 3 of the employment agreement that I entered into with the Company on or about _______________ (“Employment Agreement”). A true and accurate copy of the Employment Agreement is attached hereto as Exhibit A.

2.	No Other Consideration

Except for the consideration noted above in Section 1 of this Release (the “Release”), I expressly admit, acknowledge and agree that no other consideration, compensation or reimbursement of any kind shall be provided by the Company to me and that I have no entitlement to, or any right to make a claim for, any additional consideration, compensation or reimbursement by the Company, its affiliates including its parents, subsidiaries and other entities of their corporate group, joint ventures, and its respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, of any kind or under any circumstances whatsoever. I further admit, acknowledge, and agree that no promises of any future payments have been made to me by the Company, its affiliates including its parents, subsidiaries and other entities of its corporate group, joint ventures, and its respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors, and assigns.

3.	Release of Claims

In consideration for the compensation and other consideration set forth above and more fully in the Employment Agreement, I and my heirs, executors, administrators, successors, assigns and trustees, and anyone claiming for or through me (collectively, the “Releasors”) hereby fully waive, release, give up and forever discharge the Company, including, without limitation, all of the Company and its affiliates including its parents, subsidiaries and other entities of its corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Releasees”), of and from any and all rights, liability, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your employment with the Company, any agreement concerning such employment, or the termination of that employment arising before the date of this Release Agreement.

I acknowledge and understand that by entering into this Release I am waiving and releasing any legal claims I may have relating to my employment at the Company and the termination of that employment.

This release includes, but is not limited to, any claims for additional compensation, reimbursement, benefits, or wages in any form, damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state, federal or local laws, including ERISA, 29 USC § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 USC § 2000e et seq. as amended; the Pregnancy Discrimination Act; the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88; the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Labor Management Relations Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Labor Standards Act; and Executive Order 11246, all as amended, including any regulations or guidelines thereunder, and any other applicable or analogous state or federal law or statutory, local or common law regulating employment including claims for retaliation, wrongful discharge, contract and tort claims, and any and all claims under any other federal, state or local labor law, civil rights law, fair employment practice law, or human rights law, any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, violation of public policy, breach of contract, breach of implied covenant of good faith and fair dealing, personal injury, mental anguish, injury to health and/or personal reputation, prima facie tort, and any other claim arising out of my employment with or the termination of my employment with the Company, or under any other facts or circumstances whatsoever, any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys’ fees, experts’ fees, disbursements and costs, which any of the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the execution date of this Agreement, against any of the Releasees.

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4.	Exceptions to Release

Notwithstanding the foregoing, I do not waive (i) any rights and obligations under this Release or the Employment Agreement, (ii) any claim to enforce my non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended), as of the date of termination of my employment, under applicable retirement or pension plans; (iii) any rights, if any, to a defense or indemnification from the Company or its insurers for actions I took or failed to take during my employment with the Company; (iv) any claims to enforce rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to continue group health coverage; (v) any rights, if any, as an owner of equity in the Company or as a holder of any stock options, restricted stock units or performance stock units previously granted to me by the Company; (vii) claims based on events which occur after the date on which I sign this Release or (vi) any claims that cannot be waived by law or private agreement.

In addition, nothing in this Release prevents me from filing a charge or complaint, reporting to, cooperating with, communicating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the United States Department of Labor, the National Labor Relations Board, or other similar federal, state or local agency (the “Government Agencies”), or from taking any action protected under the whistleblower provisions of any federal or state law (“Protected Activities”), none of which activities shall constitute a breach of the release or any other non-disparagement or confidentiality clauses to which I may have agreed to comply. I acknowledge and agree, however, that I am waiving my right to seek or accept any damages, relief, monetary recovery or award in any proceeding before any of the Government Agencies as that term is defined herein, and in any proceeding involving any alleged Protected Activities as that term is defined herein. I understand that in connection with any Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information to any parties other than the Government Agencies.

5.	Time for Consideration and Additional Acknowledgements

I acknowledge that I received this Release on [DATE]. I may consider this Release for a period of twenty-one (21 days), until 5:00 PM (Eastern Time) on [DATE]. In the event I have not executed this Release by the end of this consideration period, the offer shall expire. I can accept the offer earlier, by executing this Release. If I choose to sign this Release before this twenty-one (21) day period expires, I acknowledge that I did so voluntarily and that I had the opportunity to take twenty-one (21) days to consider this Release Agreement.

If I execute this Release, I shall have a period of seven (7) days from the date immediately following the date of my execution of this Release during which I may revoke this Release. Notice of revocation of this Release shall be made in accordance with Section VII.2 of the Employment Agreement.

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6.	Severability

If one or more of the provisions in this Release are deemed void by law, then the remaining provisions will continue in full force and effect.

7.	Applicable Law

This Release will be governed by the laws of the State of Delaware. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Delaware for any lawsuit filed there against me by the Company arising from or relating to this Release.

Date:
Employee Signature

[ ]
Name of Employee

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EXHIBIT B

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

Print Name of Employee: [  ]

Date:

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EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to [  ], and/or its subsidiaries, affiliates, partners, predecessors, successors or assigns (together, the “Company”). I have also provided passwords and access to online line accounts belonging to the Company.

I further certify that I have complied with all the terms of the Employment Agreement, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

Date:

Employee’s Signature

[ ]
Name of Employee

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EXHIBIT D

CONFLICT OF INTEREST GUIDELINES

It is the policy of [  ], a Delaware corporation (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to an authorized officer of the Company (other than me) and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is binding).

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

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EXHIBIT E

RESTRICTED STOCK GRANT AGREEMENT

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RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (together with the above grant notice (the “Grant Notice”), this “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between the Company and the individual (the “Grantee”) set forth on the Grant Notice. Notwithstanding the foregoing, this Agreement shall only become effective, and shall be deemed made, at the time the Plan becomes effective pursuant to its terms (i.e., upon the approval of the Plan by the Company’s stockholders).

WHEREAS, pursuant to the Cipherloc Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), the Administrator (the “Administrator”) has determined that it is to the advantage and best interest of the Company to grant to the Grantee this award of Restricted Stock Units (the “Restricted Stock Units”) as set forth in the Grant Notice and subject to the terms and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Award”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

Acceptance of Agreement. Grantee has reviewed all of the provisions of the Plan, the Grant Notice and this Restricted Stock Unit Award Agreement. By accepting this Award, Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice and this Restricted Stock Unit Award Agreement, and the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Grantee. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator on questions relating to the Plan, the Grant Notice, this Agreement and, solely in so far as they relate to this Award, the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Grantee. If Grantee signs this Agreement and Grant Notice electronically, Grantee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

Grant of Award. The Restricted Stock Units granted hereunder pursuant to Section 9 of the Plan shall be subject to the terms and provisions of the Plan, and all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. For purposes of this Agreement, “Termination” shall mean the termination of the employment or provision of services of the Grantee with the Company and all Affiliates thereof (including because of the Grantee’s employer ceasing to be an Affiliate of the Company); and “Termination Date” shall mean the date of the Termination. For purposes of this Agreement, Termination will not occur when Grantee goes on a military leave, a sick leave or another bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by Applicable Laws. Notwithstanding the foregoing, an approved leave of absence for six months or less, which does not in fact exceed six months, will not result in Termination for purposes of this Agreement. However, Termination will occur when approved leave described in this Section 2 ends, unless Grantee immediately returns to active work. Grantee shall be entitled to receive dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Stock Units, which dividends will be paid to Grantee at the time (and to the extent) Shares in respect of the related Restricted Stock Units are delivered to the Grantee under the terms of this Agreement.

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Vesting.

Subject to the provisions of the Plan and Section 3.2 of this Agreement, and except as otherwise provided in a written employment agreement between the Company or an Affiliate and the Grantee (if any), the Restricted Stock Units shall vest in installments as described in the Grant Notice (each applicable vesting date, a “Vesting Date”), subject to the Grantee not experiencing a Termination prior to each applicable Vesting Date.

If the Grantee experiences a Termination for any reason other than due to death or Disability following the first anniversary of the Date of Grant, but prior to an applicable Vesting Date, as of the Termination Date, the Grantee shall forfeit any unvested Restricted Stock Units. [If the Grantee experiences a Termination due to death or Disability following the first anniversary of the Date of Grant, but prior to an applicable Vesting Date, all then-unvested Restricted Stock Units which could by their terms otherwise become vested during the 90-day period following such Termination will remain outstanding for 90 days (and all other Restricted Stock Units will become forfeited on the date of such Termination). Any such unvested Restricted Stock Units which do not become vested during such 90-day period will be forfeited upon expiration of such 90-day period.]

Transfer and Settlement of Restricted Stock Units. The Restricted Stock Units issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated (each, a “Transfer”). In addition, Grantee shall not sell any Shares received with respect to Restricted Stock Units (even following settlement of Restricted Stock Units) at a time when Applicable Laws, regulations or Company’s or underwriter trading policies prohibit such sale. The applicable portion of this Award (to the extent vested) shall be settled by the Company by the issuance and delivery of Shares as soon as reasonably practical after (but no later than 60 days after) the Delivery Dates, as indicated in the Grant Notice, to the Grantee (or if applicable, the beneficiaries of the Grantee). Any issuance of Shares shall be made only in whole Shares, and any fractional shares shall be distributed in an equivalent cash amount.

General.

Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Award and the parties hereto shall act in all matters as if the Grantee was the sole owner of this Award. This appointment is coupled with an interest and is irrevocable.

No Employment Rights. Nothing contained herein shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Grantee or contract for the Grantee’s services, to restrict the Company’s or such subsidiary’s right to discharge the Grantee or cease contracting for the Grantee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Grantee and the Company or any Affiliate.

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Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to or in exchange for Shares underlying Restricted Stock Units as a stock dividend, stock split, reclassification, recapitalization or similar transaction in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares underlying Restricted Stock Units on or with respect to which such other capital stock was distributed, and references to “Company” in respect of such distributed stock shall be deemed to refer to the company to which such distributed stock relates.

No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

No Assignment. Except as otherwise provided in this Agreement, the Grantee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company’s obligations hereunder.

Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Grantee hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Grantee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware and (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

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Taxes. By agreeing to this Agreement, the Grantee represents that he or she has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from the Shares or cash issuable hereunder or from other compensation payable to the Grantee the minimum amount of any sums required by federal, state or local tax law to be withheld (or other such sums that that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) with respect to the Restricted Stock Unit Award.

Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have separated from service with the Company for purposes of this Agreement and no payment shall be due to the Grantee under this Agreement on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Grantee’s economic rights. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

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Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Award granted under the Plan, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request Grantee’s consent to participate in the Plan by electronic means, including, but not limited to, the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system or any successor system (“EDGAR”). Grantee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically (including on EDGAR), as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

Data Privacy. Grantee agrees that all of Grantee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage Grantee’s participation in the Plan.

Acknowledgments of Grantee. Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and this Agreement and, by accepting the Grant Notice, acknowledges and agrees to all of the provisions of the Plan and this Agreement.

Complete Agreement. The Grant Notice, this Agreement, the Plan and applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Grantee constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

Waiver. The Grantee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee.

Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Amendments and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of a Grantee under this Restricted Stock Unit Award Agreement without such Grantee’s consent.

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EXHIBIT D

Form of Restrictive Covenant Agreement

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into as of [●], 2022, by and among CIPHERLOC CORPORATION, a Delaware corporation (the “Purchaser”), SideChannel, Inc., a Massachusetts corporation (the “Company”), and the party signatory hereto as a “Restricted Party” (“Restricted Party”). Capitalized terms used but not defined herein shall have the meanings set forth in that certain Equity Securities Purchase Agreement (as such agreement may be amended, modified or supplemented and in effect from time to time, the “Purchase Agreement”), dated as of [●], 2022, by and among Purchaser, the Company, Restricted Party and the other parties thereto.

W I T N E S E T H:

WHEREAS, pursuant to the Purchase Agreement, among other matters, Purchaser is acquiring all of the outstanding equity interests of the Company (the “Purchase”);

WHEREAS, during the course of Restricted Party’s involvement with the Company, including in Restricted Party’s capacity as an equity holder, Restricted Party (a) had been given access to the Company’s sensitive and confidential information, including its trade secrets, (b) has developed substantial expertise, strong close personal contacts and relationships, and ongoing business relationships, trade secrets, and knowledge in connection with the Company’s strategy, operations, product, and sales, (c) owns valuable goodwill with respect to the Company (the “Personal Goodwill”), which Personal Goodwill has collectively formed the basis of the Restricted Party’s ability to help establish, develop, and operate the Company successfully, and which carries a significant value that was factored into the Purchaser’s decision to enter into the Purchase Agreement;

WHEREAS, Restricted Party will be receiving substantial and direct economic benefit from the Purchase, including the receipt of a portion of the Purchase Price as a result of the Purchase along with Restricted Party’s Personal Goodwill, on the terms and subject to the satisfaction or waiver of certain conditions set forth in the Purchase Agreement;

WHEREAS, the going concern value of the Company and the Business being acquired by Purchaser pursuant to the Purchase and the Purchase Agreement would be diminished substantially, and Purchaser would be irreparably damaged, if Restricted Party were to compete in the Territory with Purchaser or Purchaser’s Affiliates, including, after the Closing (as defined below), the Company or its Subsidiaries (if any);

WHEREAS, Restricted Party recognizes and acknowledges the Purchaser’s interest in protecting, among other things, the Company’s relationships with its current, former, and prospective customers and clients, vendors, suppliers, licensors, licensee partners, employees, affiliates, and service providers, and the goodwill associated with its ongoing business; and

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WHEREAS, Restricted Party and the Purchaser hereby acknowledge that a material inducement to Purchaser and the Company entering into the Purchase Agreement requires that Restricted Party enter into this Agreement (i) as a condition to the obligation of Purchaser to effect the Purchase and consummate the transactions contemplated by the Purchase Agreement (the “Closing”) and (ii) to preserve the value of the Business and the Company being acquired by Purchaser pursuant to the Purchase Agreement. Restricted Party expressly acknowledges that Restricted Party is entering into this Agreement to induce Purchaser to carry out the terms of the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and in connection with the Closing contemplated by the Purchase Agreement, Restricted Party, the Company, and Purchaser (collectively the “Parties”) hereto, intending to be legally bound, hereby agree as follows:

1. Valuable Consideration. The Parties hereby agree that Restricted Party’s Personal Goodwill, among other contributions Restricted Party and others have made to the Company prior to Closing, was factored into Purchaser’s valuation of the Company and ultimately into the negotiations which resulted in the Purchase Agreement. Accordingly, Restricted Party agrees that as part of the Purchase and the acquisition of the Restricted Party’s Personal Goodwill by the Purchaser, Restricted Party will receive valuable consideration for entering into this Agreement.

2. Non-Competition; Non-Solicitation. As an inducement to Purchaser to effect the Closing contemplated by the Purchase Agreement, including, without limitation, payment of a portion of the Purchase Price to Restricted Party, and as a necessary measure to ensure that Purchaser realizes the goodwill and associated benefits of the Purchase (including, but not limited to Restricted Party’s Personal Goodwill) and the other transactions contemplated by the Purchase Agreement, Restricted Party agrees as follows:

a. Commencing on the Closing Date and ending on the date that is one (1) year after the Closing Date (the “Term”), Restricted Party shall not, and shall cause its Affiliates (collectively, together with Restricted Party, the “Restricted Persons”) not to, whether directly or indirectly, for itself, on behalf of, or in conjunction with, any other Person, in any capacity (as a principal, equityholder, partner, director, officer, agent, executive, consultant, contractor, employee, lender or otherwise):

(i) other than for or on behalf of Purchaser, the Company or their respective Affiliates, (I) induce, solicit, hire, recruit or attempt to persuade any Person who is an employee, consultant, contractor, officer or director of the Company as of the date hereof or who was an employee, consultant, contractor, officer or director of the Company during the one (1) year period immediately preceding the Closing Date (A) to terminate such Person’s employment or other relationship with Purchaser, the Company or their respective Affiliates; or (B) not to establish an employment or other relationship with Purchaser, the Company or their respective Affiliates, in each case, whether or not such relationship is or would be pursuant to a written or oral agreement and whether or not such relationship is for a specific period of time or is at-will; or (II) employ or establish a business relationship with (or attempt to employ or establish a business relationship with), or encourage or assist any Person to employ or establish a business relationship with, any Person who is an employee, consultant, contractor, officer or director of the Company as of the date hereof or who was an employee, consultant, contractor, officer or director of the Company during the one (1) year period immediately preceding the Closing Date; provided, however, that this Section 2(a)(i) shall not restrict or limit the Restricted Persons from soliciting or hiring any employee, consultant, contractor, officer or director or former employee, consultant, contractor, officer or director of Purchaser, the Company or their respective Affiliates (x) who responds to a general employment solicitation not specifically directed at such Person or (y) whose employment or relationship with Purchaser, the Company or their respective Affiliate, as applicable, was terminated (A) by Purchaser, the Company or such Affiliate, or (B) by the employee, if a period of at least one (1) year has lapsed from such termination.

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(ii) other than for or on behalf of Purchaser, the Company or their respective Affiliates, (A) encourage any Person who is a Client, Prospective Client, vendor, supplier, licensor, or licensee of the Company as of the Closing Date or who was a Client, Prospective Client, vendor, supplier, licensor, or licensee of the Company during the one (1) year period immediately preceding the Closing Date to adversely affect, alter or change their relationship (contractual or otherwise) with Purchaser, the Company or their respective Affiliates, or otherwise induce or attempt to induce any such Person to cease doing business, reduce or otherwise limit its business with Purchaser, the Company or their respective Affiliates; or (B) solicit any Client or Prospective Client with a view to providing them services in competition with the Business; or

(iii) other than for or on behalf of Purchaser, the Company or their respective Affiliates, compete with the Business, or engage or participate in, or be financially interested in any Person engaged in any U.S. state, jurisdiction, or country where the Company carried on and/or conducted the Business as of the Closing Date (the “Territory”); provided, however, that nothing contained in this Section 2(a)(iii) shall prevent the holding of equity securities for passive investment of less than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

(iv) disparage Purchaser or the Company in any way that could adversely affect the goodwill, reputation or business relationships of Purchaser, or the Company with the public generally, or with any of its or their clients, customers, suppliers, licensees or other Person with whom the Company or Purchaser is doing business, or employees, independent contractors, consultants, or other Person providing services to the Company or Purchaser. For the purposes of this subclause, “disparage” shall mean any negative statement, whether written or oral, about Purchaser or the Company. The Parties agree that this subclause does not prohibit Restricted Party from testifying truthfully in a court of law, from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, or any other federal, state or local agency charged with the enforcement of any employment laws or law enforcement matters, or from engaging in any other protected activities.

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(v) For purposes of this Agreement, “Client” means a Person for whom or which the Company performed services during the two (2) year period immediately prior to the Closing Date. “Prospective Client” means Persons whose business was solicited by the Company during the two (2) year period immediately prior to the Closing Date.

(vi) For purposes of this Agreement, “Business” means the business of cybersecurity consulting (including, but not limited to, pairing cybersecurity professionals with clients), cybersecurity risk management services, cybersecurity compliance consulting, and cybersecurity training, and any other business consulting services that the Company provided during the two (2) year period immediately prior to the Closing Date.

b. Enforcement. If, at the time of enforcement of Section 2(a) above, a court or arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area or other term or condition reasonable under such circumstances shall be substituted for the stated period, scope, area, or other term or condition.

3. Reasonableness of Restrictions. RESTRICTED PARTY, INDIVIDUALLY AND THROUGH HIS/HER REPRESENTATIVES (INCLUDING LEGAL COUNSEL), HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF SECTION 2 AND AGREES THAT THE RESTRICTIONS ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF PURCHASER, THE COMPANY AND THE BUSINESS. RESTRICTED PARTY FURTHER ACKNOWLEDGES THAT THIS AGREEMENT IS MADE IN CONSIDERATION OF PURCHASER PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE PURCHASE AGREEMENT, WHICH RESTRICTED PARTY ACKNOWLEDGES CONSTITUTES GOOD, VALUABLE AND SUFFICIENT CONSIDERATION.

4. Injunctive Relief.

a. In General. Restricted Party acknowledges and agrees that the provisions of Section 2 are reasonable and necessary to protect the legitimate interests of Purchaser in its investment in the Company (including the purchase of Restricted Party’s Personal Goodwill) and Purchaser will suffer irreparable harm in the event that such Restricted Party breaches any of his/her obligations under Section 2, and that monetary damages would be inadequate to compensate Purchaser for any such breach. Restricted Party agrees that in the event of any breach or threatened breach by such Restricted Party of any of the provisions of Section 2, Purchaser and/or the Company will be entitled to seek a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach or threatened breach by such Restricted Party, such Restricted Party’s Representatives or other Persons directly or indirectly acting for, on behalf of or with such Restricted Party, in each case, without the necessity of posting bond or other security.

b. No Limitation of Remedies. Notwithstanding the provisions set forth in Section 4(a), above, or any other provision contained in this Agreement, the parties hereby agree that no remedy conferred by any of the specific provisions of this Agreement, including, without limitation, this Section 4, is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

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5. Miscellaneous.

a. Stay of Time. In the event a Restricted Person violates any provision of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended as to such Restricted Party upon the date of such violation and shall resume on the date such violation ceases and all appeals, if any, are resolved.

b. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (a) if delivered personally, by commercial delivery service or electronic mail (with confirmation of receipt), on the day of delivery; or (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), two (2) Business Days after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Purchaser, to:

CIPHERLOC CORPORATION

6836 Bee Cave Road, Bldg. 1, Suite 279

Austin, TX 78746

Attn: Ryan Polk

E-mail: ryan@cipherloc.net

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112-0015

Attn: John Hempill, Esq.

E-mail: jhempill@sheppardmullin.com

if to the Company, to:

SIDECHANNEL, INC.

[Address]

[Address]

Attn: [●]

E-mail: [●]

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with a copy (which shall not constitute notice) to:

[Company Counsel]

[Address]

[Address]

Attn: [●]

E-mail: [●]

if to any Restricted Party, to the address or electronic mail address of such Restricted Party listed under such Restricted Party’s signature to this Agreement or such other address or electronic mail address as indicated by the Company’s records or as the recipient has specified by prior written notice to the sending party, with a copy (which shall not constitute notice) to:

[●]

Attn: [●]

E-mail: [●]

c. Entire Agreement. This Agreement, the Purchase Agreement (and all exhibits and schedules attached thereto), and all other documents delivered in connection herewith supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement among the parties hereto with respect thereto.

d. Amendments and Waivers. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies, which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or a duly authorized officer on behalf of such party, as applicable.

e. Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except that each of the Company’s and Purchaser’s Affiliates will have the right to enforce this Agreement as if they were party hereto and shall be express third party beneficiaries hereof. Except as set forth in the preceding sentence, this Agreement is not intended for the benefit of any Person other than the parties hereto, and no such other Person shall be deemed to be a third party beneficiary hereof.

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f. No Assignment; Binding Effect. This Agreement will inure to the benefit of any successors or permitted assigns of Purchaser, the Company and their respective Affiliates. No party hereto will be entitled to assign its rights or obligations under this Agreement; provided, however, that Purchaser and the Company may each assign their respective rights under this Agreement to any Affiliate or any acquirer or successor in interest, or any acquirer or successor in interest of the Business, in each case, without any prior consent from Restricted Party.

g. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

h. Severability. If the final arbitration award or judgment or ruling of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have, to the full extent permitted by applicable law, the power to and will reduce the scope, duration, or area of the term or provision, or delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment or ruling may be appealed. Further, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, then to the full extent permitted by applicable law (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never been a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from the Agreement.

i. Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

j. Signatures and Counterparts. This Agreement may be executed and delivered by facsimile, portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), and in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

k. Expenses. Each party shall be responsible for the fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby incurred by such party.

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l. Construction. No provision of this Agreement will be construed in favor of or against any party on the ground that the party or its or his or her counsel drafted the provision. Any remedies provided for in this Agreement are not exclusive of any other lawful remedies which may be available to either party. This Agreement will at all times be construed so as to carry out the purposes stated in the Agreement.

6. Arbitration. Any dispute, claim or controversy arising out of or in connection with this Agreement or the breach, termination, enforcement, interpretation or validity thereof, the determination of the scope or applicability of this Agreement to arbitrate, shall be referred to and finally settled by arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures unless the JAMS Arbitrator or a court of competent jurisdiction determines that the Employment Arbitration Rules & Procedures (“Employment Rules”) shall apply, and if so, the Employment Rules shall apply. Any party interested in the dispute may by notice in writing (an “Arbitration Notice”) to the other party(ies) refer the dispute for arbitration under the JAMS Comprehensive Arbitration Rules.

The arbitral tribunal will consist of one (1) arbitrator, independent of the parties, mutually agreed to by the parties to the dispute within thirty (30) days of deemed receipt of the Arbitration Notice, in accordance with the JAMS Comprehensive Arbitration Rules.

The seat of the arbitration will be New York. The governing law of the arbitration shall the same as that set forth in Section 5(i). The arbitration shall be conducted in English and be confidential. The arbitrator’s determination shall be given in writing and set forth the reasons for such determination. The determination of the arbitrator shall be final and binding on all parties for all purposes and the parties waive any and all rights to appeal to the courts. Each party shall bear its own costs in connection with any dispute, provided however that: (i) unless otherwise ordered by the Arbitrator or a court of competent jurisdiction, all interim expenses or fees payable to arbitrators or institutions conducting an arbitration shall be shared equally by the parties to the dispute (and to the extent that where more than one party to the dispute are Affiliates, they shall be deemed to be one party for the purposes of allocation of such interim expenses); and (ii) insofar as JAMS Comprehensive Arbitration Rules permit (or the Employment Rules where applicable), the arbitrator may award costs, including reasonable attorneys’ fees, as part of his, her or its determination, in which case such determination will prevail.

Notwithstanding any provision of this Section 6, nothing in this Section 6 prevents any party from applying to a court of competent jurisdiction: (i) for preliminary injunctive relief, a preservation order or to seek other interim relief; or (ii) to seek recognition or enforcement of any arbitral award or determination made under this Agreement.

Notwithstanding any of the foregoing provisions of this Section 6, in the event that a dispute subsists and, at that time, there also subsists another dispute, controversy, difference or claim arising between the same parties in relation to or connected with this Agreement and which is already the subject of existing arbitration proceedings, the parties shall (unless they otherwise agree in writing) procure (including by the exercise of rights and discretions available to them under this Agreement) that the dispute is referred to and heard by the same arbitration tribunal hearing the existing arbitration proceedings.

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7. Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON LAW, CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8. Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY IS REPRESENTED BY COUNSEL OF THEIR CHOOSING, HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

COMPANY:

SIDECHANNEL, INC.,
a Massachusetts corporation

By:
Name:
Title:

PURCHASER:

CIPHERLOC CORPORATION,
a Delaware corporation

By:
Name:
Title:

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RESTRICTED PARTY:

(Signature)
Name:

Name and address to which notices shall be sent to the Restricted Party (please print):
[Address]
[Address]
Tel: [___]
Email: [___]

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EXHIBIT E

Form of Lock-Up/Leak-Out Agreement

E-1

LOCK-UP LEAK-OUT AGREEMENT

[  ], 2022

Cipherloc Corporation

6836 Bee Cave Rd, Bldg. 1, S#279

Austin, TX 78746

Ladies and Gentlemen:

The undersigned irrevocably agrees with Cipherloc Corporation (the “Company”) that, except as may hereinafter be provided, from the date hereof until such date that is twenty four (24) months from the closing (the “Closing”) of the transactions contemplated by the Equity Securities Purchase Agreement dated May [ ], 2022 (the “Purchase Agreement”; and all defined terms used herein which are not otherwise defined shall be used as defined in the Purchase Agreement) by and among the Company, SideChannel, Inc., a Massachusetts corporation, the sellers listed on the signature pages thereto (the “Sellers”) and Brian Haugli, as the Sellers’ representative (the “Termination Date”), the undersigned will not (1) offer, sell, contract to sell, announce the intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, any shares of common stock of the Company, par value, $0.001 per share (“Common Stock”) or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of Common Stock (the “Common Stock Equivalents”) (including shares of Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Commission and securities which may be issued upon exercise of a share option or warrant) whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Securities”), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of the Securities or such other securities, in cash or otherwise, (3) engage in any short selling of the Common Stock; (4) make any written demand for or exercise any right with respect to, the registration of any of the Securities or any Common Stock Equivalents; or (5) publicly disclose the intention to do any of the foregoing; provided, however, (i) beginning twelve (12) months after the Closing, the undersigned shall not be prohibited from engaging in any of the transactions set forth in clauses (1) through (5) above with respect to twenty percent (20%) of the Common Stock received under the Purchase Agreement that is then owned by the undersigned and (ii) beginning twenty four (24) months after the Closing, the undersigned shall not be prohibited from engaging in any of the transactions set forth in clauses (1) through (5) above with respect to the Securities, in each case subject to any limitations imposed by applicable securities laws. In order to enforce this covenant, the Company shall impose irrevocable stop-transfer instructions preventing the Company’s transfer agent from effecting any actions in violation of this Agreement.

Notwithstanding the foregoing, the undersigned may transfer any or all of the Securities either during his or her lifetime or upon death, by bona fide gift, will or intestacy, to his or her immediate family or to a trust or limited partnership the beneficiaries or members of which are exclusively the undersigned and/or a member or members of his or her immediate family; provided, however, it shall be a condition to such transfer or distribution that: (a) such transfer or distribution is without consideration; (b) the transferee shall execute an agreement reasonably satisfactory to the Company agreeing to take and hold the undersigned’s Securities subject to the terms of this Agreement; and (c) there shall be no further transfer of such Securities except in accordance with this Agreement. For purposes of this Agreement, “immediate family” means relationships by blood, marriage or adoption, not more remote than first cousin.

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The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this Agreement.

This Agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company and the undersigned. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The undersigned hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in Southern District of New York and the courts of the State of New York, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at its offices and agrees that such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

This Agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

By:	[ ]

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EXHIBIT F

Certificate of Designation

F-1

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

CIPHERLOC CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Cipherloc Corporation., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), attached hereto as Exhibit A, there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value $0.001 per share, of the Corporation authorized in Article IV of the Certificate of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of 100 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

ARTICLE I

SERIES A PREFERRED STOCK

1. Designation of Amount.

The shares of Preferred Stock created hereby shall be designated the “Series A Preferred Stock” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be 100. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Certificate of Incorporation.

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2. Rank; Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Rank. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), each share of the Series A Preferred Stock shall rank on a parity to the Common Stock. Each of the following events shall be considered a “Deemed Liquidation Event”:

(a) a merger or consolidation in which:

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

other than any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast that number of votes with respect to each such share of Series A Preferred Stock equal to the number of votes on an as-converted to Common Stock basis on such date, in addition to those voting rights provided herein and as required by law.

4. Conversion. The holders of shares of the Series A Preferred Stock shall have conversion rights and obligations as follows (the “Conversion Rights”):

4.1 Processes Relating to Conversion.

4.1.1 Conversion Ratio. Each share of the Series A Preferred Stock shall be convertible, as hereinafter provided, without the payment of additional consideration by the holder thereof, at a ratio of one (1) share of Common Stock for each share of Series A Preferred Stock (such ratio, as adjusted from time to time, the “Conversion Ratio”). The Conversion Ratio shall be subject to adjustment as hereinafter provided.

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4.1.2 Mandatory Conversion. Upon the earliest to occur (the time of such event, the “Mandatory Conversion Time”) of (a) the issuance of the Earn-Out Shares (as such term is defined in that certain Equity Securities Purchase Agreement dated as of May [  ], 2022 by and among the Corporation, SideChannel, Inc. and the other parties thereto (the “Purchase Agreement”)) pursuant to the terms of the Purchase Agreement, (b) the cancellation of the Earn-Out Shares pursuant to the terms of the Purchase Agreement or (c) the occurrence of an event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, (i) all outstanding shares of the Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then-applicable Conversion Ratio as the same may be adjusted from time to time in accordance with Section 4 and (ii) such shares may not be reissued by the Corporation.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round down to the nearest whole number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Process. No later than five (5) Business Days following the Mandatory Conversion Time, all holders of record of shares of the Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for delivery of the certificates of such Series A Preferred Stock for mandatory conversion of all such shares of the Series A Preferred Stock pursuant to Section 4.1.2. Unless otherwise provided in the Certificate of Incorporation, such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of the Series A Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 4.1.2, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.3.1. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of the Series A Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

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4.3.2 Reservation of Shares. The Corporation shall at all times while any share of the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred Stock, the Corporation shall promptly cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of the Series A Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Ratio for the Series A Preferred Stock in effect immediately before that subdivision shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Ratio for the Series A Preferred Stock in effect immediately before the combination shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Ratio for the Series A Preferred Stock in effect immediately before such event shall be proportionately adjusted as of the time of such issuance so that the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be increased in a ratable amount to reflect the increase in the number of shares of Common Stock arising as a result of such dividend of other distribution. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Ratio shall be adjusted pursuant to this Section 4.5 as of the time of actual payment of such dividend or distribution; and (b) no such adjustment shall be made if the holders of the Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of the Series A Preferred Stock had been converted into Common Stock on the date of such event.

F-5

4.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend or distribution covered by Section 4.4 or Section 4.5), then in any such event each holder of the Series A Preferred Stock shall have the right thereafter to convert such stock, when provided for hereunder, into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of the Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.7 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series A Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of the Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Ratio of the Series A Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series A Preferred Stock.

5. Dividends. The holders of Series A Preferred Stock shall not be entitled to any cash dividends declared or paid on the Common Stock or otherwise.

6. Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold, transferred or held as treasury stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

7. Waiver. Any of the rights, powers, privileges and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock.

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8. Director Right.

8.1 Subject to the provisions of Section 8.2 hereof, the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation (the “Preferred Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect all the remaining directors of the Corporation; provided, however, for administrative convenience, the initial Preferred Directors may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series A Preferred Stock without a separate action by the holders of Preferred Stock. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 8.1, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 8.1, a vacancy in any directorship filled by the holders of any class or classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or classes or series or by any remaining director or directors elected by the holders of such class or classes or series pursuant to this Section 8.1.

8.2 In the event that the number of directors of the Corporation is increased prior to the Mandatory Conversion Time, the number of the Preferred Directors which the Series A Preferred Stock shall be entitled to elect, exclusively and as a separate class, shall be increased to the extent required to provide that the total number of the Preferred Directors constitutes a majority of the total number of the directors of the Corporation.

9. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions hereof to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

[Signature Page Follows]

F-7

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this ___ day of [__].

CIPHERLOC CORPORATION

By:
Name:
Title:

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